As filed with the Securities and Exchange Commission on           , 2007
Registration No. 333-136201

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

IMPART MEDIA GROUP, INC.
(Name of Small Business Issuer in Its Charter)
Nevada	8741	88-0441338
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1300 North Northlake Way
Seattle, Washington 98103
(206) 633-1852
(Address and Telephone Number of Principal Executive Offices)

1300 North Northlake Way
Seattle, Washington 98103
 (Address of Principal Place of Business or Intended Principal Place of Business)

Joseph Martinez, Chief Executive Officer
Impart Media Group, Inc.
1300 North Northlake Way
Seattle, Washington 98103
(206) 633-1852
 (Name, address and telephone number of agent for service)
___________
Copies to:
Eric M. Hellige, Esq.
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, New York 10022-4441
Telephone:  (212) 421-4100
Facsimile:  (212) 326-0806

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.001 par value(2)	2,800,000 shares	$0.465	$1,302,000	$39.97
Common Stock, $.001 par value(3)	1,680,000 shares	$0.465	$781,200	$23.98
Total Registration Fee				$63.95

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on the OTC Bulletin Board on June 29, 2007.

(2)
The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon the conversion of outstanding convertible debentures. In accordance with Rule 416(a), we are also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders upon exercise of outstanding five-year warrants to purchase an aggregate of 1,680,000 shares of our common stock.  In accordance with Rule 416(a), we are also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

_________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated July 10, 2007

Prospectus

4,480,000 Shares

IMPART MEDIA GROUP, INC.

Common Stock

This prospectus relates to the resale by certain selling stockholders identified in this prospectus of up to an aggregate of 4,480,000 shares of common stock, $0.001 par value per share, of Impart Media Group, Inc., including 2,800,000 shares issuable upon the conversion of $2,100,000 aggregate principal amount of outstanding convertible debentures and 1,680,000 shares issuable upon the exercise of outstanding warrants.  All of the shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their common stock from time to time at prevailing market prices.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is traded in the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “IMMG.”

See “Risk Factors” beginning on page 5 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2007

We have not registered the sale of the shares under the securities laws of any state.  Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby.  This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Impart Media Group, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus.  You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

PROSPECTUS SUMMARY

 This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that you should consider before investing in the shares.  You are urged to read this Prospectus in its entirety, including the information under “Risk Factors” and our consolidated financial statements and related notes included elsewhere in this Prospectus.  Unless otherwise indicated, the information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, gives retroactive effect to the one-for-20 reverse split of our common stock effected on December 22, 2005.

Our Company

We provide end-to-end networked digital signage solutions for the enhanced delivery of information, brand marketing, merchandising and advertising. We provide these solutions by designing, fabricating, integrating, adding information technology infrastructure, provisioning broadband Internet connectivity, installing, and managing customized digital signage or interactive media networks for our clients. We also sell or facilitate placement time on these networks for the display of advertising and other media content (such as promotional or branded messages, news, weather, way-finding, customer service announcements and informational or infotainment segments) for near real-time delivery to networked digital elements (such as flat-panel plasma, LCD, or LED video displays) that we manage, and also to non-networked and/or non-managed displays. Users of our products and services primarily consist of out-of-home, business-to-consumer media compatible, transactional consumer environments and properties (such as banks, airports, shopping malls, supermarkets, big-box discounters, specialty retail stores, and hotels) that seek the economical benefits and cost efficiencies of a digital signage or interactive media network installed within their media properties. These venues, in conjunction with advertisers, brands, and other content providers that seek to control their messages to the end customer with targeted information or relevant advertising to a desired demographic and environment-actionable audience typically represent our target market. We believe our digital signage solutions enable our clients to cost-effectively deliver visually stimulating and relevant communication, content and targeted advertising with high message awareness, to their desired consumer audiences

Through our advertising division, we provide advertising capability to the digital elements we deploy and other direct response media services.  We also provide directory services, advertising, marketing messages and informative entertainment content to and on behalf of many of our media properties and location partners.

Our principal executive offices are located at 1300 North Northlake Way, Seattle, Washington 98103 and our telephone number at that address is (206) 633-1852.  We maintain an Internet website at www.impartmedia.com. Information on our website is not part of this prospectus.

About This Offering

This prospectus relates to the resale by certain selling stockholders identified in this prospectus of up to an aggregate of our 4,480,000 shares of common stock, $0.001 par value per share, including  2,800,000 shares issuable upon the conversion of $2,100,000 aggregate principal amount of outstanding convertible debentures and 1,680,000 shares issuable upon the exercise of outstanding warrants. All of the shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their common stock from time to time at prevailing market prices.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  However, we would receive proceeds upon the exercise of the warrants held by a selling stockholder unless such selling stockholder elects to exercise such warrant through a “cashless exercise” feature.  See the "Use of Proceeds" section in this prospectus for a discussion of the amount of proceeds we would realize from the exercise of such warrants and our intended use of such proceeds.

Common Stock Offered	4,480,000 shares

Common Stock Outstanding at July 6, 2007(1)	23,959,248 shares

Use of Proceeds
We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but would receive proceeds if certain common stock purchase warrants are exercised without using the “cashless exercise” feature.

OTC Bulletin Board Ticker Symbol	IMMG.OB

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including notes thereto, appearing elsewhere in this prospectus.

Summary Operating Information
	Fiscal Year Ended December 31,		Three Months Ended March 31,
	2006	2005	2007	2006
Net revenues	$6,594,857	$4,944,549	$2,179,233	$1,222,744
Loss from operations	(9,014,152)	(2,011,667)	(1,700,481)	(2,403,271)
Net loss	(10,097,128)	(2,420,327)	(1,942,312)	(2,728,636)
Net loss applicable to common stockholders	(12,939,890)	(2,420,327)	(1,967,687)	(3,685,959)
Basic and diluted net loss per share applicable to common stockholders	(0.61)	(0.28)	(0.09)	(0.20)
Weighted average number of common shares outstanding – basic and diluted	21,298,444	8,739,026	22,630,263	18,426,475

Summary Balance Sheet Information

	December 31, 2006	March 31, 2007

Working capital (deficit)	$(3,676,225)	$(4,565,462)
Total assets	15,097,310	17,047,188
Total liabilities	10,649,754	13,523,709
Stockholders’ equity	4,447,556	3,310,520

(1)
Excludes (i) 8,653,856 shares of our common stock issuable upon the conversion of 2,903,229 outstanding shares of our Series A Preferred Stock (ii) 5,539,678 shares issuable upon the exercise of outstanding warrants and (iii) 4,160,000 shares of our common stock issuable upon the exercise of outstanding options granted under our 2006 Equity Incentive Plan.

RISK FACTORS

You should carefully consider the risks described below before buying shares in this offering.  The risks and uncertainties described below are not the only risks we face.  These risks are the risks we consider to be significant to your decision whether to invest in our common stock at this time.  We might be wrong.  There may be risks that you in particular view differently than we do, and there are other risks and uncertainties that are not presently known to us or that we currently deem immaterial, but that may in fact impair our business operations.  If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

General Risks Relating to Operations and Business

Our operating history is limited, so it will be difficult for you to evaluate our business in making an investment decision.

Although we were incorporated in 1996, we have a limited operating history.  We commenced operations in our digital signage solutions line of business in June 2005 (at which time we acquired Impart, Inc., a Washington corporation that commenced operations in June 1984), and in our advertising and direct response media line of business in February 2006 (at which time we acquired E&M Advertising, Inc. and two related entities).  Prior to June 2005, we conducted limited operations in the field of digital signage.  We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult.  Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies. These risks and difficulties, as they apply to us in particular, include:

•	our need to increase the number of media properties using our digital signage networks;

•	our need to increase the number of advertisers who buy time slots on the video displays in the digital signage networks we manage;

•	potential fluctuations in operating results and uncertain growth rates;

•	limited market acceptance of digital signage by advertisers in general and of the digital signage products and services we offer;

•	concentration of our revenues in a limited number of market segments;

•	our dependence on our existing customer base for recurring revenue from our network management and other fees and our ability to sustain it;

•	our need to continue to develop the United States market for our products and services and expand to international markets;

•	our need to expand our account and project management support teams, as we increase the number of digital signage networks we manage;

•	our need to continue to establish, secure and maintain key supplier/supply chain relationships;

•	our need to manage rapidly expanding operations and network infrastructure;

•	our need to attract and train qualified personnel;

•	our need to continually evolve and innovate our product and service offerings as dictated by our clients, technology, media, and out-of-home market trends;

•	our ability to successfully integrate our recent acquisitions, and to retain key personnel, customers and vendor relationships; and

•	our ability to successfully implement our acquisition strategy and other aspects of our growth strategy.

We have incurred losses since inception and we may be unable to achieve profitability or generate positive cash flow.

We incurred net losses applicable to common stockholders of $2,420,327 in 2005, $12,939,890 in 2006, and $1,967,687 for the three months ended March 31, 2007 and we may be unable to achieve profitability in the future.  In addition, we used cash flow in operating activities of $378,322 in 2005, $2,435,373 in 2006, and $942,223 for the three months ended March 31, 2007.  If we continue to incur net losses or continue to require cash to support our operations in future periods, we may be unable to achieve one or more key elements of our business strategy, which include the following:

•
acquiring complementary businesses, both domestic and international, having existing agreements or relationships with airports, retail outlets and commercial buildings, among other media properties, in order to rapidly increase our base of media properties and national advertisers;

•	securing agreements with media properties in markets in which we do not currently operate;

•	identifying and securing agreements with additional ‘high-quality’ media properties, such as commercial office buildings, retail malls, airports and large retailers;

•	continuing to develop and improve our technology and intellectual property assets;

•	hiring additional managerial, technical and administrative personnel to support our planned growth;

•	continuing to expand our products and service offerings to meet our customers’ demands;

•	deploying our iPoint Travel Networks via our strategic partnership with Clear Channel Airports into additional domestic airports; and

•	increasing sales of our IQ line of products, including Impart IQ Box, Impart IQ Interactive, Impart IQ Streams, Impart IQ mini, and Concierge.

As of March 31, 2007, we had an accumulated deficit of $16,225,432.  We may not achieve profitability if our revenues increase more slowly than we expect, or if operating expenses exceed our expectations or cannot be adjusted to compensate for lower than expected revenues.  If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline.

Our proposed growth and expansion could have a material adverse effect on our business.

We expect to expand our operations through the increase of our sales and marketing efforts, the building of strategic relationships with third parties, the expansion of our research and development activities and the acquisition of complementary businesses or products. This anticipated growth could place a significant strain on our management and our operational and financial resources. Effective management of our anticipated growth will require expansion of our management and financial controls, hiring additional appropriate personnel as required, and development of additional expertise by existing management personnel.  There can be no assurance that these or other measures we implement will effectively increase our capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. Management of growth is especially challenging for a company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on our results of operations.

Fluctuations in our quarterly operating results may cause our stock price to decline and a decline in the value of your investment.

Our quarterly operating results have varied significantly in the past and will likely fluctuate significantly in the future.  Significant annual and quarterly fluctuations in our results of operations may be caused by, among other factors:

•	the volume of revenues we have generated;

•	the timing of our announcements for the distribution of new products or services, and any such announcements by our competitors;

•	the acceptance of the products we distribute and the services we offer in the marketplace;

•	the seasonality of consumer spending as it relates to the advertising and direct response media business; and

•	general economic conditions.

With respect to our advertising and direct response media business, the seasonality of consumer spending and corresponding advertising trends in the United States makes our quarterly operating results difficult to predict and significant fluctuations may occur in comparable periods.  There can be no assurance that the level of revenues and profits, if any, achieved by us in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. We believe quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful and should not be relied on as indicators of future performance.  Operating expenses are based on management’s expectations of future revenues and are relatively fixed in the short term.  We plan to increase operating expenses to:

•	expand our product and service lines;

•	expand our sales and marketing operations;

•	increase our services, support, and product management capabilities; and

•	improve our operational and financial systems.

If our revenues in a given quarter do not increase along with these expenses, our operating margins in such quarter will decline and our net income would be smaller or our losses would be larger than expected.  It is possible that in some future quarter our operating results may be below the expectations of public market analysts or investors, which could cause a reduction in the market price of our common stock.

We may not have sufficient cash to meet our redemption or dividend obligations under our Series A preferred stock, which would have a material adverse affect on our financial condition.

We may not have sufficient cash to meet our redemption obligations under our outstanding shares of Series A preferred stock. The holders of our Series A preferred stock may, following the occurrence of certain events, elect to redeem such shares upon the occurrence of such events at a price equal to the greater of (i) $0.52 per share (subject to certain adjustments) of Series A preferred stock plus an amount equal to all accrued but unpaid dividends thereon or (ii) the fair market value of the common stock into which the shares of Series A preferred stock is then convertible.  Such redemption events include (i) a merger or consolidation of our company, (ii) the sale or transfer of more than 50% of our assets other than inventory in the ordinary course of business, (iii) the closing of a tender or exchange offer in which more than 50% of the outstanding shares of our common stock were tendered and accepted, (iv) a lapse in the effectiveness of the registration statement we are required to file and maintain covering the shares of common stock issuable upon conversion of such shares of Series A preferred stock, which lapse continues for 20 consecutive trading days during which time the shares of common stock underlying shares of Series A preferred stock, cannot be sold in the public markets, (v) a suspension of the listing of our common stock on all public markets for a period of five consecutive trading days, (vi) the deregistration of our common stock so that it is no longer publicly traded or (vii) our failure to comply with the terms of a conversion notice or any request for conversion of shares of Series A preferred stock.

There can be no assurance that we will have the sufficient cash or will be able to obtain financing on acceptable terms to us to allow us to comply with our redemption and dividend obligations.

We have a limited amount of cash and may require additional capital to continue our operations.

We have limited capital resources. At June 29, 2007, total unrestricted cash was approximately $514,085 We anticipate that our existing capital resources, including amounts available under our $6 million, revolving line of credit from Laurus Master Fund Ltd. (the “Laurus Facility”), will enable us to continue operations through March 31, 2008, assuming we meet our sales projections for the year. If we materially fail to meet such sales projections and we do not raise additional capital, then we may be forced to curtail or cease operations prior to March 31, 2008. If we cease our operations, it would likely result in the loss to investors of all or a substantial portion of their investment.  We are actively working with investment banks and institutional investors, and strategic investors to obtain additional capital through various financing options; however, we do not have any agreements. There can be no assurance that financing will be available on favorable terms or at all. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders.

Under the terms the Laurus Facility, we may borrow an amount equal to 90% of our eligible accounts receivable.  As of June 29, 2007, the principal amount outstanding under the Facility was approximately $1,450,000 with approximately $275,000  available for borrowings.

Our 2006 acquisitions could still make it difficult for us to forecast accurately our operating results.

Our planned expense levels are and will continue to be based in part on our expectations concerning future revenue, which is still difficult to forecast accurately as a result of our 2006 acquisitions of the assets of E&M Advertising, Inc., E&M Advertising West/Camelot Media, Inc. and Nextreflex, Inc.  Our operating results may be impacted significantly if we are unable to forecast accurately the revenues, gross margins and operating results of our lines of business, including those businesses we recently acquired. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue or gross margin. Furthermore, business development and marketing expenses may increase significantly as we expand operations. In addition, we will incur costs to integrate and to develop and extract the synergies of the acquired businesses.  If these expenses precede or are not rapidly followed by a corresponding increase in revenue, our business, operating results and financial condition may be materially and adversely affected.

Acquisitions could divert management’s time and attention, dilute the voting power of existing stockholders, and have a material adverse effect on our business.

As part of our growth strategy, we expect to continue to acquire complementary businesses and assets. Acquisitions that we may make in the future could result in the diversion of time and personnel from our business. We also may issue shares of common stock or other securities in connection with acquisitions, which could result in the dilution of the voting power of existing stockholders and could dilute earnings per share. Any acquisitions would be accompanied by other risks commonly encountered in such transactions, including the following:

•	difficulties integrating the operations and personnel of acquired companies;

•	the additional financial resources required to fund the operations of acquired companies;

•	the potential disruption of our business;

•	our ability to maximize our financial and strategic position by the incorporation of acquired technology or businesses with our product and service offerings;

•	the difficulty of maintaining uniform standards, controls, procedures and policies;

•	the potential loss of key employees of acquired companies;

•	the impairment of employee and customer relationships as a result of changes in management;

•	significant expenditures to consummate acquisitions; and

•	internal control issues and related compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

As a part of our acquisition strategy, we expect to engage in discussions with various businesses respecting their potential acquisition. In connection with these discussions, we and each potential acquired business may exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms and conditions of the potential acquisition. In certain cases, the prospective acquired business may agree not to discuss a potential acquisition with any other party for a specific period of time, may grant us certain rights in the event the acquisition is not completed, and may agree to take other actions designed to enhance the possibility of the acquisition. Potential acquisition discussions may take place over a long period of time, may involve difficult business integration and other issues, and may require solutions for numerous family relationships, management succession and related matters. As a result of these and other factors, potential acquisitions that from time to time appear likely to occur may not result in binding legal agreements and may not be consummated. Our acquisition agreements may contain purchase price adjustments, rights of set-off and other remedies in the event certain unforeseen liabilities or issues arise in connection with an acquisition. These remedies, however, may not be sufficient to compensate us in the event any unforeseen liabilities or other issues arise.

Option expensing will make it more difficult for us to be profitable.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) Share-Based Payments, which requires the expensing of stock options. This new accounting pronouncement will create additional charges against our income for periods after adoption of this standard for existing unvested options and new options.

We may not be able to protect and enforce our intellectual property rights.

Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our intellectual property.  We rely on a combination of copyright, trademark and trade secret laws and confidentiality procedures to establish and protect our proprietary rights. Presently, we have no issued patents for our Impart IQ platform or iPoint Travel Networks products, although we have applied for patents covering the technology used in our iPoint Travel Networks products.  As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees.  Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our products is difficult and, although we are unable to determine the extent to which piracy of our firmware (or software) occurs, firmware (or software) piracy can be expected to be a persistent problem.

The defense and prosecution of copyright, trademark and patent suits may be both costly and time consuming, even if the outcome is favorable to our company.  An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease selling certain of our products.  We also will rely on unpatented proprietary technology and there can be no assurances that others may not independently develop the same or similar technology or otherwise obtain access to our proprietary technology. There can be no assurance that confidentiality agreements entered into by our employees and consultants, advisors and collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information.

The loss of the services of Joseph F. Martinez, our Chief Executive Officer, Stephen Wilson, our Chief Financial Officer or Thomas C. Muniz, our President and Chief Operating Officer, could impair our ability to support current operations, develop new technology, secure new media properties and run our business effectively.

We are highly dependent on the services of Joseph F. Martinez, our Chief Executive Officer, Stephen Wilson, our Chief Financial Officer, and Thomas C. Muniz, our President and Chief Operating Officer. The loss of the services of Messrs. Martinez, Wilson or Muniz could have an adverse affect on our future operations. We do not currently maintain a key man life insurance policy insuring the life of Messrs. Martinez, Wilson or Muniz. In June 2005, we entered into three-year employment agreements with Messrs. Martinez and Muniz. There can be no assurance that Messrs. Martinez or Muniz will agree to renew their agreements upon expiration of the three-year term. We do not presently have an employment agreement with Mr. Wilson.

We do not carry product liability insurance and any significant product liability claims may impair our ability to fund current operations or prevent us from carrying out our strategic plans.

We do not currently maintain product liability insurance, although we currently maintain errors and omissions and general liability insurance. We attempt to limit our potential liability by including in our client contracts provisions that limit the maximum liability that may be incurred by us in connection with such contract to an amount equal to the amount paid by the customer under such contract.  We believe that, as our business grows, our exposure to potential product liability claims and litigation may increase.  There can be no assurance that our contractual limitations of liability will be enforceable or will be sufficient to protect our business and assets from all claims.  In addition, should we ever seek to obtain product liability insurance, no assurance can be given that we will be able to obtain adequate coverage at commercially reasonable rates.  Product liability losses could have a material adverse effect on our business, financial condition and results of operations.

Our limited operating history may make it difficult for us to forecast accurately our operating results.

Our planned expense levels are and will continue to be based in part on our expectations concerning future revenue, which is difficult to forecast accurately based on our stage of development. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, business development and marketing expenses may increase significantly as we expand operations. If these expenses precede or are not rapidly followed by a corresponding increase in revenue, our business, operating results and financial condition may be materially and adversely affected.

We are exposed to potential risks from recent legislation requiring companies to evaluate internal controls under Section 404 of the Sarbanes Oxley Act of 2002.

We are evaluating and documenting our internal controls systems so that when we are required to do so, our management will be able to report on, and our independent auditors to attest to, the effectiveness of our internal controls, as required by this legislation.  We will be performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes Oxley Act.  As a result, we expect to incur additional expenses and diversion of management's time. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. Any such action could adversely affect our financial results and could cause our stock price to decline.

Risks Relating to Our Digital Signage Network Business

If advertisers, brand marketers, retail merchandisers, or the viewing public do not accept, or lose interest in, our digital signage media networks, our revenues may be negatively affected and our business may not expand or be successful.

We offer solutions to advertisers, brand marketers, and retail merchandisers as an alternative to traditional advertising, branded, or merchandising media.  Digital signage is an emerging segment of the larger out-of-home media market.  This market for our products and services has only recently begun to develop and is rapidly evolving. In addition, our products and services are new and based on emerging technologies.  As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced technology and products are subject to a high level of uncertainty.  We compete for advertising, branding, and retail merchandising spending with many forms of more-established advertising or informational messaging media. Our success and ability to generate revenues depends on the broad acceptance of our digital signage networks by advertisers, brand marketers, retail merchandisers and their continuing interest in these mediums as components of their advertising, brand, and information strategies.  Acceptance of our products and services will be highly dependent on the functionality and performance of our products and services and our success with the initial implementation of our products and services. There can be no assurance that we will be successful in obtaining market acceptance of our technology, products or services.

Our success also depends on the continued acceptance by the viewing public of our digital signage network. Advertisers, brand marketers, or retail merchandisers may elect not to use our services if they believe consumers are not receptive to our networks or that our networks do not provide sufficient value as effective advertising or information messaging mediums. Likewise, if consumers find some element of our networks to be disruptive or intrusive, the media property owners may decide not to place our video displays in their media properties and advertisers may view our digital signage networks as a less attractive advertising or information messaging medium compared to other alternatives. In that event, advertisers, brand marketers, or retail merchandisers may determine to reduce their spending on our digital signage networks. If a substantial number of advertisers, brand marketers, or retail merchandisers lose interest in advertising or messaging on our digital signage network for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our business, and our revenue, liquidity and results of operations could be negatively affected.

Rapid technological changes in the marketplace may adversely affect our digital signage business.

The digital signage industry is subject to rapid technological change and new product introductions and enhancements.  Our ability to remain competitive in this market may depend in part upon our ability to develop new and enhanced products or services and to introduce these products or services at competitive prices on a timely and cost-effective basis.  In addition, new product or service introductions or enhancements by our competitors or the use of other technologies could cause a decline in sales or loss of market acceptance of our existing products and services.  Our success in developing, introducing, selling and supporting new and enhanced products or services depends upon a variety of factors, including the timely and efficient completion of product design and development, and the timely and efficient implementation of production and conversion processes.  Because new product development commitments may be made well in advance of sales, new product or service decisions must anticipate changes in the industries served.  There can be no assurance that we will be successful in selecting, developing, manufacturing and marketing new products or services or in enhancing our existing products or services.  Failure to do so successfully may adversely affect our business, financial condition and results of operations.

The market for digital signage products and services is highly competitive.

The market in which we sell our products and services is highly competitive.  Our primary digital signage provider competitors are 3M Digital Signage, Wireless Ronin, Scala, Captivate Networks, Omnivex, BroadSign, WireSpring, NanoNation, and Convergent Technologies.  We also experience competition from numerous smaller, niche-oriented and regionalized audio-visual digital signage providers.  Individual buildings, hotels, restaurants, commercial locations and other larger retailers may also decide to independently, or through third-party technology providers, install and operate their own in-store digital signage network.  For example, Wal-Mart and Circuit City operate their own in-store digital signage networks, creating a barrier to our entry into such locations.  We also compete for overall advertising, brand, or retail merchandising spending with other alternative advertising media companies, such as cellular mobile, Internet, street furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.  As we plan to expand our operations internationally, we may soon be competing with Focus Media, a leading provider of digital signage in China.

We expect our competitors to continue to improve the design and performance of their products. In addition, as the markets for our products and services grow, we expect new competitors to enter the market. There can be no assurance that our competitors will not develop enhancements to or future generations of competitive products or services that will offer superior price or performance features, or that new processes or technologies will not emerge that render our products or services less competitive or obsolete.  Increased competitive pressure could lead to lower prices for our products or services, thereby adversely affecting our business and results of operations.  Moreover, increased competition will provide advertisers, brand marketers, or retail merchandisers with a wider range of information, branding, merchandising, and advertising media alternatives, which could lead to an overall decrease in revenues, gross margins and profits.

Our failure to maintain existing relationships or obtain new relationships with media properties that allow us to place our network and stand-alone displays in their media properties would materially adversely affect our business and prospects.

Our ability to generate revenues from recurring subscription, branded messaging, or advertising sales depends largely upon our ability to install and manage networked and non-networked large plasma and LCD digital displays placed in desirable building, commercial, store and public space locations in major urban areas in the U.S. This, in turn, requires that we develop and maintain business relationships with national retailers, airports, banks and other financial institutions, office properties, and other businesses and locations in which we install our digital displays.

Our growth plans depend on our ability to hire and retain scarce technical personnel.

Our future growth plans depend upon our ability to attract, retain and motivate qualified engineers and project managers with information storage solutions experience. If we fail to recruit and retain additional engineering and project management personnel, we will experience greater difficulty realizing our growth strategy, which could negatively affect our business, financial condition and stock price.

Our long sales cycle may cause fluctuating operating results, which may adversely affect our stock price.

Our sales cycle is typically long and unpredictable, making it difficult to plan our business. Current economic conditions have increased this uncertainty. Our long sales cycle requires us to invest resources in potential projects that may not occur. Further, new product introductions, or the announcement of proposed new products, may delay our customers' decisions to invest in digital signage solutions we propose. Our long and unpredictable sales cycle may cause us to experience significant fluctuations in our future annual and quarterly operating results. It can also result in delayed revenues, difficulty in matching revenues with expenses and increased expenditures. Our business, operating results or financial condition and stock price may suffer as a result of any of these factors.

Risks Relating to our Direct Response Media Business

Because of our dependence on a limited number of clients, our failure to retain any client could materially adversely affect the revenue we generate from our direct response media business.

During 2006, 67% of the total revenues of Impart Media Advertising, Inc, our direct response media subsidiary, (a business we acquired in February 2006) were derived from its eight largest advertising clients.  It is expected that our advertising and direct response media business will remain dependent on a limited number of clients in the foreseeable future.  The loss of any single client, if not replaced by a new client, could materially adversely affect the revenue we generate from our advertising and direct response media business.  Furthermore, the absence of a significant client base may impair our ability to attract new clients. We cannot assure you that we will be able to operate our advertising and direct response media business profitably.

Our failure to develop and sustain long-term relationships with our clients would impair our ability to continue our direct response media business.

Almost all of our agreements for our advertising services are short-term or single project engagements.  If our clients do not continue to use our services, and if we are unable to replace departing clients or generate new business in a timely or effective manner, our advertising and direct response media business could be significantly and adversely affected.

Because our direct response media clients tend to be smaller companies that are highly subject to fluctuations in the economy, our  direct response media business may be particularly affected by adverse economic trends.

Generally, the amount of an advertiser’s operating budget that it allocates to advertising spending is particularly sensitive to changes in general economic conditions.  Since downturns in the economy have generally had a more severe effect upon smaller companies, especially single-product companies, than larger companies, any changes or anticipated changes in the economy which cause these companies to reduce their advertising, marketing and promotion budget or which impair the ability of these companies to borrow money or raise capital or otherwise implement their business plans would impair our direct response media business.

Because our direct response media business is small relative to other companies in the industry, we may not be able to compete effectively in the direct response media business.

The direct response media services business is highly competitive. We compete with major national and international advertising and marketing companies and with major providers of creative or media services that are not themselves advertising agencies, in order to maintain existing client relationships and to obtain new clients. The client's perception of the quality of our creative product, our reputation and our ability to serve clients are, to a large extent, factors in determining our ability to generate and maintain advertising business. Our small size and our lack of significant revenue may affect the way potential clients view us, which, in turn, may impair our ability to attract new clients.

General Risks Relating to our Common Stock

We are restricted from paying dividends on our common stock and do not intend to do so in the foreseeable future, which could cause the market price of our common stock and the value of your investment to decline.

Provisions in our loan documents with Laurus restrict us from paying dividends to the holders of our common stock without the consent of the lender.  In addition, the terms of our Series A preferred stock restrict us from paying dividends on our common stock without the consent of the holders of 75% of the shares of our outstanding Series A preferred stock.  To date, we have not paid any cash dividends.  Our board of directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

           We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of our company, even if such change in control would be beneficial to stockholders.  Our articles of incorporation provide that our board of directors may issue preferred stock without stockholder approval.  The issuance of preferred stock could make it more difficult for a third party to acquire us.  All of the foregoing could adversely affect prevailing market prices for our common stock.

Our common stock price is likely to be highly volatile.

The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for small cap and micro cap technology companies in particular, has been highly volatile. For example, during the past 12 months, our common stock has traded at prices ranging from $0.36 to $1.75 per share. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.  We cannot assure you that our common stock will trade at the same levels of other stocks in our industry or that our industry stocks in general will sustain their current market prices. Factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our quarterly operating results;
•	large purchases or sales of our common stock;
•	announcements of technological innovations;
•	changes in financial estimates by securities analysts;
•	investor perception of our business prospects;
•	conditions or trends in the digital information asset management industry;
•	changes in the market valuations of other such industry related companies;
•	the acceptance of market makers and institutional investors of our common stock; and
•	worldwide economic or financial conditions.

Shares of common stock eligible for sale in the public market may adversely affect the market price of our common stock.

Sales of substantial amounts of common stock by stockholders in the public market, or even the potential for such sales, may adversely affect the market price of our common stock and could impair our ability to raise capital by selling equity securities.  As of June 29, 2007, approximately 8,481,118of the 23,959,248 shares of common stock currently outstanding were freely transferable without restriction or further registration under the securities laws, unless held by "affiliates" of our company, as that term is defined under the securities laws. In addition, 4,480,000 shares of common stock will be registered for resale under this prospectus.  We also have outstanding approximately 15,478,130 shares (excluding 8,653,856 shares of common stock issuable upon conversion of our outstanding shares of Series A preferred stock and excluding 2,800,000 shares issuable upon conversion $2,100,000 aggregate principal amount of our outstanding convertible debentures.) of restricted stock, as that term is defined in Rule 144 under the securities laws, that are eligible for sale in the public market, subject to compliance with the holding period, volume limitations and other requirements of Rule 144.  Moreover, the exercise of outstanding options and warrants will result in additional outstanding shares of common stock and will create additional potential for sales of additional shares of common stock in the public market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

Such forward-looking statements include statements regarding, among others, (a) our expectations about product development activities, (b) our growth strategies, (c) operating performance, (d) anticipated trends in our industry and competition, (e) our future financing plans, and (f) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are not guarantees of future performance, and generally are identifiable by use of the words "may," "will," "should," "expect," "anticipate," "approximate," "estimate," "believe," "intend," "strategy," "plan" or "project," or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found in this prospectus.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally.  In light of these risks and uncertainties, the events anticipated in the forward-looking statements may or may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

We will receive proceeds of up to $873,600 upon the exercise, if any, of the five-year warrants granted by us to certain selling stockholders, which warrants are exercisable for an aggregate 1,680,000 shares of common stock. We intend to use any such proceeds for working capital and general corporate purposes.

The amount of proceeds to us described above assumes the selling stockholders will not elect to exercise their warrants through a “cashless exercise”. Under the terms of such warrants, payment of the exercise price may be made, at the option of the warrant holder, either in cash or by a “cashless exercise”. Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder would receive shares of our common stock with a value equal to the difference between the market price of our common stock at the time of exercise and the exercise price set forth in the warrant, multiplied by the number of shares so exercised.  There would be no cash proceeds to us upon a “cashless exercise” of the warrant.

We cannot assure you that any of the selling stockholders will exercise the warrants described above.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock

Our common stock is traded on the OTC Bulletin Board under the symbol “IMMG.”  Prior to December 23, 2005, our common stock traded on the OTC Bulletin Board under the symbol “LMMG.”

The following table contains information about the range of high and low bid prices for our common stock for each full quarterly period in our last two fiscal years and for the second fiscal quarter of 2007 (through June 29), based upon reports of transactions on the OTC Bulletin Board.

	High Bid	Low Bid
2005
First Quarter	$2.20	$.60
Second Quarter	2.40	0.80
Third Quarter	1.80	1.00
Fourth Quarter	1.58	0.40

2006
First Quarter	$4.24	$0.66
Second Quarter	2.90	1.42
Third Quarter	1.75	0.57
Fourth Quarter	1.28	0.36
	1.28	0.36
2007
First Quarter	$0.91	$0.37
Second Quarter	0.75	0.38
Third Quarter (through July 3)	0.48	0.42

The source of these high and low prices was the OTC Bulletin Board.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.  In addition, where applicable, such quotations have been adjusted to give effect to the one-for-20 reverse stock split effected on December 22, 2005. The high and low prices have been rounded up to the next highest cent.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control.  In addition, board market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.  On June 29, 2007, the closing bid price of our common stock as reported by the OTC Bulletin Board was $0.49 per share.

Holders

As of June 29, 2007, there were approximately 169 stockholders of record of our common stock.

Dividend Policy

We have not declared any cash dividends on any class of common equity during the years ended December 31, 2005 or 2006 and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future.  Under the terms of our Series A Preferred Stock, we are required to pay (in cash or shares) a semi-annual dividend on our outstanding shares of Series A Preferred Stock at the rate of 7% per annum on the liquidation preference of our outstanding shares of the Series A Preferred Stock (currently $4.5 million).

The terms of our Series A Preferred Stock further provide that, for so long as any shares of Series A Preferred Stock are outstanding, we may not declare or pay dividends on our common stock (or any other junior stock) unless all accrued dividends on the Series A Preferred Stock shall have been paid.

Under the terms of our financing agreement with Laurus Master Fund, Ltd. (“Laurus”), we may not, without Laurus’ consent, declare or pay dividends on any class of our capital stock, other than pursuant to the terms of our Series A Preferred Stock.

Under the terms of our Convertible Debentures, we may not, without the consent of the holders of 75% or more of the principal amount, declare or pay dividends on any class of our capital stock, other than pursuant to the terms of our Series A Preferred Stock.

Securities Authorized for Issuance under Equity Compensation Plans

On February 24, 2006, our board of directors adopted and approved our Incentive Plan (as amended, the “Incentive Plan”).  As amended on December 29, 2006, the Incentive Plan allows for awards of stock options, restricted stock grants and share appreciation rights for up to an aggregate of 5,000,000 shares of our common stock.

As of June 29, 2007, options to purchase 4,160,000 shares of our common stock under the Incentive Plan were outstanding. Options granted in the future under the Incentive Plan are within the discretion of our board of directors.

The following table summarizes the number of securities to be issued upon exercise of outstanding options, warrants, and rights, as well as number of securities remaining available for future issuance under our equity compensation plans, as of December 31, 2006:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted- average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflect in column (a))
Equity compensation plans approved by security holders	-0-	N/A	-0-
Equity compensation plans not approved by security holders(1)	1,245,270	N/A	-0-
2006 Equity Incentive Plan(2)	1,911,250	0.97	88,750
Laurus Master Funds Ltd. (3)	981,000	0.48	-0-
Series A Preferred transaction (4)	3,338,714	1.64	-0-
Total	7,476,234	N/A	88,750
__________________________

(1)
Equity compensation plan not approved by security holders includes all options unexercised as of December 31, 2006. On June 14, 2007, this plan was approved by shareholders at the annual shareholder's meeting.

(2)	Our Incentive Plan allows for the granting of share options to members of our board of directors, officers, non-officer employees and consultants.

(3)	We also issued warrants to Laurus Master Fund, Ltd. and placement agents in connection with financing provided to us.

(4)	We also issued warrants to certain holders of our Series A Preferred Stock in connection with the issuance of Series A Preferred Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Estimates and New Accounting Pronouncements

Critical Accounting Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and related disclosures in the financial statements. Management considers an accounting estimate to be critical if it:

•	requires assumptions to be made that were uncertain at the time the estimate was made, and

•	changes the estimate or different estimates that could have been selected may have made a material impact on our consolidated results of operations or financial condition.

Share-Based Payments - Prior to January 1, 2006, we accounted for stock options to employees under the fair value provision of SFAS 123. On January 1, 2006, we adopted SFAS 123(R), “Share-Based Payment”, which establishes standards for share-based transactions in which an entity receives employee’s services for (a) equity instruments of the entity, such as stock options, or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) supersedes the option of accounting for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and requires that companies expense the fair value of stock options and similar awards, as measured on the awards’ grant date. SFAS 123(R) applies to all awards granted after the date of adoption, and to awards modified, repurchased or cancelled after that date. We have elected to apply SFAS 123(R) using the modified prospective application, under which compensation cost is recognized only for the portion of awards outstanding for which the requisite service has not been rendered as of the adoption date.

We grant options to purchase our common stock to our employees and directors under our 2006 Equity Incentive Plan. The benefits provided under this plan are share-based payments subject to the provisions of SFAS 123(R). Share-based compensation expense recognized under SFAS 123(R) through the three months ended March 31, 2007 and 2006 was $359,004 and $48,064, respectively. At March 31, 2007, total unrecognized estimated compensation expense related to unvested stock options granted prior to that date was $1.7 million. Share-based compensation expense recognized through the year ended December 31, 2006 was $440,000. At December 31, 2006, total unrecognized estimated compensation expense related to unvested stock options granted prior to that date was $1.2 million.

We estimate the value of stock option awards on the date of grant using the Black-Scholes option-pricing model (the “Black-Scholes model”). The determination of the fair value of share-based payment awards on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, expected term, risk-free interest rate, expected dividends and expected forfeiture rates.

If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods, the compensation expense that we record under SFAS 123(R) may differ significantly from what we have recorded in the current period. There is a high degree of subjectivity involved when using option pricing models to estimate share-based compensation under SFAS 123(R). Consequently, there is a risk that our estimates of the fair values of our share-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those share-based payments in the future. Employee stock options may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from these instruments which is significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements.

The guidance in SFAS 123(R) and the Commission’s Staff Accounting Bulletin No. 107 (SAB 107) is relatively new and best practices are not well established. There are significant differences among valuation models, and there is a possibility that we will adopt a different valuation model in the future. Theoretical valuation models are evolving and may result in lower or higher fair value estimates for share-based compensation. The timing, readiness, adoption, general acceptance, reliability and testing of these methods is uncertain. Sophisticated mathematical models may require voluminous historical information, modeling expertise, financial analyses, correlation analyses, integrated software and databases, consulting fees, customization and testing for adequacy of internal controls. The uncertainties and costs of these extensive valuation efforts may outweigh the benefits to investors.

Revenue Recognition - Revenue from design and installation contracts is recognized using the completed-contract method under which the amount of revenue recognized is the lower of the percentage complete applied to expected contractual payments or the total non-refundable cash received to date. Changes in the projected hours or cost to complete the project could significantly change the amount of revenue recognized. There were no significant contracts in process during the three months ended March 31, 2007.

In addition, after consultation with our auditors, we account for revenue attributable to contracts acquired in conjunction with our acquisition of E&M on a net basis, as opposed to gross basis. Historically, over a twenty year period, E&M’s management had recorded revenue on a gross basis, but to insure compliance with GAAP and upon other accounting considerations, we have elected to utilize the net revenue recognition calculations. This method of net revenue recognition will have no effect on net income or loss. Although we recorded revenues on a net basis, we do record accounts receivable invoices and vendor payables at gross because these are legitimate receivables and payables in those amounts.

The gross and net billing amounts included in operating revenues for the periods ended March 31, 2007 and 2006 are as follows:

	2007	2006
Consolidated gross revenues	$10,411,221	$2,220,775
Direct cost of sales	(8,231,988)	(998,031)
Consolidated net revenues	$2,179,233	$1,222,744

The gross and net billing amounts included in operating revenues for the year ended December 31, 2006 are as follows:

2006
Consolidated gross revenues	$21,222,872
Direct cost of sales	(14,628,015)
Consolidated net revenues	$6,594,857

Results of Operations

Three months ended March 31, 2007 compared to three months ended March 31, 2006

	Three Months Ended March 31,

	2007	2006	Change	%Change
	(in thousands)
Revenue	$2,179	$1,223	$956	78%
Cost of Revenue	867	588	279	47%
General and administrative expenses	3,013	3,037	(25)	(1%)
Interest expense	242	446	(204)	(46%)
Other income and (expenses)	0	120	(120)	-
Net Loss	1,942	2,729	(786)	(29%)

Revenue. Revenue increased by $956,000, or 78%, from $1,223,000 to $2,179,000 for the three months ended March 31, 2007 and 2006, respectively. Approximately $825,000 of the first quarter revenue came from the media services revenue generated by our media services division which we commenced in February 2006. In addition we had an increase in equipment sales of $250,000 offset by an $119,000 decrease in managed subscription services and consulting design services related to legacy products that we discontinued.

We derive our revenues from (i) equipment sales (e.g. sales of digital signage displays, Impart IQ media players and servers, audio-video-data accessories, touch screens and enclosures), (ii) managed subscription revenues (e.g. monthly recurring fees for contracted digital signage serviced network sites, content management, status monitoring, Impart IQ Streams infotainment web service, and web/server data hosting), (iii) consulting and design services (e.g. fees for creative production, project consulting, installation, and onsite servicing) and (iv)  media services (e.g. media sales and direct response).

Equipment Sales.  During the three months ended March 31, 2007, equipment sales increased by 48% as compared to equipment sales during the three months ended March 31, 2006. We attribute this increase primarily to the product release and sales of the IQ miniZ product line. We expect overall equipment sales to increase each succeeding quarter in 2007 and to represent a larger percentage of our total revenues due to anticipated growth of the digital signage industry, generally, and customer awareness of digital signage capabilities and advantages.

Managed Subscription.  During the three months ended March 31, 2007, managed subscription fees decreased by 36% as compared to managed subscription fees during the three months ended March 31, 2006. We attribute this decrease primarily to the natural, end-of-life attrition of legacy eyeFRAMES platform dial-up networks at the end of 2006. We anticipate that the overall subscription revenue category will remain flat this year.

Consulting and Design Services.  During the three months ended March 31, 2007, consulting and design services fees decreased by 60% as compared to consulting and design services fees during the three months ended March 31, 2006. We attribute this decrease primarily to low activity of billable consulting and an increase of client-managed, digital signage network deployments utilizing the IQ platform. Client-managed IQ deployments typically can enable client in-house creative production, instead of outsourcing their creative production needs to Impart. Consequently, creative production design services revenues were adversely impacted, when compared to a year ago. We do anticipate an increase of consultation revenues, later this year, as High IQ enterprise consultation services sales strategies are implemented.

Media Services.  During the three months ended March 31, 2007, revenues from media and direct response services increased by 188% as compared to media services revenues during the three months ended March 31, 2006.  We attribute this increase primarily to the fact that we commenced our media services division in February 2006 and, thus, revenues for the period ended March 31, 2006 did not include revenues for the fully quarterly period.  We believe the revenue generation potential in the direct response business unit category is extremely market healthy and tracking with revenue consistency for future reporting quarters in 2007.  Media and direct response services represented 58% of total revenues this quarter.  We anticipate that revenues from media and direct response services will represent a smaller percentage of our overall revenues for the remaining three quarters of 2007 as a result of increased equipment sales of our new Concierge, IQ mini, and IQ interactive systems.

Cost of Revenues. Cost of revenues from our Impart Media Group division increased by $279,000 from 2006 mainly due to the increase in equipment sales and due to the increased cost of sales for media services not considered to be brokered media sales. Cost of revenues primarily consists of amounts we pay for hardware (i.e., video displays, media players and servers) that we integrate and install for our customers. Our direct response advertising division’s cost of revenues were relatively low as a percentage of sales due to the manner in which we recognize revenue where most sales are recorded at the net amount billed, rather than gross, on revenues earned from a fee or commission.

Other Operating Expenses. General and administrative expenses for the three months ended March 31, 2007 decreased minimally from the same period in 2006 to $1.4 million. Within general and administrative expenses, professional and consulting expenses declined by $346,000 mainly due to reduced legal and consulting expenses in conjunction with certain acquisition and financing activities in 2006. Also, expenses for legal settlement fees decreased by $223,000 since there were no similar legal settlements in 2007. These decreases were offset by an increase to investor relations expenses of $172,000 and an increase in share based compensation expenses of $311,000.

Wages and salaries decreased minimally in 2007 to $1.3 million with 2006 additional executive compensation being offset mostly by the additional 2007 wages resulting from the Company’s acquisition of its media advertising division.

Depreciation and amortization expenses in 2007 decreased by $32,000 to $191,000 from the same period in 2006 primarily due to reduction of depreciation expense for assets that have reached the end of their useful lives.

Other Expenses. Interest expense decreased $204,000 from $446,000 in 2006 to $242,000 in 2007. The decrease was primarily due to 2006 interest expense of $216,000 that resulted from the issuance of common stock warrants in lieu of the payment of accrued interest on loans payable. Our Other Income (expenses) decreased from $120,000 to $0 for 2007 primarily as a result of  a one-time gain on retirement of debt in 2006.

Our net loss for 2007 compared to 2006 declined from $2,729,000 to $1,942,000 for a net decrease of $786,000, or an approximately 29%.

Year ended December 31, 2006 compared to year ended December 31, 2005
	Year Ended December 31,

	2006	2005	Change	%Change
	(in thousands)
Revenue	$6,595	$4,945	$1,650	33%
Cost of Revenue	3,022	3,560	(538)	(15%)
General and administrative expenses	12,587	3,397	9,190	271%
Interest expense	1,189	322	867	269%
Other income and (expenses)	106	(86)	192	(223%)
Net Loss	10,097	2,420	7,677	317%

Revenue increased from 2005 primarily due to increased media services revenues of $2.8 million derived as a result of our acquisition of E&M in February 2006, and increased subscription revenues and consulting and design services of $300,000, offset by a decrease of $1.4 million in revenues from sales of digital signage equipment.

The decrease of $1.2 million in revenues from sales of digital signage equipment was primarily due to a shift in our long-term business strategy, which we began implementing in the third quarter of 2005. Historically, one significant component of our business has been the sale and distribution of brackets and fixtures to support the deployment of plasma screens and LCD screens. During the third quarter of 2005, we began to reduce our emphasis on the distribution of these products and began shifting our primary focus to a full-service digital signage offering.

Additionally, in an effort to reduce expenditures, we have discontinued the use of our “Network Owner” revenue model, whereby we, rather than the venue providers, pay for the installation of digital signage equipment and displays in venues. The “Network Owner” revenue model required us to expend a large amount of capital upfront. Many of these initial revenue arrangements were not immediately profitable to us. For example, in the Seattle-Tacoma airport, we were unable to facilitate a large rollout of our iPoint kiosks and hardware and, thus, were unable to attract large scale national advertisers, resulting in little or no return on investment. Consequently, we removed numerous iPoint kiosks and other related hardware and firmware originally deployed in such airport venues. In other airport venues, such as the Detroit Metropolitan Airport, we are working to modify the “Network Owner” revenue model by the strategic partnership that we have formed with a business partner that has the advertising rights to provide advertising to the airport sector and other out-of-home venues, while we focus on equipment sales, provision of networking services and management services to such venues. We continue to believe that the iPoint product line and related interactive technology offer many advantages over expensive and outdated forms of static and fixed signage deployments that airports currently employ. We will continue to identify ways that we and airport venue providers can jointly realize the benefits that the iPoint network system provides.

We are focusing on placing our own proprietary Impart IQ hardware and interactive media products in select vertical markets and venues to minimize the initial outlay of capital and to achieve a shorter path to profitability. Many of our clients (such as Microsoft, AT&T, Nordstrom, RediClinic, Bell Canada) are currently participating in pilot deployments or are transitioning into large-scale installations of our Impart IQ products.

Cost of Revenues. Cost of revenues from our Impart Media Group division decreased by $900,000 from last year in line with the reduction in the deployment of brackets and other non-core equipment sales. Cost of revenues primarily consists of amounts we pay for hardware (i.e., video displays, media players and servers) that we integrate and install for our customers. Our advertising division’s cost of revenues was $405,000 in 2006 and represented 14% of the total $2.8 million of revenues for that division. This relatively low cost of sales percentage is due to the accounting treatment of the division where most sales are recorded at the net amount billed because revenue has been earned from a fee or commission.

General and Administrative Expenses. General and administrative expenses in 2006 increased by $9.2 million over 2005 primarily due to the significant increase in compensation expenses, professional and consulting fees, and impairments to intangible assets acquired in the transaction with InTransit, and other general and administrative expenses. General and administrative expenses attributable to the operations of the acquired advertising division contributed $3.5 million to the increase in overall general and administrative expenses.

Wages and salary expense for 2006 was $4.7 million, an increase of $3.5 million over 2005. Of this increase, $2.0 million was due to additional head count resulting from the acquired advertising division. $1.5 million of the increase was attributable mostly to the additional staff absorbed from the acquisitions of iPoint and Media Side Street.

Professional and consulting expenses in 2006 were $2.0 million, an increase of $1.4 million over 2005. This increase was primarily due to additional legal and consulting expenses associated with the Laurus funding transaction, issuance of the Series A Preferred Stock and the purchase of E&M Advertising. Approximately $400,000 of the additional expenses was directly attributable to the normal operations of the acquired advertising division.

Depreciation and amortization expenses were $1.1 million for 2006, an increase of $900,000 over 2005. The increase was primarily due to the amortization of intangible assets resulting from the E&M Advertising, InTransit, and iPoint purchases.

General and administrative expenses in 2006 included $700,000 of incremental charges over 2005 due to the impairment of certain intangible assets acquired in the transaction with InTransit.

Other general and administrative expenses were $3.0 million in 2006, an increase of $2.0 million over 2005. This increase was primarily due to increased investor relations expenses and additional ongoing administrative expenses attributable to the normal operations of the acquired advertising division.

Other Expenses. Interest expense was $1.2 million in 2006, an increase of $900,000 over 2005 primarily due to interest expense incurred in connection with the Laurus Facility and interest expense resulting from the issuance of common stock warrants in lieu of the payment of accrued interest on loans payable.

Based on the above, we had a net loss of $10.1 million in 2006 as compared to a net loss of $2.4 million in 2005.

Liquidity and Capital Resources

We have limited capital resources. At March 31, 2007, total unrestricted cash was approximately $400,000. In the three months ended March 31, 2007, we funded operations with the proceeds from sales and services, borrowings on our $6 million accounts receivable-based credit facility from Laurus (the “Laurus Facility”). At March 31, 2006, the balance was $2.1 million which was near the capacity for the facility based upon the Company’s balances in accounts receivable at that date.

We anticipate that our existing capital resources, including amounts available under the Laurus Facility, will enable us to continue operations through March 31, 2008, assuming we meet our sales projections for the year. If we materially fail to meet such sales projections and we do not raise additional capital, then we may be forced to curtail or cease operations by March 31, 2008. Consequently, we are actively working with investment banks and institutional investors, and strategic investors to obtain additional capital through various financing options; however, we do not have any financing contracts at this time. There can be no assurance that financing will be available on favorable terms or at all. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders.

As of March 31, 2007, our accumulated deficit was $16.2 million. Our net loss for the three months ended March 31, 2007 was $1.9 million. Additionally, we anticipate that we will incur significant losses from operations through the end of 2007. However, many of the expense items that generated these losses are non-cash charges such as non-cash interest, depreciation and amortization. Accordingly, if we meet our sales forecast for 2007, we anticipate that we will generate positive earnings before interest, taxes, depreciation, and amortization (EBITDA) during the last three months of 2007.

Our limited capital resources and recurring losses from operations raise substantial doubt about our ability to continue as a going concern and may adversely affect our ability to raise additional capital. The audit report prepared by our independent registered public accounting firm relating to our consolidated financial statements for the year ended December 31, 2006 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Cash Sources and Uses

The following table summarizes the Company’s 2007 and 2006 cash flow activity for the three months ended March 31,

	2007	2006
	(in thousands)
Cash Sources
Proceeds from issuance of equity securities	$-	$4,598
Net borrowings from line of credit	1,101	888
Total cash sources	$1,101	$5,486

Cash Uses
Cash used in operating activates	$942	$1,948
Cash used in acquisitions	-	1,100
Repayment of debt obligations	-	458
Deferred financing costs	-	428
Capital expenditures	12	166
Other cash uses	12	12
Total cash uses	$966	$4,112

Increase in cash	$135	$1,374

At March 31, 2007, we had current assets of $9.0 million consisting of restricted and unrestricted cash in the amount of $612,000, accounts receivable in the amount of $7.6 million, prepaid expenses and other current assets of $283,000, and inventory in the amount of $509,000. Long-term assets of $8.1 million consisted primarily of goodwill and intangible assets of $4.9 million, deferred financing costs of $1.6 million and fixed assets of $1.3 million, including computer servers, media players and video display equipment used in operations.

Current liabilities of $13.5 million at March 31, 2007 consisted primarily of $10.5 million of accounts payable, $560,000 of accrued and other liabilities, $2.1 million due under the Laurus Facility, and $200,000 of amounts payable to former E&M owners.

Our working capital deficit was approximately $4.6 million as of March 31, 2007.

Financing Activities

On May 25, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with six institutional investors (the “Purchasers”) on May 24, 2007, pursuant to which, on May 25, 2007, we sold unsecured convertible debentures (the “Convertible Debentures”) in the aggregate principal amount of two million one hundred thousand dollars ($2,100,000.00) in a private placement. The Convertible Debentures are convertible, at the option of the Purchasers, into shares our common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion price of $0.75 per share (as adjusted, the “Conversion Price”). The Convertible Debentures bear interest at 6% pre annum and mature on May 24, 2009. Beginning on the six month anniversary of the issuance date of the Convertible Debentures, we are required to begin making monthly repayments of principal and accrued interest equal to 1/18 of the aggregate principal amount ($116,666 per month). At the closing, we issued to the Purchasers five-year warrants (the “Warrants”) to purchase an aggregate of 1,400,000 shares of our Common Stock (representing 50% of the number of shares initially issuable upon conversion of the Convertible Debentures), at an initial exercise price of $0.52 per share. On such date, the closing market price per share of our common stock, as reported on the over-the-counter bulletin board, was $0.49, meaning the total dollar value of the shares of our common stock underlying the Convertible Debentures was $1,372,000. Purchasers of the Convertible Debentures received registration rights pursuant to a Registration Rights Agreement that requires us to file a registration statement under the Securities Act of 1933 covering the resale the shares of Common Stock issuable upon conversion of the principal amount and interest payable under the Convertible Debentures. The proceeds from this financing are being applied to working capital and general corporate purposes.

On January 27, 2006, we entered into a Security Agreement with Laurus, pursuant to which Laurus agreed to provide us with a revolving credit facility of up to $6 million. The term of the Laurus Facility is three years and borrowings under the Laurus Facility accrue interest on the unpaid principal and interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus three percent (3%). Interest on borrowings under the Laurus Facility is payable monthly on the first day of each month during the term of the facility. All outstanding principal amounts must be paid on January 27, 2009. The maximum principal amount of all borrowings under the Laurus Facility cannot exceed ninety percent of our eligible accounts receivable minus such reserves that Laurus may in good faith deem necessary and appropriate. Outstanding amounts payable under the Laurus Facility are secured by a lien on substantially all of our assets and our subsidiaries pursuant to the terms of a Security Agreement. In addition, we pledged the ownership interests in our subsidiaries pursuant to a stock pledge agreement executed in favor of Laurus securing our obligations under the Laurus Facility.

The Security Agreement and related documents provide that an event of default shall be deemed to have occurred if we default on the payment of any obligation or indebtedness when due, we suffer a bankruptcy or similar insolvency event or proceeding, we materially breach a representation or warranty or fail to observe any covenant or agreement, we suffer and do not discharge in a timely manner a final judgment for the payment of a sum in excess of a certain materiality threshold, our common stock has been delisted or trading has been suspended, we sell a substantial portion of our assets, we merge with another entity or we fail to timely deliver shares of our Common Stock to Laurus when due upon exercise of the warrants issued to Laurus in connection with the financing transaction. If an event of default occurs, Laurus has the right to accelerate payments under the Laurus Facility and, in addition to any other remedies available to it, foreclose upon the assets securing any outstanding amounts due to Laurus. If an event of default occurs, one hundred twenty-five percent (125%) of the unpaid principal balance, plus accrued interest and fees, will become immediately due and payable. Laurus shall also be entitled to payment of a default interest rate of two percent (2%) per month on all amounts due and such other remedies specified in the relevant transaction documents and under the Uniform Commercial Code.

During March 2006, we sold 2.9 million shares of Series A Preferred Stock at $1.55 per share for total gross proceeds of $4.5 million. In addition, the purchasers of the Series A Preferred Stock received warrants to purchase an aggregate of 2.9 million shares of our common stock with an exercise price of $2.25 per share and a three-year term. We paid $562,000 in issuance costs, for net proceeds of $3.9 million. In March 2007, we agreed to reduce the exercise price of such warrants $.01 per share in consideration of certain waivers granted by the holders of Series A Preferred Stock.

Also, as a result of the amendments described above under “Recent Developments”, each Series A Preferred Stock share is convertible into 1.55 shares of our common stock (subject to certain adjustments). Each Series A Preferred Stock share is convertible by the holder at any time. The Series A Preferred Stock will automatically convert into shares of our common stock at a conversion price of $1.00 (subject to certain adjustments) on the third anniversary of the issuance date or upon the date of a consummation of a bona fide firm underwritten public offering of our securities of at least $20 million in which the price per share is at least $4.00 (subject to certain restrictions).

The Series A Preferred Stock provides that dividends will accrue at an annual rate of seven percent (7%) of the gross issuance price of the stock ($4.5 million), payable semi-annually on January 1 and July 1 of each year. As described above under “Recent Developments”, the Series A Preferred Stock holders waived their right to any dividends with respect to the Series A Preferred Stock up to and including accruals through March 2, 2007 but will be entitled to dividends thereafter.

On August 1, 2006, we filed a registration statement on Form SB-2 covering the shares of common stock underlying the Series A Preferred Stock and the warrants issued to the purchasers of the Series A Preferred Stock. The registration statement was declared effective as of September 1, 2006. On December 13, 2006, we notified our Series A Preferred Stock shareholders that, due to the restatement of our financial statements included in our Form 10-QSB for June 30, 2006. referenced in the registration, the registration statement was unavailable for the sale of their shares. In connection with the waivers described above under “Recent Developments”, we have additional time to amend and refile the registration statement and have it declared effective.

In the event of our liquidation, dissolution or winding up, the holders of Series A Shares, are generally entitled to receive a liquidation preference over the holders of common stock equal to $1.55 per share of Series A Share held and any declared but unpaid dividends.

BUSINESS

Overview

We provide end-to-end networked digital signage solutions for the enhanced delivery of information, brand marketing, merchandising and advertising. We provide these solutions by designing, fabricating, integrating, adding information technology infrastructure, provisioning broadband Internet connectivity, installing, and managing customized digital signage or interactive media networks for our clients. We also sell or facilitate placement time on these networks for the display of advertising and other media content (such as promotional or branded messages, news, weather, way-finding, customer service announcements and informational or infotainment segments) for near real-time delivery to networked digital elements (such as flat-panel plasma, LCD, or LED video displays) that we manage, and also to non-networked and/or non-managed displays. Users of our products and services primarily consist of out-of-home, business-to-consumer media compatible, transactional consumer environments and properties (such as banks, airports, shopping malls, supermarkets, big-box discounters, specialty retail stores, and hotels) that seek the economical benefits and cost efficiencies of a digital signage or interactive media network installed within their media properties. These venues, in conjunction with advertisers, brands, and other content providers that seek to control their messages to the end customer with targeted information or relevant advertising to a desired demographic and environment-actionable audience typically represent our target market. We believe our digital signage solutions enable our clients to cost-effectively deliver visually stimulating and relevant communication, content and targeted advertising with high message awareness, to their desired consumer audiences.

In February 2006, we purchased all of the assets of E&M Advertising, Inc., or E&M Advertising, a New York based advertising and direct response, or DR, company, and certain of its affiliates. As a result of these acquisitions, we created our advertising division, which offers a wide range of services relating to direct-to-consumer marketing, including:

•	the placement of advertising in television, internet and print media outlets;

•	the production of advertising content, including television and radio commercials and web design services; and

•	advertising and marketing consulting services relating to our customers’ marketing campaigns.

Through our advertising division, we also offer DR media services to our digital media customers whereby we can offer DR media capability in connection with our media content, such as commercials and infomercials, to the video displays in the networks we manage. We provide our DR media services under the name E&M Advertising for creative and media planning and buying services, NextReflex for on-line media and design services, and Camelot for long-form infomercial media services.

As of June 29, 2007, we have sold digital media systems (networked and non-networked) to more than 860 media properties across the United States, with over 2,300 displays, and we have current commitments for new installations at more than 180 additional media properties, with approximately 220 displays. As of June 29, 2007, we network manage more than 500 media properties in total.

We also provide directory services, advertising, brand marketing messages and informative entertainment content to and on behalf of many of our media properties and location partners, via our historical core competencies and newly-developed, web-based portal services.

Our principal executive offices are located at 1300 North Northlake Way, Seattle, Washington 98103 and our telephone number at that address is (206) 633-1852. We maintain an Internet website at www.impartmedia.com. Information on our website is not part of this Prospectus.

Sources of Revenue

Digital Signage Solutions. We derive our revenues for digital signage/interactive media systems and legacy audio-visual component sales primarily from a combination of (i) the sale of hardware components (e.g. Impart IQ® players/servers, displays and mounts, custom enclosures and fixtures, touchscreens, cabling, power protection, and audio-video-data accessories); (ii) the provision of subscription management services for contracted managed digital media properties (e.g. status monitoring, content management, server/web hosting); (iii) the provision of creative repurposing, production, video encoding, HTML coding, scripting, content aggregation; (iv) the provision of portal web services (e.g., royalties, fees, commissions for Impart IQ Streams® and the planned Impart IQ Ads®); (v) the provision and resale of Broadband IP connectivity; and (vi) the provision of consulting, installation, freight/warehousing/material logistics, on-site maintenance, and other custom design services.

Direct Response Media Services. We generate revenues from the fees and commissions we receive from the placement of advertising, the production of advertising content and the delivery of advertising and marketing consulting services. Our primary sources of revenue are the commissions we receive from media buying services and the fees we charge for the planning and execution of advertising programs in various media.

In most instances, we act as the principal buyer of the media and, as such, we pay the media charges with respect to contracts for advertising time or space that we place on behalf of our clients. To reduce our risk of a client’s non-payment, we generally pay media charges only after we have received funds from our clients. In some instances, we agree with the media provider that we will only be liable for payment to the media after the client has paid us for its media charges. When we act as the client’s agent rather than the primary obligor, we are not responsible to the media provider if a client fails to pay such media provider. Our clients pay us the gross rate billed by the media provider and we pay the media provider at a lower net rate. The difference is the commission that we earned, which usually ranges from 7% to 15%.

The revenues we derive from the creation, planning and placement of advertising are primarily based on a negotiated fee and, to a lesser extent, on a commission. Fees are usually calculated to reflect hourly rates plus proportional overhead and a mark-up. Commissions are earned based on services provided, and are generally reflected as a percentage or fee over the total cost and expense to complete an assignment.

The amount of the fees and commissions varies depending on the level of client spending or time we incur performing the specific services required by a client, plus the reimbursement of other costs. Furthermore, our revenue is dependent upon the advertising, marketing and corporate communications requirements of our clients, which tend to be higher in the second half of the calendar year as a result of the holiday season. As is customary in the industry, contracts for our services generally provide for termination by either party on relatively short notice, usually 30 to 90 days prior notice.

Competitive Strengths

We believe our competitive strengths include the following:

•
We offer an attractive alternative to traditional media. We believe our digital signage and interactive media networks provide an attractive alternative to traditional media, such as print and television, and other out-of-home media, such as static billboards and other static outdoor displays. Some of the many benefits of digital signage and interactive media include its visually-stimulating content, its targeted message delivery, its ability to increase traffic and brand awareness, its ease of changing or updating content, message audience relevance, message awareness, actionable response from consumer, and its lower cost to advertisers.  Furthermore, unlike traditional advertising media, our digital signage and interactive media networks carry the advertiser’s message into the store or other property, where an estimated 75% of all purchasing decisions are made.

•
Our customers are out-of-home transactional media properties and national brands, which leads to opportunities for greater profitability. We market our digital signage and interactive products and services to large media properties (such as airports, commercial, and retailing environments) and national brands that have significant merchandising or brand marketing budgets and use several types of media to deliver their messages. Not only are our customers often more willing to experiment with new and sophisticated media, such as digital signage and interactive media, but they often seek to create networks having a larger number of video displays and run their messages for longer periods on more displays than smaller media properties and local or regional advertisers. These factors lead to greater hardware and software sales and opportunities for future advertising revenue with our web service product offerings of Impart IQ Streams® and the planned Impart IQ Ads®. Finally, we typically generate revenues from content creation for our contracted networks because their messages are more sophisticated and technologically complex to be contextual and relevant in the out-of-home space.

•
We offer flexible business models to suit our digital signage or interactive media customers’ needs. The appropriate digital signage or interactive media solution for a particular customer depends on the customer’s needs and desired level of involvement with the operation and management of the digital signage or interactive media network. Historically, we have derived our revenues under our “utility” model under which we sell to a customer and install a fully-integrated signage or interactive media system and the customer furnishes us with the content that we create (or “digitize”) for display on the network. Under this model, we provide system design, hardware, software, integration, fabrication, quality assurance, installation, service and ongoing support and maintenance, as well as the necessary content creation, hosting, distribution, monitoring, and network management.  We offer our “hybrid” model to out-of-home media properties and brands that wish to exercise a significant degree of control over their brand messaging, merchandising, information, or advertising to consumers. Under this model, the corporate brand or network property sponsor purchases from us a turnkey digital signage or interactive media system and displays their own content on the system, which we manage. In addition, we will secure and provide complementary advertising content via our future Impart IQ Ads® web service that complements the brands’ products to fill unused advertising time on the video displays in the network. With Impart IQ Ads®, we will share a portion of the total advertising revenue receipts with the brand, network property owner, and the ad agency or media placement company. For a more detailed discussion of our two primary models, see “--Business Models.”

•
We have state-of-the-art Network Operations Centers, or NOCs, in Seattle and San Antonio, scalable proprietary firmware (Impart IQ®), enabling hardware, and a unique support Internet Protocol, or IP, infrastructure architecture. Our state-of-the-art digital signage network ensures the timely and reliable delivery of information, brand marketing, merchandising, and advertising content to the video displays in the networks we manage for our customers or where they assume management control. We (or the media property owner upon its request) can manage content either locally at the media property or remotely from our headquarters in Seattle, Washington, our NOC in San Antonio, Texas or from any other location e (or the media property owner) select. Our proprietary Impart IQ® platform is based on architecture that is scalable and utilizes enabling playback plug-ins or device drivers that can be configured for multiple frames on a screen to incorporate stock and news “tickers”, message “faders” and “TV” feeds in a “picture-in-picture” type appearance, or to integrate more advanced interactive or web based, DHTML/XML/RSS/CSS applications. Our family of Impart IQ® media players and servers can be configured to provide content to one or multiple video displays.

•
We have a dedicated sales force with a proven ability to aggregate future advertising placement for Impart IQ Ads®. As a result of our acquisition of E&M Advertising. (Currently operating as Impart Media Advertising, Inc.) and its affiliated entities, we have an experienced sales force with over 25 years of experience in advertising sales and placement. We believe E&M’s experience and reputation in the industry will give us a greater ability to develop, communicate, and contractually aggregate media placement into our future web service offering, Impart IQ Ads®.

•
We believe our iPoint (Information Point) Travel Network system is the most advanced stand-alone interactive digital information point. Our iPoint Travel Network is a narrowcasting system that includes passive and interactive content in a single, stand-alone, wireless unit. To date, we have marketed our iPoint solution to airports in which a vast array of important and relevant information is exposed to the traveling consumer. Our iPoint Travel Network combines the display of dynamic information in any increment of time that the advertiser desires, with the ability to have users find more information with the simple touch of the screen. It also is designed to enable the airport itself to publish, monitor and manage its own content, and provides a visual emergency alert system that can simultaneously broadcast an alert message to every iPoint in our airport network. As of June 29, 2007, we have placed 16 of our proprietary iPoint Travel Network kiosks at the Detroit Metropolitan Airport. As part of our growth strategy, effective March 1, 2007, we now market iPoint Travel Network in collaboration with Clear Channel Airports pursuant to the terms of a strategic agreement.

•
Our management team is among the most experienced management teams in the industry engaged in the out-of-home digital signage and interactive media industry. The six (6) members of our top management team have an aggregate of over 125 years of experience in the field of digital signage and interactive media, as well as in telecommunications, information technology systems, creative production, computer and display manufacturing and data storage. Members of our management team were pioneers and leaders in the development of the digital signage industry. Collectively, they have helped to execute over 5,000 audio/video systems integration projects for retail, financial and corporate clients, both networked and non-networked. These projects included shelf-talkers (displays attached to retail shelves), interactive kiosks, large video-wall projects and multi-channel merchandising systems, among others. In 1984, Laird Laabs, Chief Sales Officer and one of our directors, and Steven Corey, our Chief Strategy Officer, co-founded Impart, Inc., the privately- held digital signage company we acquired in June 2005. In 1994, Messrs. Laabs and Corey, along with Thomas C. Muniz, our President and Chief Operating Officer, co-founded Media SideStreet Corporation, which developed pioneering and innovative methods for remotely managing and delivering information to digital displays over the just-then burgeoning Internet.  The managers of our advertising division have been engaged in the direct response media industry for over 25 years. As discussed above, in February 2006, we acquired the assets of E&M Advertising, a private direct response media company formed in 1981. In connection with the acquisition, Michael Medico, its founder, joined our company as President of Impart Media Advertising, our advertising unit. Mr. Medico manages a staff of 31 experienced media professionals.

•
We provide our customers with enterprise solutions rather than just a product or service. We believe our complete solutions approach, which incorporates our proprietary firmware and services solutions, generates competitive advantages from a sales, delivery and financial perspective. A complete solution for our customers typically includes the following components:

•	Hardware, software, and firmware products and services;
•	Outsourcing solutions - automated/remote status monitoring, content management, web and data server hosting, installation, and onsite maintenance services;
•	Professional services - engineering/operations/technology/helpdesk assistance;
•	IP networking and connectivity provisioning;
•	Creative content, DHTML/CSS/XML, editing, and encoding; and
•	Capital/financing solutions.

Rather than offering one or two “packaged” products for digital signage or interactive systems, we develop a “custom,” unique and scalable solution for each application. We work with our clients to determine the outcomes they envision as the ideal end-result and we design solutions to match our clients’ objectives.

Likewise, we believe that our advertising division offers a complete solution approach (our “360 degree” solutions) to our direct response marketing services. We work with clients on all aspects of developing a complete solution, including strategic planning, the creation and production of media content, the negotiation and purchase of media planning, the development of optimization and analysis processes, trafficking and consultation on the telemarketing, order/lead processing and fulfillment components.

Growth Strategy

Our objective is to establish our company as the leading provider of complete digital signage and interactive media solutions in the United States and to develop a strong international presence. The key elements of our growth strategy include the following:

•
Accelerate contracting with airports, retail outlets and commercial buildings, among other environments, in order to rapidly increase our base of serviced media properties and national brand sponsors or advertisers;

•	Securing agreements with network media properties or with brand sponsorships in U. S. cities in which we do not currently operate;

•
Establishing and participating in a national advertiser base by our planned release of our Impart IQ Ads® web service and transforming our E&M Advertising subsidiary from Direct Response to Digital Advertising aggregation and inventory support of the planned web service;

•	Identifying and securing agreements with additional ‘high-quality’ media properties, such as commercial office buildings, retail malls, airports and large retailers;

•	Continuing to develop and improve our technology and intellectual property assets;

•	Expand into international markets, such as mainland China, Mexico and the United Kingdom;

•	Hiring additional managerial, technical and administrative personnel to support our planned growth;

•	Continuing to expand our products and service offerings to meet our customers’ demands; and

•
With our new strategic collaborative market agreement that transfers airport property contracting efforts, Capital Expenditure, or CAPEX, and advertising revenue share functions to Clear Channel Airports, we expect to accelerate deployment of the iPoint Travel Network into more domestic airports.

Industry

According to an industry study published by Universal McCann, the U.S. major media advertising market in 2006 was approximately a $283 billion industry. The study also projected that marketers would spend $7.2 billion on outdoor ads on 2007, compared with $6.7 billion in 2006.

While overall advertising spending is expected to slow in 2007, forecasts for spending on out-of-home, also called outdoor, advertising rank second, behind the Internet, as the second-fastest growing marketing sector.

The outdoor market includes advertising in newspapers, magazines and direct mail, on network and cable television, the Internet, the radio and outdoor, or out-of-home, displays. While we are engaged in the out-of-home advertising segment of the industry, we have focused our business on the emerging digital advertising market within the out-of-home advertising segment (known also as digital signage, narrowcasting, placed-based media, interactive kiosk, or captive audience).

Out-of-home advertising includes displays on urban buildings, trains, taxis, buses, benches and bus shelters, and displays inside movie theaters, airports, malls, supermarkets and retail stores.

According to the Outdoor Advertising Association of America, or OAAA, in 2006, there were an estimated 614,000 out-of-home advertising displays in the United States, operated by more than 630 companies.

Digital signage and interactive media represents an emerging segment of the out-of-home media industry. It is differentiated from traditional advertising media in that it carries the advertiser’s message into stores or other media properties where, according to Point of Purchase Advertising International, 75% of purchasing decisions are made. It also can deliver relevant, non-sales content to employees in media properties or passersby in public spaces. According to InfoTrends/Cap Ventures, depending on the type of network and application, digital signage’s value proposition is rooted in the content. A proper digital signage or interactive media solution should allow (and the customer demands) this content to be:

•	Visually stimulating: eye-catching displays with content that holds viewers’ attention;

•	Targeted: relevant to the customer, the site, geography, time and other factors;

•	Dynamic: content that can be quickly changed;

•	Interactive: customers can direct the content based on their interests; and

•	Integrated: content that can be linked to other information and systems.

We believe the benefits of digital signage and interactive media to our customers are that our systems:

•	drive more traffic into our customers’ stores (in the case of retail stores, etc.);

•	can drive traffic to specific locations within our customers’ media properties;

•	can be used to more effectively “up-sell” to higher margin products and services;

•	can be used to more effectively “cross-sell” to complementary products and services;

•	can improve brand awareness and reduce brand “deterioration”; and

•	have a lower average cost-per-thousand, or CPM, and/or lower web click-thru rates (common industry measurements of advertising effectiveness), than other media.

As more retailers and product manufacturers discover the advantages of digital advertising, we believe companies will begin to shift a growing portion of their advertising budgets away from traditional advertising outlets (including other out-of-home displays) and toward digital advertising. For example, many brands have already revamped their budgets to place more emphasis on digital advertising through electronic devices in the home.

According to industry studies published by InfoTrends/CAP Ventures, annual revenues from the digital signage industry exceeded $700 million in 2006. This figure included revenues from the sale of display screens and other hardware, systems integration and installation, sales or licenses of firmware, software, network operation fees and the sale of advertising time. InfoTrends/CAP Ventures expects this market to grow at a compound annual growth rate (CAGR) of 20%, and to total $1.3 billion by 2009.

Projected United States Narrowcasting Revenues, 2004 - 2009 ($millions)

Source: InfoTrends/Cap Ventures 2005

According to InfoTrends/Cap Ventures, the largest single revenue component of the digital signage industry is, and will continue to be, external advertising revenues. An additional $161 million in advertising revenues were generated in 2004, and this amount was expected to increase at a CAGR of 40% and to reach $857 million in 2009.

Projected Additional North American Ad Revenues, 2002 - 2009 ($millions)

Source: InfoTrends/Cap Ventures 2005

We believe advertising is making a shift to the digital out-of-home medium. Brand owners and advertisers are attempting to compress the time frame from the moment an advertisement is viewed by a consumer to the time that it is acted upon. In essence, it is the goal of the advertiser that a consumer will receive, absorb and then immediately act on a message. The time element involved is critical because most studies reveal significant brand degradation that occurs from the moment a consumer first sees an advertisement to the time they purchase the product or service. This is especially true, we believe, as traditional media advertising is being supplanted by the distraction that is occurring with the advent of cable channel availability in the hundreds, personal computers and the internet, DVD’s and the increasingly challenging TiVo like DVR’s (Digital Video Recorders) that allow the consumer to by-pass the television advertisement on which advertisers spend a large portion of their advertising budget.

Market Segmentation

InfoTrends/Cap Ventures identified over 1.7 million firms and over 2.4 million sites with the potential for digital signage installations from a wide range of industries. While digital signage and interactive media customers vary widely, four major market segments were identified:

•	Retail Sites: Firms and sites with the primary business of selling products and services to consumers;

•	Hospitality Sites: Firms, including accommodation (hotels and motels) and dining establishments, and entertainment sites, such as theatres;

•	Personal Services: Firms, including retail services, financial services and health care services; and

•	Other Public Spaces: Firms and locations, including large airports, malls (public areas), schools, and elevators in office buildings.

Business Models

We use multiple business models to attract and retain customers for our digital signage and interactive media products and services.

Utility Model. Under our “utility” model, a media property owner purchases the necessary hardware, firmware and software from us and pays us for the installation, integration and maintenance of the network, as well as a recurring fee for system operation, site monitoring, and content management. The media property owner supplies the content and we “digitize” or “repurpose” it for delivery to the video displays in the network. We believe that the benefits to the location provider include cutting-edge appearance, potentially higher revenues, increased customer satisfaction, complete ownership of the network equipment and content control.

The revenues we derive from installations under this model vary depending on a variety of factors including: (i) the number of display screens; (ii) the number of media players (computers); (iii) the firmware associated with the installation; (iv) the particular services contracted for by the customer (i.e., status monitoring, content management, server hosting maintenance); (v) the terms of the onsite service agreement; and (vi) the level and complexity of the creative content provided by us for each installation or network.

Margins on the equipment we sell can vary depending on the degree of sophistication of the equipment as well as the quality of the display, such as plasma, LCD (liquid crystal displays), HDTV (high definition television) screens and the number of channels, among other factors. Margins on installation, subscription management services, and content creation and delivery can vary depending on the sophistication of the content and the play-time contracted for the changes necessary to accommodate our customers’ requirements.

Hybrid Model. Under our “hybrid” model, we seek to partner with key brand owners that want to control their message to consumers in the digital signage or interactive media deployment of their messaging or advertising. Our brand partner purchases from us all of the required hardware, firmware and software, and compensates us for the installation of the digital signage or interactive media network in a mutually acceptable out-of-home environment. The brand partner also pays us a recurring fee for system operation, management, monitoring, hosting, and content creation. The content delivered to the video displays under this model consists primarily of messages provided by the brand partner.

In 2006, only a nominal amount of our revenues were generated using this model due to its early stage of deployment. As part of our growth strategy, we are seeking to increase significantly the percentage of our revenues that we derive using this model, made more enticing for brands with the web services implementation of our Impart IQ Streams® (for content) and Impart IQ Ads® (for complementary advertising).

Hardware/Firmware/Software Sales

Although we typically sell the necessary hardware, firmware and software for our digital signage networks as part of a customized, fully-integrated system, which we install and manage for our customers, we also offer our customers a customized, scalable, out-of-the-box digital signage solution that is ready for deployment by the customer or its own third-party installer and integrator.

Our Digital Signage and Interactive Media Networks

As of June 29, 2007, we have sold digital media systems (networked and non-networked) at more than 860 media properties, with over 2,300 displays, and we have current commitments for new installations at more than 180 additional media properties, with approximately 220 displays.

As of June 29, 2007, we network manage more than 500 media properties in total and have placed 16 of our proprietary iPoint Network kiosks at the Detroit Metropolitan Airport.

We intend to aggressively increase our deployments to airports in or near major cities throughout the U.S. in connection with our strategic marketing partner, Clear Channel Airports, a division of Clear Channel Outdoor. Together with Clear Channel Airports, we have responded with formal bid responses to Request for Proposals or RFP’s, for the Detroit, Michigan, San Jose, California, and Seattle, Washington airports in order to provide them with iPoint Network kiosks. We also anticipate expanding the services we provide to our current customers, including Dole Foods, RediClinic, Microsoft, and MediPlay, in 2007. We do not currently manage any networks outside of the United States, but are negotiating contracts and/or new distribution representation in mainland China, Mexico, United Kingdom and Russia.

We believe our complete solutions approach, which incorporates our proprietary firmware and services solutions, generates competitive advantages from a sales, delivery and financial perspective. A complete solution for our customers typically includes the following components:

•	Hardware, software, and firmware products and services;

•	Outsourcing solutions - automated/remote status monitoring, content management, web and data server hosting, installation, and onsite maintenance services;

•	Professional services - engineering/operations/technology/helpdesk assistance;

•	IP networking and connectivity provisioning;

•	Creative content, DHTML/CSS/XML, editing, and encoding; and

•	Capital/financing solutions.

The hardware components comprising the digital signage and interactive media networks we design, integrate, install and manage for our media property owners include a series of networked LCD or plasma video displays that are mounted in strategic locations within the property, one or more media players that deliver the content to the video displays, and a computer server (located either onsite, at a host site, or at another unrelated site via IP connection) from which we can centrally manage content and network integrity as well as communicate with the remote sites from our network operations center offices in Seattle, Washington, San Antonio, Texas or any other site that we select. The service allows our clients to manage and control their customized network at the level and to the degree they desire.

Our revenues are primarily a function of:

•	The sale of hardware (flat panel displays, Impart IQ® platform, and audio-video-PC accessories;

•	The sale of direct response services with advertising agency fees;

•	Recurring Monthly Subscriptions for content management, site monitoring, and web/data hosting;

•	Creative Production, and video editing & encoding; and

•	Recurring Monthly Fees from Network/Media Property Owners, Content Suppliers and Ad Placement companies for hosting and facilitation of Impart IQ Streams® and the planned Impart IQ Ads®.

The benefits of our digital signage and interactive media systems include their flexibility, scalability and ability to directly provide relevant content and messages. We work together with our client media property owners to determine the digital signage or interactive media needs for their environments. Three key factors that we analyze in recommending our digital signage and interactive media products/services to our media property providers include: (i) the size of the property (in terms of revenue or square footage), (ii) the type of business in which it is engaged, and (iii) the projected size of the viewing audience. While the type of business has important tactical implications (e.g., the type of content that will be displayed), we believe company size has broader strategic implications in terms of market potential, scope of system and sales/service requirements. In our experience, the size measured by total revenues or retail square footage is often a determinant of the number of screens that a particular site will accommodate or require. For example, a typical convenience store may have a single screen in a kiosk-type installation or may have one or two screens at the cash register(s). On the other hand, a typical department store may need 15 screens for full coverage within its key departments.

Another size-related factor is the number of sites within the media property. Key company size categories include businesses with one to four sites, five to 24 sites, 25 to 99 sites and 100-plus sites. Based on our experience, we have found that, in general, as the number of sites increases, correspondingly, the sales approach employed increases in length and complexity. Typically, we provide smaller customers with cost-effective multi-tier distribution of turnkey systems, which are nearly identical for all small firms in that retail or industry segment, with a stand-alone system being the most attractive. The largest customers (100+ sites) can achieve significant economic scale and will often require fully customized systems offered in multiple configurations.

Customers

Digital Signage and Interactive Media Solutions. InfoTrend/Cap Ventures identified four key customer segments for the deployment of digital signage and interactive media services: retail sites, hospitality sites, personal services and public spaces.

We currently have a presence in each of these customer segments and, as part of our growth strategy; we plan to further expand our presence through superior product offerings and flexible business models.

Retail Sites. We have installed more than 32 digital signage networks in retail sites with a total of approximately 1,563 video displays. Representative customers that advertise in retail sites include AT&T, Microsoft, Dole Foods, Neiman Marcus, and Cycle Gear.

Hospitality Sites. We have installed three digital signage networks, comprising 6 hospitality sites of commercial buildings and hotels with a total of approximately 48 video displays. An example in this market segment includes Equity Office Properties. Additionally, we recently entered into a marketing partnership with Advanced Method, a digital media, streaming content provider, in connection with the launch of “Concierge” interactive digital signage for hotels.

Personal Services. In this segment, we have deployed digital signage networks at more than 400 sites with a total of approximately 721 video displays. Representative customers in this area include Washington Mutual Bank, Citizens Bank, RediClinic, MediPlay, and Union Bank of California.

Public Spaces. We have installed two iPoint networks in public spaces. We currently manage content on 16 kiosks with Detroit Metropolitan Airport and provide 17 interactive way-finding systems at the U.S. District Courthouse in Seattle. In this segment, we are particularly focused on airports because, per capita, they provide one of the best demographic populations that brands and other advertisers want to reach.
None of our current customers account for ten percent of our revenues when taken individually.

Media Services. We currently provide advertising and direct response media services to clients engaged in a wide variety of industries, including:

•	Financial Services;

•	Healthcare and Insurance;

•	Music and Entertainment;

•	Retail Support;

•	Traditional Direct Response Product Marketing;

•	Drive to Sites (off-line media that direct consumers on-line); and

•	Travel and Tourism.

During 2006, our largest media services customers, in terms of revenue, included Telebrands Corp., A.A.R.P., Fluidity Fitness, LLC, Cellfish Media, LLC, and Life Alert Emergency Reponse, Inc. In 2006, we derived approximately 67% of our media services revenues and approximately 28% of overall revenues from the eight largest customers in this line of business.

Products And Services

Digital Signage and Interactive Solutions. We provide digital signage and interactive media solutions. We design, integrate, sell, install and manage a broad range of customized, scalable digital signage networks to meet our customers’ requirements. Our products and services are offered to our customers are part of our complete solution offerings.

Impart IQ® Digital Signage Solution. Impart IQ® is our newest digital signage and interactive media solution containing a player/server interface network with content creation and management capabilities. From an Impart IQ Box® or Impart IQ mini®, we (or the client, at its option) can manage one display or multiple media displays of any type (video displays, stand-alone kiosks, interactive touch screens, LCD screens). The complete Impart IQ® platform incorporates web-based browser and interface tools enabling customers to create and configure their own online content with multiple video slides or, by using our related Impart IQ Producer®, and Impart IQ Link® products. From one Impart IQ Box®, a client can transmit different programs and content to numerous screens or displays within one of its media properties. Further, the Impart IQ® platform allows clients to immediately upload advertisements or other selected content upon installation of its displays and selection of a media venue. Such content and media can be managed remotely via the Internet and updated at any time. The Impart IQ Live® add-on product adds TV or external video source overlay. The IQ Interactive® product incorporates interactive themes, with touchscreen control and is the media engine for our branded iPoint Networks. Our Impart IQ Streams® is a XML based web service that utilizes the Internet to provide content, such as weather reports, stock quotes, world news and sports updates. Our future web service called Impart IQ Ads® will provide Internet portal, targeted and audience relevant selection and digital distribution of advertising.

iPoint. Our iPoint Travel Network platform provides digital signage and interactive dynamic media offerings with added content and narrowcasting capabilities. The iPoint System combines a rich display channel with a separate, but interconnected area of interaction. Offered as an attractive wired or wireless, standalone system, the display offers both a passive and interactive advertising and content display in a single unit. Our iPoint Travel Network solution is the first offering of our multi-market rollout strategy, beginning in airports where travelers are exposed to a vast array of important information. Like an operating system, iPoint holds any number of digital delivery applications; each kept or discarded at the discretion of the user. Each airport system is designed to have similar product interfaces and information streams so that travelers will know, recognize and be able to access each iPoint terminal in similar ways. Everything is held within the iPoint platform, which combines the display of dynamic information in a half-hour show, with the ability to have users find more information with the simple touch of an icon on the touch screen. It is designed to manage and track messaging and enable the airport itself to publish, monitor and manage its own content.

IRIS. Our comprehensive digital signage and interactive media platform offerings are reliant on IRIS (Impart Resident Integrated Sourcing), a proprietary management discipline and operations fulfillment infrastructure. IRIS provides a set of guidelines, rules and standards on which digital signage and interactive deployments reside and must adhere to. The execution structure that IRIS provides is crucial, as user-clients with over 100 locations need reliable deliverables and a logistical management solution in order to deploy, in scale, reliable, cost-efficient and message relevant networks.

eyeFRAMES®. Our eyeFRAMES® digital signage platform provides reliable bi-directional data delivery, presentation impact and site playback with audit capability for customers seeking a scalable, in-house communications network and signage solution. We manage the network and all that is required from our customer is the enabling equipment with the raw message material and marketing directives. We have sold nearly 1,720 site licenses of eyeFRAMES® since we introduced the product in 2000. This platform was discontinued on January 1, 2007, but is still being serviced for contracted clients.

iCES. Our Impart Composer Enterprise Suite, or iCES, for digital signage was introduced in 2005. This fourth generation platform provides robust flexibility for “On-Demand” or “You-Demand” usage, security alerts, portal management interfacing, data-mining, true measuring and audit, two-way remote management, and universal IP connectivity. This platform was discontinued on January 1, 2007, but is still being serviced for contracted clients.

Impart IQ Ads®. We believe our digital signage platform is a cost-effective alternative for advertisers. We plan to offer, via our Impart IQ Ads® web service, a new media instrument that facilitates targeted advertising placement and revenue sharing programs through web based, XML, SOAP, and W3 open standards technologies. We believe that the combination of interactive advertising together with the design ability of web services to measure the effectiveness, will effectively transform the traditional advertising landscape.

Professional Services. As part of our complete solutions offering, we also provide the following professional services to our customers:

•	Hardware, software, and firmware products and services;

•	Outsourcing solutions - automated/remote status monitoring, content management, web and data server hosting, installation, and onsite maintenance services;

•	Professional services - engineering/operations/technology/helpdesk assistance;

•	IP networking and connectivity provisioning;

•	Creative content, DHTML/CSS/XML, editing, and encoding; and

•	Capital/financing solutions.

Media Services. Our advertising and direct response media services include:

•	The placement of advertising in television, internet and print media outlets;

•	The production of advertising content, including television and radio commercials, as well as web design services; and

•	Advertising and marketing consulting services relating to the customer’s marketing campaign.

As part of our advertising agency services, we use our own in-house production services and, in certain cases, we outsource commercial production services to third-party production companies.

Sales And Distribution

We distribute our products and services through both direct and indirect sales channels. The type of approach varies depending on the products or services being sold.

Digital Signage and Interactive Media Solutions. Our sales and marketing force for our digital signage and interactive networks consists of eight (8) full-time employee sales personnel. Our digital signage and interactive media sales personnel are based out of our Seattle, Washington headquarters office and two remote office locations in Portland, Oregon, and Reno, Nevada. As we continue to grow, we will, wherever practical, seek to maintain a local presence of direct sales personnel in key markets.

Media Services. Our in-house sales force generates sales for our advertising and direct response media division. This sales force consists of five full-time employee sales personnel. Four of these sales personnel are based in our New York, New York sales office and one is based in our Los Angeles, California sales office.

Suppliers

In connection with the sale of our customized digital signage and interactive media networks, we resell various products manufactured by third parties, including LCD and plasma video displays, media players and audio video accessory components. We believe we are able to obtain pricing for these items at competitive prices and from a number of different suppliers. We believe our relationships with our suppliers are good.

Strategic Partnerships

A major part of our advertising division’s business is generated by working with creative and production companies and general media buying services. Among these are:

•	KSL Media - Turtle Wax, Countrywide Home Loans

•	The Response Shop - A.A.R.P

•	International Media Partners - “Premera”, “Schick Shadel”

•	Trainor and Associates - Savings Bank Life Insurance (SBLI)

•	C+L Marketing - Applica/Black & Decker (“Littermaid”)

•	Rauxa Direct - AEGON (“Stonebridge Life”)

•	Equals Three Communications - McNeil Chemical

•	Zenith Direct

We also have relationships with a number of telemarketing centers, each with different capabilities and technologies, which captures responses on our clients’ promotions. In addition, we have strategic alliances with fulfillment services and specialty media agencies in print and per-inquiry advertising. We believe we have good relationships with our strategic partners.

Research and Development

We maintain a research and development staff that designs and develops our new products and services. In addition, we believe we are better equipped to incorporate customer preferences into our development plans. We are presently working on future product and services integration of RFID, GPS, 4G cellular, “e-Ink” type display, WiMAX broadband, interactive camera surveillance, cellular location ID, High Definition and 3-D displays with playback, IPTV integration with Impart IQ Streams® , interactive handheld displays, voice activation/recognition, and fiber optics backend.

Patents, Trademarks and Licenses

We create, own and distribute intellectual property domestically. It is our practice to protect our technology through copyrights, trade secret laws, restrictions on disclosure and other methods. The following logos, trade names, trademarks and related trademark families are among those identified with the product lines they represent and are assets of ours:

We have registered trademarks and service marks for “Impart IQ Box  “ and “Impart IQ“.

•	We have also applied for registration for the marks of “Impart IQ Streams®,” “Impart IQ Ads®”, Impart IQ mini®, and iPoint® Travel Network.

•
We believe our success depends more on our ability to maintain and quickly evolve state-of-the-art technology. Also, we market our products on a price-competitive and value-added basis, which we believe is more critical to our success than any legal protection that patents may provide.

We rely on trade secrets, know-how and other unpatented proprietary information in our business. Most of our employees are required to enter into confidentiality and non-competition agreements. However, there is no assurance that these agreements would be enforceable if they are breached or, if enforced, that they would adequately protect us or provide an adequate remedy for the damages that may be caused by such a breach.

Network Management and Technology

We have built a state-of-the-art digital signage infrastructure to ensure the timely and reliable delivery of information and advertising content to the video displays placed within the contracted media properties that elect to install our digital signage or interactive media products and services. Our technical personnel are capable of converting content from laserdisc, DVD, video/audio tape or electronic file formats into player/user compatible, data efficient with optimized quality, digital files that can be stored on computer servers located at our headquarters, co-location web hosting centers, or locally at the media property site. Once stored, we can easily integrate both information and advertising content from multiple advertisers or information providers that can be customized, scheduled and transmitted via broadband Internet to one or more video displays on our network. Because all content is stored on hosting servers or the Impart IQ Box® player/servers, we can easily manage the content by property, region, DMA, network, category, location, or by individual video display type. If necessary, we can provide each video display with different content.

The majority of our applications are accomplished by digitally transmitting content to a number of networked, flat-panel plasma or LCD video displays or non-networked, stand-alone video displays which are installed in high traffic areas within our customers’ locations. Through the use of high speed Internet broadband connectivity, such as DSL, Ethernet LAN, WiMAX, Cable Modem, 3G and Wi-Fi supplied by cable companies, local telecommunications providers, cellular companies, property service owners or broadband providers, Wi-Fi hot-spot providers or satellite carriers, we have the ability to centrally manage our networks and the content displayed thereon either remotely from our headquarters in Seattle, Washington or locally by delegating such network management to the media property/network owner at their request. Rather than requiring a new infrastructure, we ride our customers’ existing IP communications network, with secure tunneling and encryption of data and securitization of player IP accessible ports. As the installation of digital broadband cable increases throughout the country and becomes ubiquitous and the cost of bandwidth decreases (as has been the prevailing trend), we believe our potential market will expand and our profits margins will increase.

Furthermore, our approach to the development of our proprietary firmware allows for relatively quick and easy changes to its functionality. The firmware “packages” are “unwrapped” and a new firmware element is added then the “package” is re-wrapped” with minimal custom coding to insure interoperability. Our newer family of products, including the Impart IQ mini®, Impart IQ Interactive®, Impart IQ Live®, share the same IQ firmware “DNA”. USB peripherals are added to easily expand functionality and networking capabilities. Our approach means we can offer to our customer’s unique solutions at an “assembly line” price, with fast to market deployment.

Competition

Digital Signage and Interactive Media Services. We are engaged in the out-of-home media segment of the larger advertising market. As such, we compete on several levels.

First, we compete against other digital signage and interactive media providers, like our company. This segment of the industry is still relatively young and is characterized by a large number of relatively smaller participants. Most of these competitors, we believe, offer specialized, stand-alone (non-networked) systems and deliver only a single product. Examples of these companies include 3M Digital Signage, Captivate Networks, Convergent Technologies, BroadSign, Scala, SignStorey, PRN/Thompson Corporation, Wireless Ronin, and WebPavement. Focus Media is a well-financed digital signage provider based in China that we expect will expand its operations beyond China. In addition, as part of our growth strategy, we plan to expand our operations internationally, which may include China, Mexico, United Kingdom, and Russia. Thus, we may soon be competing with Focus Media in certain markets for advertising customers and media properties. We believe our services are superior to those of Focus Media, due to our ‘turnkey’ system solutions and our scalable, remote network management capabilities, among other reasons. We are not aware of any competitor that provides a complete, ‘turnkey’ digital signage system with multiple products and service offerings, along with the facilitate web services advertising placement or create content for the delivery to the networks they install and manage.

Secondly, we compete against some of the retail stores, commercial buildings, hotels, restaurants and public transit systems to which we market our products and services as they may seek to install and operate their own flat-panel displays within their media properties. For example, Wal-Mart owns and operates its own in-store digital signage network.

Finally, with the planned introduction later this year of our Impart IQ Ads® web service, we expect to be competing for advertising spending with all other advertising media companies, including other out-of-home advertising media, internet advertising and traditional advertising media, such as newspapers, magazines, television and radio. Some of the largest traditional advertising media companies include Time-Warner, Infinity Broadcasting, Viacom, and the major U. S. television networks. Out-of-home media includes advertising on billboards, bus shelters and static displays, among other forms.

We also expect that a number of traditional advertisers will soon recognize the opportunities within the digital media segment of the advertising market and will begin offering services similar to those offered by our advertising division and our planned Impart IQ Ads® web service. Most of the above-named companies have significantly greater financial resources than we have.

We generally compete for customers on the basis of the range of services we offer, our brand name and industry reputation, the recurring subscription management, hosting, installation, and network operation fees we charge, the types and locations of the media properties in our networks, among other factors.

Media Services. The advertising and direct response media industry is highly competitive, with firms of all sizes and disciplines competing primarily on the basis of reputation and quality of service to attract and retain clients and personnel. Companies such as WPP Group, Omnicom Group, Interpublic Group, Digitas, ChoicePoint Precision Marketing and Havas generally serve large corporations with consolidated or business unit sales from direct marketing in excess of $100 million. Additionally, based on agency direct marketing revenues published in Advertising Age’s 2006 Agency Survey, there are approximately 28 agencies with direct marketing revenues ranging from $10 million to $100 million and several dozen agencies with direct marketing revenues ranging from at least $1 million to $10 million. We intend to seek a market niche by providing a full level of service quality that users of direct marketing services may not receive from our larger competitors. Certain of our advertising clients are smaller companies that are not typically sought after by the major advertising and marketing companies.

Employees

As of June 29, 2007, we have 58 full-time employees. Of our employees, 8 are in executive management, 9 are in finance and administration, 18 are in sales and marketing and 23 are in operations, creative, information technology, development and technical support. As part of our growth strategy, we intend to hire additional employees in all areas of operation. We have 27 employees based out of our headquarters in Seattle, Washington. At our advertising business unit in New York, New York, we have 31 employees. None of our employees are subject to any collective bargaining agreement. We believe we have good relations with our employees.

Regulation

We are not aware of any material legal or other regulatory restrictions that may adversely affect our digital signage and interactive media business or our advertising and direct response media business. The furnishing of advertising services is subject to compliance with the Robinson-Patman Act, which prohibits price discrimination among purchasers of commodities that are competing in the same marketing area. Our management is aware of its responsibilities under the Robinson-Patman Act and has instructed our sales staff accordingly. We intend to provide similar terms and service quality to all venue locations and customers in any given market and we intend to operate our business in compliance with this act.

Development of Business

We were incorporated in the State of Nevada on May 17, 1996, under the name “Multinet International Corporation.” During the period from our incorporation until September 26, 2001, we generated no significant revenues and accumulated no significant assets, as we attempted to develop various business opportunities. On September 26, 2001, we acquired all of the outstanding capital stock of Limelight Media Group, Inc., a Nevada corporation, formerly known as Showintel Networks, Inc., that was engaged in the digital signage business. This transaction is commonly referred to as a “reverse acquisition” in which all of the outstanding capital stock of Limelight Media was effectively exchanged for a controlling interest in our company, which was a publicly-held “shell” corporation at the time of the transaction. On October 3, 2003, we changed our name to “Limelight Media Group, Inc.” From September 2001 until June 2005, we conducted limited operations as we sought financing to implement our business strategy.

On June 30, 2005, we acquired all of the outstanding capital stock of Impart, Inc., a Washington corporation, or Impart Inc. engaged in the design, installation and sale of digital signage networks (one of our current lines of business). This transaction was also a “reverse acquisition” in which all of the outstanding capital stock of Impart-Washington was effectively exchanged for a controlling interest in our company. This was considered a capital transaction (a recapitalization) rather than a business combination. Accordingly, no goodwill or other intangible assets were recorded. On December 22, 2005, we changed our name to “Impart Media Group, Inc.”

On February 28, 2006, we purchased, through our wholly-owned subsidiary, Impart Media Advertising, Inc., substantially all of the assets of E&M Advertising, Inc., E&M West/Camelot, Inc. and NextReflex, Inc., which companies were engaged in the placement and marketing of direct response media.

Business of Predecessor

Impart, Inc. (Washington State), in which we acquired a 100% interest on June 30, 2005, was formed in 1984. Prior to this transaction, we conducted limited operations in the digital signage industry. Since Impart, Inc. was considered to be the acquirer for financial reporting purposes, our historical financial statements for any period prior to June 30, 2005 are those of Impart, Inc..

Legal Proceedings

Claims and lawsuits have been filed against us and our subsidiaries from time to time. Although the results of pending claims are always uncertain, we do not believe the results of any such actions, individually or in the aggregate, will have a material adverse effect on our financial position or results of operation. Additionally, we believe that we have insurance coverage in respect of these claims, but no assurance can be given as to the sufficiency of such insurance in the event of any unfavorable outcome resulting from these actions.

MANAGEMENT

Management and Board of Directors

The following sets forth the name, age and position of each director and executive officer of our company as of June 29, 2007:

Name	Age	Position(s)
Ron Elgin	65	Chairman of the Board
Joseph F. Martinez	57	Chief Executive Officer, Director
Thomas C. Muniz	52	President, Chief Operating Officer
Stephen M. Wilson	51	Chief Financial Officer
Todd Weaver	32	Chief Technology Officer
Laird Laabs	51	President, Impart Asia-Pacific, Director
Michael Medico	60	President, Impart Media Advertising Division
Steven Corey	52	Chief Strategy Officer
J. Scott Campbell	47	Chief Creative Officer
Larry Calkins	52	Director
Joachim Kempin	63	Director

All directors serve for terms of one year and until their successors are elected and qualified. All officers serve at the pleasure of the board of directors. There are no family relationships among any of the officers and directors.

Biographical information concerning our remaining executive officers is set forth below:

Ron Elgin. Mr. Elgin has served as Chairman of the board of directors since May 2007. Mr. Elgin had served as a member of our board of directors since February 2006. Since 1994, Mr. Elgin has served as the Chief Executive Officer and President of DDB Seattle, Inc., a division of DDB Worldwide Communications Group, Inc., an international marketing services company.  In 1981, Mr. Elgin co-founded ElginSyferd Inc., and served in various executive capacities until it was acquired by DDB Worldwide Communications Group, Inc. in 1994.

Joseph F. Martinez .  Mr. Martinez has served as our Chief Executive Officer since March 2006. He has served as a member of our board of directors since May 2007. He served as our Chief Financial Officer and the Chairman of our board of directors from June 2005, when we acquired Impart, Inc. in a reverse acquisition, until May 2007.  From August 2004 until June 2005, Mr. Martinez served as a director of Impart, Inc. and as its Chief Executive Officer. From 2002 until 2004, he was a financial advisor to Impart, Inc. In 2002, Mr. Martinez formed Core Venture Partners, LLC, a merchant-banking and financial advisory firm. Prior to that, Mr. Martinez was the President and Chief Executive Officer of Centaur Partners, a Silicon Valley-based investment bank, from 1998 to 2002.

Thomas C. Muniz.  Mr. Muniz has served as our President since June 2006 and as our Chief Operating Officer since June 2005, when we acquired Impart, Inc. in a reverse acquisition.  From June 2005 until February 2006, he served as our Chief Technology Officer.  From 2003 until June 2005, Mr. Muniz served as Chief Operating Officer and Chief Technology Officer of Impart, Inc.  He was also a co-founder of Media SideStreet Corporation, a provider of subscription-based media content that was acquired by Impart, Inc. in June 2005, and served as its President and as a director from 1995 until its acquisition.

Stephen M. Wilson.  Mr. Wilson has served as our Chief Financial Officer since May 2007. He served as Vice President of Finance/Corporate Controller from July 2006 until his promotion to Chief Financial Officer. From 2004 to 2006, he served as Division Controller for Rabanco Companies, Division of Allied Waste. From 2000 to 2004 Mr. Wilson was Owner/President of Strategic Finance and Accounting Services, Inc. He is a licensed Certified Public Accountant and also a Certified Management Accountant and holds dual Bachelor of Arts degrees in Accounting and Business Administration from Western Washington University.

Todd Weaver.  Mr. Weaver has served as our Chief Technology Officer since February 2006.  From September 2005 until February 2006, he served as our Vice President of Technology.   From 2003 until February 2005, Mr. Weaver served as a senior design engineer of Amazon.com, Inc. From 1999 until 2003, Mr. Weaver served as Lead Developer of Entertainment Works and, from 1999 until 2006, he was employed as an Internet developer by The American Lung Association.

Laird Laabs. Mr. Laabs has served as President, Impart Asia-Pacific since May 2007 and as a member of our board of directors since June 2005, when we acquired Impart, Inc. in a reverse acquisition. Mr. Laabs previously served as our Chief Sales Officer from October 2006 until May 2007. Prior to serving as our Chief Sales Officer, Mr. Laabs served as our President from June 2005 until June 2006 and Chief Marketing Officer from June 2006 to October 2006.  Mr. Laabs was a co-founder of Impart, Inc. and, prior to the acquisition, he served as one of its directors and as an executive officer since its incorporation in 1984.  From 2001 until the acquisition in June 2005, he served as Impart Inc.’s President.  Mr. Laabs also served as Vice President and a director of Media SideStreet Corporation, a provider of subscription-based media content, from May 1995 until June 2005, until it was acquired by Impart, Inc. in June 2005.

Michael Medico. Mr. Medico has served as an Executive Vice President of our company and President of Impart Media Advertising, Inc., our wholly owned subsidiary, since March 2006.   Mr. Medico was the founder of E&M Advertising, Inc., NextReflex, Inc. and E&M West/Camelot Media, Inc., the assets of which we purchased in February 2006, and served as a director and chief executive officer of such companies since their respective dates of incorporation in 1981, 2000 and 2002.

Steven Corey.  Mr. Corey has served as our Chief Strategy Officer since June 2005, when we acquired Impart, Inc. in a reverse acquisition.   Mr. Corey was a co-founder of Impart, Inc. and, prior to the acquisition, served as one of its directors and as its Chairman since its incorporation in 1984.  From 1995 until our acquisition of Impart, Inc. in June 2005, Mr. Corey also served as a director of Media SideStreet Corporation, a provider of subscription-based media content that was acquired by Impart, Inc. in June 2005.

J. Scott Campbell. Mr. Campbell has served as our Chief Creative Officer since April 2007. From September 2005 until April 2007, Mr. Campbell served as our Vice President of Creative and Product Design.  Prior to joining our company in 2005, Mr. Campbell served as President of Springbrain Inc. since 2001.

Executive Compensation

The following Summary Compensation Table sets forth certain information concerning the compensation of our Chief Executive Officer and our two most highly compensated executive officers, other than the Chief Executive Officer (collectively, the “Named Executive Officers”), for the year ended December 31, 2006:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Joseph Martinez(1) Chief Executive Officer and Chief Financial Officer*	2006	120,000	-0-	61,139	538,950	N/A	N/A	-0-	720,089
Thomas Muniz(2) Chief Operating Officer	2006	120,000	-0-	-0-	269,475	N/A	N/A	-0-	389,475
Todd Weaver(3) Chief Technology Officer	2006	120,000	-0-	-0-	134,738	N/A	N/A	-0-	254,738

(1)
Mr. Martinez was appointed as our Chief Executive Officer in March 2006 and our Chief Financial Officer effective June 30, 2005.  Our employment agreement with Mr. Martinez provides for an annual base salary of $120,000, plus benefits. We paid Mr. Martinez $61,139 for additional compensation through the issuance of shares of our common stock in January 2006. The closing price of our common stock on the issuance date as reported on the over-the-counter bulletin board was $0.95 per share.  See section caption “Outstanding Equity Awards at Fiscal Year-End” for a discussion with respect to grants of options to purchase shares of our common stock.

(2)
Mr. Muniz was as appointed as our President effective June 1, 2006 and Chief Operating Officer effective June 30, 2005. Our employment agreement with Mr. Muniz provides for an annual base salary of $120,000, plus benefits. See section caption “Outstanding Equity Awards at Fiscal Year-End” for a discussion with respect to grants of options to purchase shares of our common stock.

(3)
Mr. Weaver was appointed as our Chief Technology Officer, effective February 2006. In September 2006, we entered into a three-year employment agreement with Mr. Weaver that provides an annual base salary of $120,000, plus benefits, and is subject to termination provisions. See section caption “Outstanding Equity Awards at Fiscal Year-End” for a discussion with respect to grants of options to purchase shares of our common stock.

Equity Incentive Plan

In December 2005, we adopted the Impart Media Group, Inc. 2006 Equity Incentive Plan (the “Option Plan”) for the purpose of attracting, retaining and maximizing the performance of executive officers and key employees and consultants.  We have reserved 5,000,000 shares of our common stock for issuance under the Option Plan.  The Option Plan has a term of ten years. The Option Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, stock appreciation rights and restricted stock awards.  The Option Plan is administered by our board of directors.  The exercise price for non-statutory stock options may be equal to or more than 100 percent of the fair market value of shares of common stock on the date of grant.  The exercise price for incentive stock options may not be less than 100 percent of the fair market value of shares of common stock on the date of grant (110 percent of fair market value in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our issued and outstanding shares of common stock).

Options granted under the Option Plan may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our common stock) and generally vest in equal installments over a five-year period unless otherwise provided in such optionee’s employment agreement or other agreement.  Options generally terminate three months after the optionee’s termination of employment by our company for any reason other than death, disability or retirement, and are not transferable by the optionee other than by will or the laws of descent and distribution.

The Option Plan also provides for grants of stock appreciation rights (“SARs”), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of our common stock on the exercise date and the exercise price of the SAR.  The exercise price of any SAR granted under the Option Plan will be determined by our board of directors in its discretion at the time of the grant.  SARs granted under the Option Plan may not be exercisable for more than a ten-year period.  SARs generally terminate three months after the grantee’s termination of employment by our company for any reason other than death, disability or retirement.  Although our board of directors has the authority to grant SARs, it does not have any present plans to do so.

Restricted stock awards, which are grants of shares of common stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the Option Plan. At this time, our board of directors has not granted, and does not have any plans to grant, restricted shares of common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards for each Named Executive Officer, including unexercised options, stock that has not vested, and equity incentive plan awards, outstanding as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Martinez(1)	50,000	-0-	25,000 500,000	0.77 1.10	12/28/10 8/21/16	N/A	N/A	N/A	N/A
Thomas C. Muniz(2)	50,000	-0-	25,000 250,000	0.77 1.10	12/28/10 8/21/16	N/A	N/A	N/A	N/A
Todd Weaver(3)	40,000	-0-	20,000 125,000	0.70 1.10	12/28/10 8/21/16	N/A	N/A	N/A	N/A

(1)
On August 21, 2006, we granted Mr. Martinez options to purchase 500,000 shares of our common stock at an exercise price of $1.10 per share. These options shall vest in three equal installments of 33.3% of the amount granted with the first installment vesting August 21, 2007 and the remaining installments vesting on each of the next two anniversaries thereafter, subject to his continued employment. These options expire August 21, 2016. On December 28, 2005, we also granted Mr. Martinez options to purchase 75,000 shares of our common stock at an exercise price of $0.77 per share. These options shall vest in three equal installments of 33.3% of the amount granted with the first installment vesting December 28, 2005 and the remaining installments vesting on each of the next two anniversaries thereafter, subject to his continued employment. These options expire December 28, 2010.

(2)
On August 21, 2006, we granted Mr. Muniz options to purchase 250,000 shares of our common stock at an exercise price of $1.10 per share. These options shall vest in three equal installments of 33.3% of the amount granted with the first installment vesting August 21, 2007 and the remaining installments vesting on each of the next two anniversaries thereafter, subject to his continued employment. These options expire August 21, 2016. On December 28, 2005, we also granted Mr. Muniz options to purchase 75,000 shares of our common stock at an exercise price of $0.77 per share. These options shall vest in three equal installments of 33.3% of the amount granted with the first installment vesting December 28, 2005 and the remaining installments vesting on each of the next two anniversaries thereafter, subject to his continued employment. These options expire December 28, 2010.

(3)
On August 21, 2006, we granted Mr. Weaver options to purchase 125,000 shares of our common stock at an exercise price of $1.10 per share. These options shall vest in three equal installments of 33.3% of the amount granted with the first installment vesting August 21, 2007 and the remaining installments vesting on each of the next two anniversaries thereafter, subject to his continued employment. These options expire August 21, 2016. On December 28, 2005, we also granted Mr. Weaver options to purchase 60,000 shares of our common stock at an exercise price of $0.70 per share. These options shall vest in three equal installments of 33.3% of the amount granted with the first installment vesting December 28, 2005 and the remaining installments vesting on each of the next two anniversaries thereafter, subject to his continued employment. These options expire December 28, 2010.

Board of Directors Compensation

Although we currently do not have a formal policy with respect to board of director compensation, we have granted our non-employee directors options to purchase shares of our common stock in an effort to attract, motivate and retain high performing independent members of our board of directors.  We do not pay any of our directors cash fees in consideration for their services, attendance at board of director or committee meetings nor do we pay our directors in consideration for chairing a committee.

Employee directors are not additionally compensated for board services.  Upon being elected to our board of directors, non-employee independent directors are eligible to receive a grant of ten-year stock options to purchase 6,000 shares of our common stock, which vest over a three-year period and have an exercise price equal to the fair market value of our common stock on the date of grant.  Each of Mr. Joachim Kempin and Mr. Larry Calkins was granted options to purchase 6,000 shares of our common stock on December 28, 2005, of which one-third vested immediately upon such grant with the remaining two-thirds vesting equally on the second and third anniversaries of the grant date. On April 21, 2006, we issued 6,000 shares of common stock to Mr. Kempin in consideration for the performance of consulting and advisory services prior to becoming a member of our board of directors.  In addition, pursuant to an employee stock option plan, on August 21, 2006 we granted additional options to purchase 25,000 shares of our common stock at $1.10 each to Mr. Kempin, Mr. Calkins, and Mr. Ronald Elgin in consideration of their services for 2006.

Directors who also serve as our executive officers do not receive additional compensation in respect of their services as directors. For further information on individual issuances and grants to executive officers, please see the “Summary Compensation Table” above.

The following table sets forth information with respect to director compensation during the year ended December 31, 2006:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph Martinez	-0-	-0-	-0-	N/A	N/A	-0-	N/A
Laird Laabs	-0-	-0-	-0-	N/A	N/A	-0-	N/A
Larry Calkins(1)	-0-	-0-	26,948	N/A	N/A	-0-	26,948
Ronald Elgin(3)	-0-	-0-	26,948	N/A	N/A	-0-	26,948
Joachim Kempin(3)	-0-	14,700	26,948	N/A	N/A	-0-	41,648

(1)
On August 21, 2006, we granted Mr. Calkins options to purchase 25,000 shares of our common stock, valued at an exercise price of $1.10 per share. These options vest in three equal installments of 33.3% of the amount granted, with the first installment vesting on August 21, 2007 and the remaining installments vesting on each of the subsequent anniversaries thereafter, subject to his continued participation as a board member. These options expire on August 21, 2016.

(2)
On August 21, 2006, we granted Mr. Elgin options to purchase 25,000 shares of our common stock at an exercise price of $1.10 per share. These options vest in three equal installments of 33.3% of the amount granted, with the first installment vesting August 21, 2007 and the remaining installments vesting on each of the subsequent anniversaries thereafter, subject to his continued participation as a board member. These options expire August 21, 2016.

(3)
On August 21, 2006, we granted Mr. Calkins options to purchase 25,000 shares of our common stock at an exercise price of $1.10 per share. These options vest in three equal installments of 33.3% of the amount granted, with the first installment vesting August 21, 2007 and the remaining installments vesting on each of the subsequent anniversaries thereafter, subject to his continued participation as a board member. These options expire August 21, 2016. We had previously issued 6,000 shares of our common stock, valued at $14,700 to Mr. Kempin on April 21, 2006 in consideration for the performance of consulting and advisory services prior to becoming a member of our board of directors.

Employment Agreements

We have employment agreements with each of our Named Executive Officers. These agreements are summarized below and include the ability to receive certain payments from us in the event of certain change of control or termination events.

Joseph F. Martinez

On June 30, 2005, we entered into an employment agreement with Mr. Joseph F. Martinez, pursuant to which Mr. Martinez serves as Chief Financial Officer of our company. The agreement provides for a term of three-years, commencing on June 30, 2005 and terminating on June 29, 2008, with an annual base salary of $120,000. The employment agreement also provides that, in the event his employment is terminated for any reason other than (i) by us for “cause” (as defined) or (ii) by Mr. Martinez for “good reason” (as defined), we will pay to Mr. Martinez a severance amount equal to his annual base salary, pro-rated, for the lesser of (x) the remainder of the original term of the agreement or (y) the 12-month period following the effective date of termination.  The terms of his employment agreement were unchanged as a result of his appointment as Chief Executive Officer.

Thomas C. Muniz

On June 30, 2005, we entered into an employment agreement with Mr. Thomas C. Muniz, pursuant to which Mr. Muniz serves as Chief Operating Officer and Chief Technology Officer of our company.   The agreement provides for a term of three-years, commencing on June 30, 2005 and terminating on June 29, 2008, with an annual base salary of $120,000.  His employment agreement also provides that, in the event his employment is terminated for any reason other than (i) by us for “cause” (as defined) or (ii) by Mr. Muniz for “good reason” (as defined), we will pay to the executive a severance amount equal to his annual base salary, pro-rated, for the lesser of (x) the remainder of the original term of the agreement or (y) the 12-month period following the effective date of termination.  Mr. Muniz resigned from his position of Chief Technology Officer in February 2006.  He was subsequently appointed as our President effective June 1, 2006.  The terms of his employment agreement were unchanged as a result of either his resignation or recent appointment.

Todd Weaver

On September 1, 2006, we entered into an employment agreement with Mr. Todd Weaver, pursuant to which Mr. Weaver serves as Chief Technology Officer of our company.  The agreement provides for a term of three-years, commencing on September 1, 2006 and terminating on August 31, 2009, with an annual base salary of $120,000.  The employment agreement also provides that, in the event his employment is terminated for any reason other than (i) by us for “cause” (as defined) or (ii) by Mr. Weaver for “good reason” (as defined), we will pay to Mr. Weaver a severance amount equal to his annual base salary, pro-rated, for the lesser of (x) the remainder of the original term of the agreement or (y) the 12-month period following the effective date of termination.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 29, 2007, the names, addresses and number of shares of our common stock and Series A Preferred Stock beneficially owned by all persons known to us to be beneficial owners of more than 5% of the outstanding shares of common stock, and the names and number of shares beneficially owned by all of our directors and all of our executive officers and directors as a group:

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)

Steven Corey	3,136,998	(2)	12.5%
Laird Laabs	2,605,913	(3)	10.4%
Joseph F. Martinez	1,205,853	(4)	4.8%
Thomas C. Muniz	1,031,302	(5)	4.1%
Michael Medico	931,453	(6)	3.7%
Todd Weaver	126,334	(7)	*
J. Scott Campbell	126,334	(8)	*
Joachim Kempin	26,666	(9)	*
Larry Calkins	20,666	(10)	*
Ronald Elgin	16,666	(11)	*
Stephen M Wilson	3,333	(12)	*
All directors and executive officers as a group (11 persons) (13)	9,231,518		36.8%
_________________

*	Constitutes less than 1%.

(1)
For purposes of this table, information as to the beneficial ownership of shares of our common stock is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities.  Except as otherwise indicated, all shares of our common stock and Series A Preferred Stock are beneficially owned, and sole investment and voting power is held, by the person named. The percentages in this table are based upon a total of 25,602,247 shares outstanding as of June 29, 2007, not including 8,653,856 shares issuable upon conversion of the outstanding shares of our Series A Preferred Stock and also not including 2,800,000 shares issuable upon conversion $2,100,000 aggregate principal amount of our outstanding Convertible Debentures.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of our common stock that such person has the right to acquire within 60 days after June 29, 2007. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after June 29, 2007 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

(2)	Includes 3,086,998 shares of our common stock owned of record and 50,000 shares of our common stock issuable upon the exercise of outstanding options.

(3)
Includes 2,510,913 shares of our common stock owned of record, 50,000 shares of our common stock issuable upon the exercise of outstanding options, 20,000 shares of our common stock held of record by Mr. Laabs’ wife and an aggregate of 25,000 shares of our common stock held of record by Mr. Laabs’ children.

(4)	Includes 822,519 shares of our common stock owned of record and 383,334 shares of our common stock issuable upon the exercise of outstanding options.

(5)	Includes 814,636 shares of our common stock owned of record and 216,666 shares of our common stock issuable upon the exercise of outstanding options.

(7)	Includes 3,000 shares of our common stock owned of record and 123,334 shares of our common stock issuable upon the exercise of outstanding options.

(8)	Includes 3,000 shares of our common stock owned of record and 123,334 shares of our common stock issuable upon the exercise of outstanding options.

(9)	Includes 6,000 shares of our common stock owned of record and 20,666 shares of our common stock issuable upon the exercise of outstanding options.

(10)	Represents 20,666 shares of our common stock issuable upon the exercise of outstanding options.

(11)	Represents 16,666 shares of our common stock issuable upon the exercise of outstanding options.

(12)	Represents 3,333 shares of our common stock issuable upon the exercise of outstanding options.

(13)	None of the shares held by management are subject to pledge as security.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions Involving Former Chief Executive Officer and Director

On March 31, 2006, we entered into a Separation Agreement with Mr. David Lott, our former Chief Executive Officer and a director, pursuant to which we agreed to pay Mr. Lott a severance amount (less certain deductions) equal to his annual base salary of $120,000 in equal installments over a period of 12-months following the date of his resignation.  We also agreed to accelerate the vesting period of options held by Mr. Lott to purchase 50,000 shares of our common stock.  In connection with our severance agreement with Mr. Lott, we agreed to extend the expiration date of 25,000 options already vested at the date of separation to December 2007.  Under the agreement, Mr. Lott agreed to certain non-solicitation restrictions with respect to our employees and clients.  As of March 2007, we have satisfied all obligations pertaining to the severance agreement with Mr. Lott.

In the fourth quarter of 2005, Mr. Lott, our Chief Executive Officer and a director at that time, pledged 287,350 shares of our common stock beneficially owned by him to two lenders as security for loans made to our company in the aggregate principal amount of $192,780.12.  The shares pledged by Mr. Lott as security for the loan were foreclosed upon by such lenders following an alleged breach of the loan documents.  As result of such foreclosure, in January 2006, we issued to Mr. Lott 287,350 shares of our common stock to compensate Mr. Lott for the loss of such foreclosed securities.

On August 31, 2004, we executed a promissory note in favor of Mr. Lott, our Chief Executive Officer and Chairman of the board of directors at that time, in the principal amount of $385,306.78 to evidence loans made by Mr. Lott to us and accrued but unpaid compensation due to Mr. Lott for services rendered in 2003.  The promissory note bore interest at the rate of 9% per annum and was payable on demand.  In January 2006, we repaid the full outstanding amount of this note by issuing 607,397 shares of our common stock to Mr. Lott.

Registration Rights Agreement

Mr. Laird Laabs and Mr. Steven Corey, each an officer of our company and a beneficial holder of more than 10% of the outstanding shares of our company, are parties to a Registration Rights Agreement, dated as of June 30, 2005, with our company, pursuant to which such persons have demand and “piggyback” registration rights with respect to certain shares of our common stock owned by them.

Promissory Notes and Other Financing Arrangements

On June 30, 2005, we issued a promissory note to Mr. Tom O’Rourke, our former Executive Vice President of Marketing, in the principal amount of $250,000 as payment in part of the purchase price paid by Impart, Inc. for substantially all of the assets of iPoint Networks, LLC, a company owned by Mr. O’Rourke.  The promissory note bore interest at the rate of 8% per year and matured on June 30, 2006.  We paid all outstanding amounts due under this promissory note in January 2006.

On April 20, 2005, we issued a three year promissory note to Bruce Corey, the father of Steven Cory, our Chief Strategy Officer, in the principal amount of $150,000 in consideration for a loan made by Bruce Corey. The note bears interest rate of 12% per year and matures on April 20, 2008. The entire principal amount due under this promissory note is currently outstanding.

On November 4, 2005, we entered into an agreement (the “Letter Agreement”) with certain stockholders of our company, including Joseph Martinez, our Chief Executive Officer, Chief Financial Officer and Chairman, Laird Laabs, our Chief Sales Officer and one of our directors, Steven Corey, our Chief Strategy Officer, and Tom Muniz, our Chief Operating Officer and Chief Technology  Officer, pursuant to which we agreed to issue to each of such stockholders a promissory note in lieu of the issuance of the additional shares of our common stock that were required to be issued under the terms of the Agreement and Plan of Merger, dated as of June 30, 2005, among Impart, our company and Limelight Merger II Corp., a Washington corporation (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each stockholder who owned shares of Impart (the “Impart Stockholders”) as of June 30, 2005 was entitled to receive a certain number of additional shares of our common stock following the consummation of such transaction. The aggregate number of shares issuable was approximately 2,875,000 million shares. The Letter Agreement provided that the principal amount of each such promissory note issued in lieu of shares would equal the number of additional shares of common stock that such IMPART Stockholder was entitled to receive pursuant to the Merger Agreement multiplied by $.08. In connection with the Letter Agreement, we issued promissory notes to the IMPART Stockholders in the aggregate principal amount of $4.6 million. The principal amount of such promissory notes, together with accrued interest thereon at the rate of 6% per annum, was to be paid on or before November 4, 2007. Effective December 30, 2005, the IMPART Stockholders agreed to cancel such promissory notes and to convert the outstanding principal and interest represented thereby into an aggregate of 2,934,991 shares of our common stock.

During April 2005, we issued two promissory notes to Laird Laabs, our Chief Sales Officer and a director of our company, and Steven Corey, our Chief Strategy Officer, in the amounts of $16,000 and $20,000, respectively, to pay for equipment we purchased from Impart. The promissory note issued to Mr. Laabs accrued interest at the rate of 20% per annum. The promissory note issued to Mr. Corey accrued interest at the rate of 8.5% percent per annum. We paid both of these promissory notes in full on April 11, 2006.

On June 30, 2005, Impart entered into an asset purchase agreement with Media Side Street Corporation (“MSSCO”) to purchase substantially all of the assets of MSSCO for a purchase price of $1,027,965. Laird Laabs, who also serves as our Chief Sales Officer, and Steven Corey, who serves as our Chief Strategy Officer, were stockholders of MSSCO at the time. Thomas Muniz, our Chief Operating Officer and Chief Technology  Officer was the founder and served as the President of MSSCO.

Certain Other Relationships

Anthony Medico, the son of Michael Medico, our Executive Vice President and President of our wholly-owned subsidiary, Impart Media Advertising, Inc., is employed by us as our Executive Vice President of Operations for Impart Media Advertising, Inc. He was paid $118,145 in consideration of services performed during the fiscal year ended 2006.

Lease Agreement

We are the tenant under a lease agreement, dated June 24, 1998, with 1300 North Northlake Way LLC, a Washington limited liability company (the “Landlord”).  The principals of the Landlord are Laird Laabs, our Chief Sales Officer and a director of our company, and Steven Corey, our Chief Strategy Officer.  Mr. Laabs and Mr. Corey are each beneficial owners of in excess of 10% of the outstanding common stock of our company.  During fiscal years ended 2005 and 2006, we paid to the Landlord rent in the aggregate amounts of $177,200 and $180,000, respectively. During each of the three months ended March 2005 and 2006, we paid to the Landlord rent in the aggregate amount of $45,000.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share, of which 4,500,000 shares are designated as Series A convertible preferred stock, par value $.001 per share (the “Series A preferred stock”). As of June 29, 2007, 23,959,248 shares of common stock were issued and outstanding and 2,903,229 shares of our Series A preferred stock (which are convertible into 8,653,856 shares of common stock) were issued and outstanding.  In addition, at such date, 4,160,000 shares of our common stock were reserved for issuance upon the exercise of outstanding options, 5,539,678 shares were reserved for issuance upon the exercise of outstanding warrants, and 2,800,000 shares were reserved for issuance upon the conversion of $2,100,000 aggregate principal amount of our Convertible Debentures.

Common Stock

Voting, Dividend and Other Rights.Each outstanding share of our common stock will entitle the holder to one vote on all matters presented to the stockholders for a vote.  Holders of shares of common stock have no preemptive, subscription or conversion rights.  Our board of directors will determine if and when distributions may be paid out of legally available funds to the holders.  We have not declared any cash dividends with respect to our common stock.  Our declaration of any cash dividends in the future will depend on a determination by our board of directors as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, we are a party to a credit facility that prohibits the payment of dividends without the lender's prior consent.  The terms of our Series A preferred stock further provide that, for so long as any shares of Series A preferred stock are outstanding, we may not declare dividends on our common stock (or any other junior stock) unless all accrued dividends on the Series A preferred stock shall have been paid. In addition, under the terms of our financing arrangement with Laurus Master Fund, Ltd. (“Laurus”), we may not, without Laurus’ consent, declare or pay dividends on any class of our capital stock, other than pursuant to the terms of our Series A preferred stock.

Rights Upon Liquidation. Upon liquidation, subject to the rights of our creditors, including, without limitation, Laurus and the holders of our Series A Preferred Stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of our outstanding shares of common stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors.  The common stock does not have cumulative voting rights.  Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Our board of directors has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by our board of directors.  The provisions of a particular series of authorized preferred stock, as designated by the board of directors, may include restrictions on the payment of dividends on common stock.  Such provisions may also include restrictions on our ability to purchase shares of Common Stock or to purchase or redeem shares of a particular series of authorized preferred stock.  Depending upon the voting rights granted to any series of authorized preferred stock, issuance of such shares could result in a reduction in the voting power of the holders of common stock.  In the event of any dissolution, liquidation or winding up of our company, whether voluntary or involuntary, the holders of the preferred stock may receive, in priority over the holders of common stock, a liquidation preference established by our board of directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of our company.

Series A Preferred Stock

On March 2, 2006, we filed a Certificate of Designation of the Relative Rights and Preferences of the Series A convertible preferred stock of Impart Media Group, Inc. (as amended to date, the "Certificate of Designation") with the Nevada Secretary of State designating 4,500,000 shares of our preferred stock as Series A preferred stock.

Conversion.  Holders of Series A preferred stock shall have the right to convert each of their shares of Series A preferred Stock into such number of fully paid and nonassessable shares of common Stock as is determined by dividing the number of shares of Series A preferred stock held by such holder by the conversion price at the time of such conversion. The conversion price per share for shares of Series A preferred stock is $0.52 (subject to certain adjustments as set forth in the Certificate of Designation).  A mandatory conversion of all outstanding shares of Series A preferred stock shall occur upon the earlier of either (i) January 27, 2009 or (ii) the date we consummate a bona fide firm underwritten public offering of our securities of at least $20 million in which the price per share is at least $4.00 (subject to certain adjustments as set forth in the Certificate of Designation) and subject to other terms and restriction as set forth in the Certificate of Designation.

Voting, Dividend and Other Rights.  The Certificate of Designation provides, among other terms, that (i) dividends will accrue at the rate of seven percent (7%) per annum on the liquidation preference of our outstanding shares of Series A preferred stock, payable semi-annually, and (ii) the Series A preferred stock shall carry the following voting rights whereby the consent or affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Series A preferred stock is necessary to: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock (with limited exceptions); (b) amend, alter or repeal the provisions of the Series A preferred stock to adversely affect the rights, preferences and voting powers of such Series A preferred stock, (c) repurchase, redeem or pay dividends on any shares of common stock; (d) amend our Articles of Incorporation or our By-Laws; (e) effect any distribution with respect to any junior stock; (f) reclassify our outstanding securities, and (g) voluntarily file for bankruptcy, liquidate our assets or change the nature of our business.

Redemption by Holders.  A holder of the Series A preferred stock shall have the option to require us to redeem all or a portion of such holder’s shares of Series A preferred stock at a price per share equal to 100% of the liquidation preference amount (plus any accrued but unpaid dividends and liquidated damages) inn connection with (i) a merger or consolidation of our company, (ii) the sale or transfer of more than 50% of our assets other than inventory in the ordinary course of business or (iii) the closing of a tender or exchange offer in which more than 50% of the outstanding shares of our common stock were tendered and accepted. In addition, a holder of the Series A preferred stock shall have the option to require us to redeem all or a portion of such holder’s shares of Series A preferred stock at a price per share equal to 120% of the liquidation preference amount (plus any accrued but unpaid dividends and liquidated damages), upon the occurrence of (i) a lapse in the effectiveness of the registration statement we are required to file and maintain covering the shares of common stock issuable upon conversion of such shares of Series A preferred stock, which lapse continues for 20 consecutive trading days and the shares of common stock which such holder’s shares of Series A preferred stock can be converted, cannot be sold in the public markets, (ii) a suspension of the listing of our common stock on all public markets for a period of five consecutive trading days, (iii) the deregistration of our common stock so that it is no longer publicly traded or (iv) our failure to comply with the terms of a conversion notice or any request for conversion.

Redemption by Company.  At any time while there is an effective registration statement permitting resale of the shares of common stock issuable upon conversion of the Series A preferred stock, we may redeem all of the outstanding shares of Series A preferred stock outstanding upon twenty (20) business days’ prior written notice at a price per share equal to 100% of the liquidation preference amount (plus any accrued but unpaid dividends).

Rights Upon Liquidation. Upon liquidation, the holders of the shares of Series A preferred stock shall be entitled to receive distributions equal to the liquidation preference amount of the Series A preferred stock before any amount shall be paid to the holders of common stock or any other junior capital stock.

Convertible Debentures

On May 24, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with six institutional investors (the “Purchasers”), pursuant to which, we agreed to sell unsecured convertible debentures (the “Convertible Debentures”) in the aggregate principal amount of two million one hundred thousand dollars ($2,100,000.00) in connection with our offering of up to three million dollars ($3,000,000) of aggregate principal amount of Convertible Debentures. This transaction closed on May 25, 2007. The Convertible Debentures are convertible, at the option of the Purchasers, into shares our common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion price of $0.75 per share (as adjusted, the “Conversion Price”). Purchasers of the Convertible Debentures will receive registration rights pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”) that requires us to file a registration statement (the “Registration Statement”) under the Securities Act of 1933 covering the resale the shares of Common Stock issuable upon conversion of the principal amount and interest payable under the Convertible Debentures. We intend to use the proceeds from this financing for working capital and general corporate purposes.

Conversion. Each Purchaser may, at any time, convert all or any portion of the outstanding principal amount and/or accrued interest under its Convertible Debenture into fully paid and nonassessable shares of our Common Stock at the Conversion Price. Unless waived by the Purchaser, neither we nor such Purchaser may convert such Purchaser’s Convertible Debenture if, as a result of the issuance of the underlying shares of Common Stock, such Purchaser would beneficially own more than 4.99% of the issued and outstanding shares of our Common Stock. If so waived, such Purchaser’s Convertible Debenture may not be converted if, as a result of the issuance of the underlying shares of Common Stock, such Purchaser would beneficially own more than 9.99% of the issued and outstanding shares of our Common Stock.

Maturity. Absent earlier redemption by the Company as described below, the Convertible Debentures mature on the second anniversary of the issuance date.

Interest. Interest will accrue on the unpaid principal and interest under the Convertible Debentures at a rate of 6% per annum, which amount is payable semiannually. Subject to certain notice provisions, we have the right to pay interest in shares of our Common Stock, the number of which shall be determined based on a price per share equal to the lesser of the Conversion Price or 85% of the ten day volume weighted average price of our Common Stock We may only pay interest in shares if certain conditions are met, including without limitation, the Registration Statement is then effective.

Principal Payments. Beginning on the six month anniversary of the issuance date of the Convertible Debentures, we are required to begin making monthly repayments of principal and accrued interest. The amount of the principal payments will be equal to 1/18 of the aggregate principal amount of Convertible Debentures issued in the offering ($116,666 per month). Subject to certain notice provisions, we have the right to pay principal in shares of our Common Stock, the number of which shall be determined based on a price per share equal to the lesser of the Conversion Price or 85% of the ten day volume weighted average price of our Common Stock We may only pay principal in shares if certain conditions are met, including without limitation, the Registration Statement is then effective. All amounts due under the Convertible Debentures must be repaid not later than three years from the date of issuance.

Adjustment of Conversion Price. Subject to certain customary exceptions, if we issue Common Stock or other securities convertible into or exercisable for Common Stock at per share less than the Conversion Price then in effect, the Conversion Price will be reduced to a price equal to the price per share of such issued securities. The Conversion Price is also subject to adjustment upon stock splits, stock dividends and the like.

Optional Prepayment. Subject to certain notice provisions (upon which a Purchaser may convert the outstanding amount of its Convertible Debentures), we may prepay each Convertible Debenture at any time by paying to the Purchaser (i) 100% of principal amount of the Convertible Debenture being repaid plus all accrued interest thereon; provided that certain conditions are met, including, without limitation, the Registration Statement is then effective and the total dollar volume of our Common Stock on the Over-the-Counter Bulletin Board (or other trading market) exceeds $100,000 for a period of twenty (20) consecutive days, or (ii) 175% of principal amount of the Convertible Debenture being repaid plus all accrued interest thereon without the need to satisfy the aforementioned conditions.

Negative Covenants. The Convertible Debentures provide that, unless the holders of 75% of the aggregate principal amount of the Convertible Debentures consent, we may not, among other things, (i) incur indebtedness or create liens other than certain permitted indebtedness and permitted liens, (ii) amend our Articles of Incorporation or By-laws in a manner that materially and adversely affects any holder of our Convertible Debentures, (iii) repurchase or redeem securities of our company, subject to certain exceptions, or (iv) pay cash dividends.

Events of Default. If an event of default occurs under the Convertible Debentures, each Purchaser has the option to declare immediately due and payable all obligations under the Convertible Debenture at an amount equal to all costs, fees and liquidated damages plus the greater of (i) 130% of the outstanding principal amount of the Convertible Debenture plus accrued interest thereon or (ii) the outstanding principal amount of the Convertible Debenture plus accrued interest thereon divided by the Conversion Price on the date of the default. Such events of default include, without limitation, the following:

•	a failure to make payments of principal or interest under the Convertible Debenture when due, subject to a three trading day cure period in the case of late interest payments only;
•
a breach by us of any covenant of the Convertible Debenture which continues for five trading days without cure after notice thereof by the Purchaser or ten trading days after we become (or should have become) aware of such breach;

•	if our Common Stock is not eligible for listing or quotation for five trading (5) consecutive days; and
•	if the Registration Statement shall not have been declared effective on or prior to the 270th day after the closing date for the sale of Convertible Debentures

Warrant Terms

Series A Purchaser Warrants. In connection with the Series A Convertible Stock Purchase Agreement with various purchasers of shares of our Series A preferred stock, we issued to such purchasers three-year warrants to purchase an aggregate of 2,903,229 shares of our common stock, with an exercise price of $2.25 per share.  In connection with the execution of an Amendment and Waiver, dated March 31, 2007, the exercise price of such warrants was reduced to $0.01 per share.  These warrants expire on March 2, 2009.  As of June 29, 2007, warrants to purchase 1,612,905 shares of our common stock remain outstanding.

Placement Agent Warrants – Series A Preferred Convertible Stock.  In connection with its role as placement agent with respect to our Series A preferred stock, we issued to H.C. Wainwright & Co., Inc. (and its designees) five-year warrants to purchase an aggregate of 290,323 shares of our common stock with an exercise price of $1.55 per share. These warrants expire on March 2, 2011.

Laurus Warrant.  In connection with our secured, non-convertible, revolving credit facility from Laurus, we issued to Laurus a seven-year warrant granting Laurus the right to purchase for cash (or through a “cashless exercise” feature) up to 750,000 shares of our common stock at an exercise price of $.01 (the “Laurus Warrant”).  The Laurus Warrant expires on January 27, 2013.  Under the terms of the security agreement governing the credit facility, Laurus agreed not to sell any shares issuable upon exercise of the Laurus Warrant that would exceed twenty-five percent (25%) of the aggregate dollar trading volume of our common stock for the 22-day trading period immediately preceding such sale.

Furthermore, Laurus may not exercise this warrant in connection with a number of shares of common stock which would exceed the difference between (i) 4.99% of the issued and outstanding shares of common stock and (ii) the number of shares of common stock beneficially owned by Laurus except upon (i) seventy-five (75) days’ prior notice from Laurus to us or (ii) upon the occurrence and continuance of an event of default under the security agreement governing the credit facility.

Convertible Debenture Transaction.  In connection with our Convertible Debentures, we issued to the purchasers five-year warrants (the “Warrants”) granting the right to purchase for cash (or through a “cashless exercise” feature) up to 1,400,000 shares of our Common Stock (representing 50% of the number of shares initially issuable upon conversion of the Convertible Debentures), at an initial exercise price of $0.52. The Warrants expire on May 24, 2012. Subject to certain customary exceptions, if we issue Common Stock or other securities convertible into or exercisable for Common Stock at per share less than the exercise price of the Warrants, the exercise price will be reduced to a price equal to the price per share of such issued securities. The Conversion Price is also subject to adjustment upon stock splits, stock dividends and the like. Unless waived by the Purchaser, such Purchaser may not exercise its Warrant if, as a result of the issuance of the underlying shares of Common Stock, such Purchaser would beneficially own more than 4.99% of the issued and outstanding shares of our Common Stock.  If so waived, such Purchaser may not exercise its Warrant if, as a result of the issuance of the underlying shares of Common Stock, such Purchaser would beneficially own more than 9.99% of the issued and outstanding shares of our Common Stock.

Placement Agent Warrants – Convertible Debentures.  In connection with its role as placement agent with respect to our Convertible Debentures, we issued to H.C. Wainwright & Co., Inc. (and its designees) five-year warrants to purchase an aggregate of 280,000 shares of our common stock with an exercise price of $0.52 per share. These warrants expire on May 24, 2012.

Registration Rights

Convertible  Debentures Transaction. In connection with our the purchase of our Convertible Debentures, the purchasers received registration rights pursuant to a Registration Rights Agreement dated as of May 24, 2007 that requires us to file a registration statement under the Securities Act of 1933 covering the resale 4,480,000 shares of Common Stock issuable upon conversion of the principal amount, interest payable, and warrants convertible under the agreement. We are required to use our best efforts to cause the Registration Statement to be declared effective within thirty (30) calendar days after the Filing Date (or within ninety (90) calendar dates after the Filing Date in the event the Registration Statement is reviewed by the Securities and Exchange Commission), but not later than two hundred seventy (270) days after the closing date of the sale of the Convertible Debentures. We are required to use our best efforts to keep the Registration Statement continuously effective until two years after the closing date, subject to normal and customary blackout periods. We will be required to pay liquidated damages of 2% of the total purchase price of the Convertible Debentures per month to each of the holders of the Convertible Debentures if we fail to file the Registration Statement or have it declared effective within the aforementioned time periods, as well as upon certain other customary defaults under the Registration Rights Agreement.

Laurus Financing Transaction.  In connection with our credit facility from Laurus, we granted registration rights to Laurus pursuant to a registration rights agreement dated as of January 27, 2006. Pursuant to the terms of such registration rights agreement, we filed a registration statement on Form SB-2 of which this Prospectus is a part, registering the re-sale of the shares of our common stock issuable upon exercise of warrants to purchase 750,000 shares of our common stock.  We are required to use our best efforts to have such registration statement declared effective by the Securities and Exchange Commission (the “Commission”) as promptly as possible after filing, but not later than October 15, 2006.  Subject to certain exceptions, we are required to keep such registration statement effective so long as such warrants remain outstanding..

Series A Financing Transaction. In connection with the a Series A convertible stock purchase agreement with certain purchasers of shares of our Series A preferred stock dated March 3, 2006 (the “Purchase Agreement”), we granted registration rights to such purchasers pursuant to a registration rights agreement dated as of March 3, 2006.  Pursuant to the terms of such registration rights agreement, we filed a registration statement on Form SB-2 of which this Prospectus is a part (the “Series A Registration Statement”), registering the re-sale of the shares of our common stock issuable (i) upon exercise of the Warrant and the Agent Warrants, and (ii) upon the conversion of the shares of Series A Preferred Stock issued in connection with the Purchase Agreement (the “Registrable Securities”). On June 25, 2007, we filed a post-effective amendment to the Series A Registration Statement which was declared effective by the Securities and Exchange Commission on June 26, 2007.

We are obligated to use our best efforts to maintain the effectiveness of the Series A Financing Registration Statement until the earlier of the date on which (i) all shares covered by the Series A Financing Registration Statement have been sold or (ii) all shares registered thereunder may be sold immediately without registration under the Securities Act of 1933, as amended (the “Act”) and without volume restrictions pursuant to Rule 144(k) of the Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer, Inc., 706 East Bell Road, Suite 202, Phoenix, Arizona, 85022.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the maximum number of shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of June 29, 2007.  All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

For purposes of this table, except as described above, beneficial ownership is determined in accordance with Commission rules, and includes voting power and investment power with respect to shares and shares owned pursuant to options or warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After Offering" column assumes the sale of all shares offered. The number and percentage of shares beneficially owned are based on 23,959,248 shares of common stock outstanding at June 29, 2007.

As explained below under "Plan of Distribution," we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement of which this prospectus is a part.

Selling Stockholders	Number of Shares Beneficially Owned Prior to Offering(1)%		Number of Shares Offered(2)	Number of Shares Beneficially Owned After Offering

Enable Growth Partners LP	1,195,566	4.99	2,190,000(3)	4,687,037
Enable Opportunity Fund Partners LP	1,195,566	4.99	360,000(4)	835,566
Hudson Bay Fund, LP	1,195,566	4.99	258,000(5)	937,566
Hudson Bay Overseas Fund LTD	342,000	*	342,000(6)	-0-
Pierce Diversified Strategy Master Fund LLC	1,195,566	4.99	450,000(7)	745,566
Crescent International LTD	600,000	2.50	600,000(8)	-0-
H.C. Wainwright & Co., Inc.	285,161	*	140,000(9)	145,161
John R. Clarke	154,928	*	65,000(10)	89,928
Ari J. Fuchs	58,540	*	20,000(11)	38,540
Jason A. Stein	34,516	*	20,000(12)	14,516
Adam Ferenzc	5,000	*	5,000(13)	-0-
Anthony Sarkis	20,000	*	20,000(14)	-0-
Christine Tracey	5,000	*	5,000(15)	-0-
Michael Messanger	5,000	*	5,000(16)	-0-
 ______________

* Less than 2%

(1)
Unless otherwise indicated, each selling stockholder has sole voting and investment power with respect to their shares of common stock.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders.

(2)
The actual number of shares of our common stock offered hereby, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of any warrant by reason of adjustment mechanisms described therein, by reason of penalty provisions described therein, or by reason of any future stock splits, stock dividends or similar transactions involving our common stock, in order to prevent dilution,  in accordance with Rule 416 under the Securities Act.

(3)
Represents (i) 1,460,000 shares of common stock issuable upon the conversion of $1,095,000 aggregate principal amount of Convertible Debentures and (ii) 730,000 shares of our common stock issuable upon the exercise of Warrants having an exercise price of $0.52 per share, which debentures and Warrants were issued and sold by us to the selling stockholder in a private placement in May 2007. The terms of each of the Convertible Debenture agreement and the Warrants issued to such holder provide that such holder may not (i) convert such Convertible Debentures nor (ii) exercise such Warrants if such conversion or exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such conversion or exercise. Accordingly, while all shares that are issuable to such holder upon conversion of Convertible Debentures or upon exercise of a Warrant are included in the number of shares of common stock being offered in the table, 5,681,471 shares which such holder is prevented from acquiring as a result of these provisions are not shown as beneficially owned. Enable Growth Partners LP’s portfolio manager, Brendan O’Neil, exercises shared voting and dispositive powers with respect to the shares offered by this selling shareholder. Mitch Levine, the Managing Member of Enable Capital Management, LLC, the manager of Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC has discretionary authority to vote and dispose of the shares held by the aforementioned holders. We are also informed that Enable Growth Partners LP purchased the securities being registered in the ordinary course of business, and that at the time of the purchase of the securities to be resold, Enable Growth Partners LP had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

4)
Represents (i) 240,000 shares of common stock issuable upon the conversion of $180,000 aggregate principal amount of Convertible Debentures and (ii) 120,000 shares of our common stock issuable upon the exercise of Warrants having an exercise price of $0.52 per share, which debentures and Warrants were issued and sold by us to the selling stockholder in a private placement in May 2007. The terms of each of the Convertible Debenture and the Warrants issued to such holder provide that such holder may not (i) convert such Convertible Debentures nor (ii) exercise such Warrants if such conversion or exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such conversion or exercise. Accordingly, while all shares that are issuable to such holder upon conversion of Convertible Debentures or upon exercise of a Warrant are included in the number of shares of common stock being offered in the table, 65,092 shares which such holder is prevented from acquiring as a result of these provisions are not shown as beneficially owned. Enable Growth Partners LP’s portfolio manager, Brendan O’Neil, exercises shared voting and dispositive powers with respect to the shares offered by this selling shareholder. Mitch Levine, the Managing Member of Enable Capital Management, LLC, the manager of Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC has discretionary authority to vote and dispose of the shares held by the aforementioned holders. We are also informed that Enable Growth Partners LP purchased the securities being registered in the ordinary course of business, and that at the time of the purchase of the securities to be resold, Enable Growth Partners LP had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(5)
 Represents (i) 172,000 shares of common stock issuable upon the conversion of $129,000 aggregate principal amount of Convertible Debentures and (ii) 86,000 shares of our common stock issuable upon the exercise of Warrants having an exercise price of $0.52 per share, which debentures and Warrants were issued and sold by us to the selling stockholder in a private placement in May 2007. The terms of each of the Convertible Debenture and the Warrants issued to such holder provide that such holder may not (i) convert such Convertible Debentures nor (ii) exercise such Warrants if such conversion or exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such conversion or exercise. Accordingly, while all shares that are issuable to such holder upon conversion of Convertible Debentures or upon exercise of a Warrant are included in the number of shares of common stock being offered in the table, 23,974 shares which such holder is prevented from acquiring as a result of these provisions are not shown as beneficially owned. Hudson Bay Fund LP is affiliated with XTF Market Making LLC and XTF Capital LLC, both registered broker dealers. Sander Gerber, Yoav Roth, and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth, and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Fund, LP. We have been advised that Hudson Bay Fund LP acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of such securities.

(6)
 Represents (i) 228,000 shares of common stock issuable upon the conversion of $171,000 aggregate principal amount of Convertible Debentures and (ii) 114,000 shares of our common stock issuable upon the exercise of Warrants having an exercise price of $0.52 per share, which debentures and Warrants were issued and sold by us to the selling stockholder in a private placement in May 2007. The terms of each of the Convertible Debenture and the Warrants issued to such holder provide that such holder may not (i) convert such Convertible Debentures nor (ii) exercise such Warrants if such conversion or exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such conversion or exercise. Hudson Bay Overseas Fund LP is affiliated with XTF Market Making LLC and XTF Capital LLC, both registered broker dealers. Sander Gerber, Yoav Roth, and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth, and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund, LP. We have been advised that Hudson Bay Overseas Fund LP acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of such securities.

(7)
 Represents (i) 300,000 shares of common stock issuable upon the conversion of $225,000 aggregate principal amount of Convertible Debentures and (ii) 150,000 shares of our common stock issuable upon the exercise of Warrants having an exercise price of $0.52 per share, which debentures and Warrants were issued and sold by us to the selling stockholder in a private placement in May 2007. The terms of each of the Convertible Debenture and the Warrants issued to such holder provide that such holder may not (i) convert such Convertible Debentures nor (ii) exercise such Warrants if such conversion or exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such conversion or exercise. Accordingly, while all shares that are issuable to such holder upon conversion of Convertible Debentures or upon exercise of a Warrant are included in the number of shares of common stock being offered in the table, 23,974 shares which such holder is prevented from acquiring as a result of these provisions are not shown as beneficially owned. Pierce Diversified Strategy Master Fund LLC, ena’s portfolio manager, Brendan O’Neil, exercises shared voting and dispositive powers with respect to the shares offered by this selling shareholder. Mitch Levine, the Managing Member of Enable Capital Management, LLC, the manager of Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, ena, has discretionary authority to vote and dispose of the shares held by the aforementioned holders. We are also informed that Pierce Diversified Strategy Master Fund LLC, ena purchased the securities being registered in the ordinary course of business, and that at the time of the purchase of the securities to be resold, Pierce Diversified Strategy Master Fund LLC, ena  had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(8)
Represents (i) 400,000 shares of common stock issuable upon the conversion of $300,000 aggregate principal amount of Convertible Debentures and (ii) 200,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $0.52 per share, which debentures and Warrants were issued and sold by us to the selling stockholder in a private placement in May 2007. The terms of each of the Convertible Debenture and the Warrants issued to such holder provide that such holder may not (i) convert such Convertible Debentures nor (ii) exercise such Warrants if such conversion or exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such conversion or exercise. Crescent International LTD is affiliated with XTF Market Making LLC and XTF Capital LLC, both registered broker dealers. Sander Gerber, Yoav Roth, and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth, and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund, LP. We have been advised that Hudson Bay Overseas Fund LP acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of such securities.

(9)
In connection with our private placement of our Convertible Debentures, we issued to H.C. Wainwright & Co., Inc. (and its designees) (“HCW”) five-year warrants to purchase an aggregate of 280,000 shares of our common stock, with an exercise price of $0.52 per share (the “Placement Agent Warrants”). The terms of the Placement Agent Warrants issued to such holder provide that such holder may not exercise such Placement Agent Warrants if such exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such exercise. HCW is a licensed broker-dealer. A portion of the warrants were assigned to each of Mr. Clarke, Mr. Fuchs, Mr. Stein and Mr. Relyea, which individuals are principals and employees of HCW. The 140,000shares of common stock being registered for resale represent shares issuable upon exercise of the warrants retained by HCW.

(10)
Represents 65,000 shares of our common stock issuable upon the exercise of Placement Agent Warrants having an exercise price of $0.52 per share, which Placement Agent Warrants were assigned to such selling stockholder by HCW. The terms of the Placement Agent Warrants issued to such holder provide that such holder may not exercise such Placement Agent Warrants if such exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such exercise.

(11)
Represents 20,000 shares of our common stock issuable upon the exercise of Placement Agent Warrants having an exercise price of $0.52 per share, which Placement Agent Warrants were assigned to such selling stockholder by HCW. The terms of the Placement Agent Warrants issued to such holder provide that such holder may not exercise such Placement Agent Warrants if such exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such exercise.

(12)
Represents 20,000 shares of our common stock issuable upon the exercise of Placement Agent Warrants having an exercise price of $0.52 per share, which Placement Agent Warrants were assigned to such selling stockholder by HCW. The terms of the Placement Agent Warrants issued to such holder provide that such holder may not exercise such Placement Agent Warrants if such exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such exercise.

(13)
Represents 5,000 shares of our common stock issuable upon the exercise of Placement Agent Warrants having an exercise price of $0.52 per share, which Placement Agent Warrants were assigned to such selling stockholder by HCW. The terms of the Placement Agent Warrants issued to such holder provide that such holder may not exercise such Placement Agent Warrants if such exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such exercise.

(14)
Represents 20,000 shares of our common stock issuable upon the exercise of Placement Agent Warrants having an exercise price of $0.52 per share, which Placement Agent Warrants were assigned to such selling stockholder by HCW. The terms of the Placement Agent Warrants issued to such holder provide that such holder may not exercise such Placement Agent Warrants if such exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such exercise.

(15)
Represents 5,000 shares of our common stock issuable upon the exercise of Placement Agent Warrants having an exercise price of $0.52 per share, which Placement Agent Warrants were assigned to such selling stockholder by HCW. The terms of the Placement Agent Warrants issued to such holder provide that such holder may not exercise such Placement Agent Warrants if such exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such exercise.

(16)
Represents 5,000 shares of our common stock issuable upon the exercise of Placement Agent Warrants having an exercise price of $0.52 per share, which Placement Agent Warrants were assigned to such selling stockholder by HCW. The terms of the Placement Agent Warrants issued to such holder provide that such holder may not exercise such Placement Agent Warrants if such exercise would result in such holder beneficially owning more than 4.99% of our outstanding common stock, without first providing us notice at least 61 days’ prior to such exercise.

No affiliate of the selling stockholders has held any position or office with us or any of our affiliates and none of the selling stockholders has not had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales after this registration statement becomes effective;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by such selling stockholder. Each selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Each of the selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee  or other  successors in interest as selling stockholders under this prospectus.

Each of the selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of our common stock and the activities of the selling stockholders.  If any of the selling stockholders is deemed to be a “statutory underwriter” within the meaning of Section 2(11) of the Securities Act, the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of our common stock by such selling stockholder.  In such case, under Regulation M, neither the selling stockholder nor its agents may bid for, purchase or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing any shares covered by this prospectus.  In addition, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place.  The selling stockholders should be advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the plan of distribution, then, to the extent required, a post-effective amendment to the registration statement of which this prospectus forms a part must be filed with the Commission.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman Sherman & Flynn LLP, New York, New York 10022. Pryor Cashman Sherman & Flynn LLP holds a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share.

EXPERTS

The consolidated financial statements as of December 31, 2006, and for the years ended December 31, 2006 and 2005 included herein and elsewhere in this Registration Statement, have been audited by Peterson Sullivan P.L.L.C., independent registered public accounting firm, for the period and the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form SB-2 (including exhibits and schedules) under the Securities Act, with respect to the shares to be sold in this offering.  This prospectus does not contain all the information set forth in the registration statement.  For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the public reference facilities of the Commission in Washington, D.C. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also available to the public from the Commission's website at http//www.sec.gov.

IMPART MEDIA GROUP, INC.
INDEX TO FINANCIAL STATEMENTS

IMPART MEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEET
March 31, 2007

ASSETS

Current assets
Cash	$398,624
Restricted cash	212,899
Accounts receivable, net	7,554,647
Inventory	509,161
Prepaid expenses and other current assets	282,916
Total current assets	8,958,247

Fixed assets, net	1,256,785

Other Assets
Goodwill	2,359,418
Intangible assets, net	2,578,286
Deferred financing costs, net	1,629,206
Other assets	265,246
Total other assets	6,832,156

Total assets	$17,047,188

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$10,459,571
Accrued liabilities	535,270
Customer deposits	1,897
Lines of credit	2,115,003
Note payable - related parties - current portion	78,008
Capital lease obligation - current portion	46,606
Amounts payable to former E&M owners	200,000
Other liabilities	61,979
Total current liabilities	13,498,334

Notes payable - related parties - long-term portion	150,000
Capital lease obligation - long-term portion	62,959
212,959

Total liabilities	13,711,293

Commitments and contingencies

Stockholders' equity
Preferred stock - $.001 par value, 25,000,000 shares authorized, 2,903,229 shares issued and outstanding	2,903
Common stock - $.001 par value, 100,000,000 shares authorized, 23,007,269 shares issued and outstanding	23,007
Additional paid-in capital	19,535,417
Accumulated deficit	(16,225,432)
Total stockholders' equity	3,335,895

Total liabilities and stockholders' equity	$17,047,188

IMPART MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Revenues
Equipment sales	$774,732	$524,635
Managed subscriptions	97,187	153,100
Consulting and design services	42,772	105,863
Media services	1,264,542	439,146

Total revenues	2,179,233	1,222,744

Cost of revenues	867,139	588,441

Gross profit	1,312,094	634,303

Other operating expenses
Wages and salaries	1,342,430	1,344,880
Selling and marketing	98,233	70,198
General and administrative expenses	1,381,424	1,399,415
Depreciation and amortization	190,488	223,081

Total other operating expenses	3,012,575	3,037,574

Loss from operations	(1,700,481)	(2,403,271)

Other income (expense)
Other income and expense, net	-	14,052
Gain on extinguishment of notes payable	-	106,423
Interest expense	(241,831)	(445,840)

Net Loss	$(1,942,312)	$(2,728,636)

Net Loss - Common Stockholders:
Net Loss	$(1,942,312)	$(2,728,636)
Beneficial conversion feature of Series A preferred stock	-	(933,873)
Accretion of dividends on Series A preferred stock	(25,375)	(23,450)

Net loss - available to common stockholders	$(1,967,687)	$(3,685,959)

Basic and diluted loss per common share	$(0.09)	$(0.20)

Basic and diluted weighted average common shares outstanding	22,630,263	18,426,475

IMPART MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net loss	$(1,942,312)	$(2,728,636)
Adjustments to reconcile net loss to net cash used by operating activities:
Non-cash wages and salaries expense:
Incentive stock options granted to employees	359,004	48,064
Common stock issued to senior executives for services	-	355,637
Non-cash general and administrative expense:
Amortization of prepaid consulting expense	319,938	-
Common Stock issued for non-cash consulting services	-	1,000,000
Non-cash interest expense:
Warrants issued to bridge lenders	-	206,186
Common stock issued to senior executives upon conversion of notes payable	-	39,628
Amortization of deferred financing costs on line of credit:
Warrants	158,288	97,230
Other deferred financing costs	33,112	20,339
Other non-cash interest expense	13,162	9,689
Gain on retirement of notes payable	-	(106,423)
Bad debt expense	1,233	-
Depreciation and amortization	190,488	223,081
Other adjustments	-	5,204
Changes in operating assets and liabilities, excluding assets and liabilities from acquisitions:
Accounts receivable	(2,264,717)	(1,368,298)
Inventory	(29,463)	33,559
Prepaid expenses and other current assets	338,207	(563,155)
Other assets	(110,074)	47,884
Accounts payable	2,043,083	370,152
Accrued liabilities	(31,094)	361,832
Customer deposits	(21,078)	-
Net cash used by operating activities	(942,223)	(1,948,027)

Cash flows from investing activities:
Purchase of fixed assets	(12,180)	(166,367)
Purchase of Intransit assets	-	(500,000)
Acquisition of E&M	-	(600,000)
Net cash used by investing activities	(12,180)	(1,266,367)

Cash flows from financing activities:
Proceeds from sale of common stock	-	666,801
Net proceeds from sale of convertible preferred stock and issuance of warrants	-	3,910,505
Issuance of common stock for exercise of warrants	-	20,000
Net borrowings on lines of credit	1,100,773	888,217
Principal payments on notes payable	-	(457,600)
Deferred financing costs and commitment fees	-	(428,000)
Principal payments on capital lease obligations	(11,351)	(11,627)
Net cash provided by financing activities	1,089,422	4,588,296

Net change in cash	135,019	1,373,902

Cash, beginning of period	263,605	66,641

Cash, end of period	$398,624	$1,440,543

Supplemental cash flow information
Income taxes paid	$-	$-
Interest Expense:
Interest Paid	$37,269	$72,768
Non-cash Interest:
Amortization deferred financing costs	191,400	117,569
Warrants issued to bridge and other lenders	-	206,186
Common stock issued to senior executives upon conversion of notes payable	-	39,628
Other non-cash interest expense	13,162	9,689
Total Interest Expense	$241,831	$445,840
Noncash investing and financing activities
Conversion of related party and other debt:
Issuance of common stock to repay debt, interest and wages and salaries expense	$-	$2,270,848
Gain on extinguishment of debt	-	106,423
Interest expense/accrued interest	-	(39,628)
Compensation expense due to related parties	-	(355,637)
Retirement of debt	-	(1,982,006)
Net cash effect from conversion of related party debt	$-	$-
InTransit asset purchase:
Intangible assets acquired	$-	$(1,072,372)
Common stock issued	-	572,372
Net cash paid in asset purchase	$-	$(500,000)
E&M Acquisition:
Current assets acquired	$-	$(324,892)
Fixed assets acquired	-	(147,000)
Intangible assets acquired	-	(2,969,582)
Other long term assets acquired	-	(44,750)
Current liabilities assumed	-	328,970
Goodwill from acquisition	-	(2,359,418)
Common stock issued	-	4,441,874
Note payable issued	-	200,000
Stock issuance payable	-	274,798
Net cash paid in acquisition	$-	$(600,000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and History

Description of Business. Impart Media Group, Inc. (the “Company”), headquartered in Seattle, Washington U.S.A., provides digital signage and information networks in the business-to-consumer media sector. The Company’s digital signage and interactive kiosk solutions consist of flat panel monitors, media players/servers, audio-video accessory components, enclosures/mounts/fixtures, web services, and software. The Company also provides consulting, design, integration, fabrication, assembly, IP connectivity, quality assurance, creative production, installation, onsite maintenance, web-data hosting, network monitoring and content management services throughout the United States (and in global markets through its authorized distributors). As a result of the Company’s acquisition of E&M Advertising, Inc. and its affiliates (E&M) in February 2006, the Company also provides offline and online direct response advertising capabilities.

Note 2. Going Concern

The Company’s financial statements are prepared consistent with accounting principles generally accepted in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the financial statements, the Company has sustained substantial losses and has relied primarily on sales of securities and proceeds from borrowings for operating capital, which raise substantial doubt about its ability to continue as a going concern.

The Company anticipates that its existing capital resources, including amounts available under its revolving credit facility, will enable it to continue operations through March 31, 2008, assuming the Company meets its sales projections for such period. If the Company materially fails to meet such sales projections and does not raise additional capital, then the Company may be forced to severely curtail or cease operations. Consequently, the Company is actively working with investment banks and institutional investors to obtain additional capital through various financing options; however, the Company does not have any financing agreements. There can be no assurance that financing will be available on favorable terms or at all. If the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

Note 3. Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated. The interim financial statements reflect all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year. The Condensed Consolidated Balance Sheet as of March 31, 2007 has been derived from the unaudited financial statements at that date. However, it does not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. The accompanying financial statements should be read in conjunction with the audited Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 12, 2007.

In February 2006, the Company completed its acquisition of E&M. E&M’s results of operations and cash flows are included in the Company’s Condensed Consolidated Statements of Operations and Cash Flows from this date.

Certain prior period balances in the Consolidated Statement of Operations for the three months ended March 31, 2006, have been reclassified to conform to current period presentation by combining Professional and consulting, Rent expense, and Other general and administrative expenses and reporting these expenses together as General and administrative expenses. Certain prior period balances in the Net cash used by operating activities section of the Consolidated Statements of Cash Flows were also reclassified. Total balance in Net cash used by operating activities remains unchanged.

Note 4. Summary of Significant Accounting Policies

The significant accounting policies used in the preparation of our audited Consolidated Financial Statements are disclosed in our Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on April 12, 2007. Updated disclosures regarding such policies are set forth below.

Loss per Share. Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common stock shares outstanding during the period. Diluted loss per share, which would include the effect of the conversion of unexercised stock options, unexercised warrants to purchase common stock, and convertible Preferred Stock, is not separately computed because inclusion of such conversions is antidilutive. In these cases, basic and diluted loss per share is the same.

Basic and diluted weighted average common shares outstanding, and the potentially dilutive securities excluded from loss per share computations because they are antidilutive, are as follows for the periods ended March 31,

	2007	2006
Basic and diluted weighted average common stock shares outstanding	22,630,263	18,426,475
Potentially dilutive securities excluded from loss per share computations:
Convertible Preferred Stock	4,500,005	2,903,229
Common stock options	3,892,500	1,295,000
Common stock purchase warrants	4,913,113	5,235,694

Revenue Recognition. The Company recognizes revenue when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the customer, title and risk of loss for products has passed to the customer, the sale price is fixed and determinable, no significant unfulfilled Company obligations exist, and collectibility is reasonable assured.

Revenue from equipment sales is generally recognized when products are shipped and/or the revenue is fully earned and ownership has passed to the customer. Revenue from management subscriptions is recorded in the month the service is provided. Revenue from consulting and design services, which are all short-term, is recognized using the completed-contract method. There were no significant contracts in process at March 31, 2007.

Revenues from media services consist of sales of brokered advertising and certain other consulting, content creation, and Internet-based advertising fees. Because the Company typically acts as an agent on behalf of its advertising clients, brokered advertising revenues are recorded based on the net commissions earned. Media services revenues from consulting, content creation, and Internet-based advertising fees are recorded at their gross billing amounts.

The gross and net billing amounts included in operating revenues for the periods ended March 31, 2007 and 2006 are follows:

Consolidated gross revenues	$10,411,221	$2,220,775
Direct cost of sales	(8,231,988)	(998,031)
Consolidated net revenues	$2,179,233	$1,222,744

Note 5. Lines of Credit

On January 27, 2006, the Company entered into an agreement with Laurus Master Fund, Ltd. (“Laurus”) pursuant to which Laurus agreed to provide the Company with a revolving credit facility of up to $6 million (the “Facility”). The term of the Facility is three years and borrowings accrue interest on the unpaid principal and interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus three percent (11.25% at March 31, 2007). The maximum principal amount of all borrowings under the Facility cannot exceed ninety percent (90%) of the Company’s eligible accounts receivable minus such reserves that Laurus may in good faith deem necessary and appropriate.

Note 6. Series A Preferred Stock

During March 2006, the Company sold 2,903,229 shares of Series A Preferred Stock at a price of $1.55 per share for total gross proceeds of $4.5 million. Further, the purchasers of the Series A Preferred Stock received three-year warrants to purchase 2,903,229 shares of common stock at $2.25 per share. The Company registered the shares of common stock underlying the Series A Preferred Stock and warrants in a Form SB-2 which was declared effective by the Securities and Exchange Commission on September 1, 2006. On December 13, 2006, issued a stop order for sales pursuant to the registration statement in order to allow the Company to restate certain financial statements. As a result, the Series A Preferred Stock was determined to be subject to mandatory redemption. In addition, the holders of the Series A Preferred Stock became entitled to certain liquidated damages.

Effective March 23, 2007, the holders of the Series A Preferred Stock granted certain waivers to the Company in consideration for a decrease in the conversion price of the Series A Preferred Stock from $1.55 to $1.00 and a reduction in the warrant exercise price from $2.25 to $0.01. This waiver also extended the time period the Company has in order to file a post effective amendment to the registration statement.

In return for the consideration described above, the holders of the Series A Preferred Stock:

•           Waived their right to receive convertible preferred stock as a one-time dividend to holders of the stock in the event of the Company’s failure to achieve aggregate gross revenues of $50,000,000 or more during the four (4) calendar quarters commencing on April 1, 2006, and ending on March 31, 2007;

•           Waived any and all breaches and the right to receive liquidated damages and redemption rights related to the Company’s failure to obtain an effective registration statement as mandated by the original registration rights agreement that was executed in connection with the issuance of the Series A Preferred Stock;

•           Agreed to a reduction in the Series A Preferred Stock redemption price from 200% of the liquidation preference amount to 100% of such amount; and

•           Waived their right to any dividends with respect to the Series A Preferred Stock up to and including accruals through March 2, 2007, but will be entitled to dividends thereafter.

As a result of the reduction in the conversion price, the holders of the Series A Preferred Stock can convert the preferred shares into an additional 1,596,775 shares. The value related to the reduction in the conversion price was determined to be $974,033 and was recorded as of December 31, 2006.

The value of the reduction of the exercise price of the warrants was determined to be $934,856. This incremental value is measured as the difference between (a) the fair value of the modified warrant and (b) the value of the old warrant immediately before the terms were modified, determined based on the remaining expected life of the warrant and was recorded as of December 31, 2006.

The values of the reductions of the Series A Preferred Stock conversion price and the exercise price of the warrants increase additional paid-in capital attributable to the holders of the Series A Preferred Stock and, at the same time, are considered to be deemed dividends to those holders. Because the Company has an accumulated deficit, these dividends reduce additional paid-in capital rather than increase the accumulated deficit. These amounts also increase net loss attributable to common stockholders.

The Series A Preferred Stock provides that dividends are cumulatively payable at an annual rate of seven percent (7%) of the gross issuance price of the stock ($4.5 million), payable semi-annually on January 1 and July 1 of each year. Dividends on the Series A Preferred Stock are payable in either cash or shares of common stock at the Company’s discretion, provided that the Company has an effective registration statement providing for the resale of the shares of its common stock that would be paid as a dividend.  The amount of dividends payable on July 1, 2007 is $104,125.

Note 7. Share-Based Payments

The Company made share-based payments in the form of:

•	Incentive stock options (“options”) under its 2006 Equity Incentive Plan (“the Plan”), to employees, directors, and others;
•	Issuances of common stock to others.

Incentive Stock Options

During the first quarter 2007, the Company granted 2,182,500 options under the Plan at an exercise price of $0.40 per common share. The total fair value of the options as of the grant date was $814,000 of which $197,299 was expensed as General and Administrative Expenses in the three months ended March 31, 2007.

The fair value for options granted during the three months ended March 31, 2007 was estimated using the Black-Scholes option valuation model with the following weighted average assumptions:

2007
Expected life in years	5.0
Volatility	140%
Interest rate	4.8%
Yield rate	0%

There were no options granted in the three months ended March 31, 2006.

Issuances of Common Stock

During the first quarter 2007, the Company issued 127,000 shares of common stock pursuant to two consulting agreements. The shares had a fair value of $196,850 and were recorded as prepaid expenses, of which $98,425 was recognized as non-cash general and administrative expenses in the three month period ended March 31, 2007.

Note 8. Common Stock

During March 2007, the Company issued 317,618 shares of common stock upon the cashless exercise of 322,581 $0.01 warrants held by certain holders of Series A Preferred Stock.

Note 9. Commitments and Contingencies

In March 2007, the Company received notice of a possible lawsuit against it by a former employee and consultant to the Company alleging breach of contract and wrongful termination, among other claims. In May, the Company settled with claimant in the amount of $45,000 which has been recorded as General and Administrative Expenses in the three month period ended March 31, 2007.

In February 2006, the Company was assigned an agreement (the “PATH Contract”), dated as of December 2, 2002, between Black Experience, Inc., BX Media Group, Inc. and Port-Authority Trans-Hudson Corporation (“PATH”), as amended, pursuant to which the Company obtained the rights to provide PATH with certain advertising and marketing services in connection with its PATHVision system. Effective February 2007, the Company and PATH mutually agreed to terminate the PATH Contract.

Note 10. Subsequent Events

During April 2007, the Company issued 951,879 shares of common stock upon the cashless exercise of 967,743 warrants held by certain holders of Series A Preferred Stock. The exercise price of the warrants was $0.01 per share.

PETERSON SULLIVAN PLLC

CERTIFIED PUBLIC ACCOUNTANTS	Tel 206.382.7777 • Fax 206.382.770
601 UNION STREET, SUITE 2300	http://www.pscpa.com
SEATTLE, WASHINGTON 98101

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Impart Media Group, Inc.
Seattle, Washington

We have audited the accompanying consolidated balance sheet of Impart Media Group, Inc., (“the Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Impart Media Group, Inc., as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced recurring losses from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

Seattle, Washington
April 11, 2007

IMPART MEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEET
December 31, 2006

ASSETS

Current assets
Cash	$263,605
Restricted cash (Note 3)	134,998
Accounts receivable, net	5,291,163
Inventory	479,698
Prepaid expenses and other current assets	579,271
Total current assets	6,748,735

Fixed assets, net (Note 6)	1,309,354

Other Assets
Goodwill (Note 7)	2,359,418
Intangible assets, net (Notes 4,8)	2,700,525
Deferred financing costs, net (Note 11)	1,820,606
Other assets (Note 9)	158,672
Total other assets	7,039,221

Total assets	$15,097,310

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$8,302,454
Accrued liabilities	360,458
Customer deposits	22,974
Lines of credit (Note 11)	998,308
Note payable - related parties - current portion (Note 10)	64,846
Capital lease obligation - current portion (Note 16)	46,122
Stock issuance and other amounts payable to former E&M owners (Notes 4,20)	474,798
Stock issuance payable to consultants (Note 20)	155,000
Total current liabilities	10,424,960

Notes payable - related parties - long-term portion (Note 10)	150,000
Capital lease obligation - long-term portion (Note 16)	74,794
224,794

Total liabilities	10,649,754

Commitments and contingencies (Note 16,17)

Stockholders’ equity
Preferred stock - $.001 par value, 25,000,000 shares authorized, 2,903,229 shares issued and outstanding	2,903
Common stock - $.001 par value, 100,000,000 shares authorized, 22,469,511 shares issued and outstanding	22,470
Additional paid-in capital	18,705,304
Accumulated deficit	(14,283,121)
Total stockholders’ equity	4,447,556

Total liabilities and stockholders’ equity	$15,097,310

See Notes to Consolidated Financial Statements

IMPART MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the Years Ended December 31, 2006 and 2005

	2006	2005
Revenues
Equipment sales	$2,970,318	$4,413,390
Managed subscriptions	455,485	372,537
Consulting and design services	375,473	158,622
Media services	2,793,581	-

Total revenues	6,594,857	4,944,549

Cost of revenues	3,022,486	3,559,955

Gross profit	3,572,371	1,384,594

Other operating expenses
Wages and salaries	4,700,701	1,241,675
Selling and marketing	642,890	155,930
General and administrative expenses	5,444,116	1,839,788
Depreciation and amortization (Notes 6,8)	1,074,327	158,868
Impairment of intangible assets (Note 9)	724,489	--

Total other operating expenses	12,586,523	3,396,261

Loss from operations	(9,014,152)	(2,011,667)

Other income (expense)
Other income and expense, net	(121)	38,822
Gain on extinguishment of notes payable (Note 13)	106,423
Impairment of cash equivalent credits	-	(125,000)
Interest expense	(1,189,278)	(322,482)

Net Loss	$(10,097,128)	$(2,420,327)

Net Loss - Common Stockholders:
Net Loss	$(10,097,128)	$(2,420,327)
Beneficial conversion feature of Series A Preferred Stock	(933,873)	--
Revaluation of Series A Preferred Stock - conversion price reduction	(974,033)	--
Revaluation of Series A Preferred Stock - warrant exercise price reduction	(934,856)	--

Net loss - available to common stockholders	$(12,939,890)	$(2,420,327)

Basic and diluted loss per common share	$(0.61)	$(0.28)

Basic and diluted weighted average common shares outstanding	21,298,444	8,739,026

See Notes to Consolidated Financial Statements

IMPART MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the Years Ended December 31, 2006 and 2005

	2006	2005

Cash flows from operating activities:
Net loss	$(10,097,128)	$(2,420,327)
Adjustments to reconcile net loss to net cash used by operating activities:
Non-cash wages and salaries expense:
Incentive stock options granted to employees	439,709	192,255
Common stock issued to senior executives for services	355,637	274,550
Non-cash general and administrative expense:
Amortization of prepaid consulting expense	1,584,235	--
Warrants issued for earned consulting services	125,248	96,430
Common stock issued to settle legal dispute	267,900
Non-cash interest expense:
Warrants issued to bridge lenders	206,186	127,595
Common stock issued to senior executives upon conversion of notes payable	39,628
Amortization of deferred financing costs on line of credit:		--
Warrants	539,294	--
Other deferred financing costs	113,449	--
Common stock issued to Laurus for extended filing date	51,900	--
Other non-cash interest expense	24,885	99,286
Gain on retirement of notes payable	(106,423)	--
Bad debt expense	14,332
Depreciation and amortization	1,074,327	158,868
Impairment of intangible assets	724,489	--
Write-off of cash equivalent credit	-	125,000
Other adjustments	(25,658)	--
Changes in operating assets and liabilities, excluding assets and liabilities from acquisitions:
Accounts receivable	(4,538,546)	324,782
Inventory	3,840	(128,942)
Prepaid expenses and other current assets	169,588	18,201
Other assets	(84,304)	--
Accounts payable	5,732,996	390,150
Accrued liabilities	949,043	75,645
Customer deposits	--	96,537
Other liabilities	--	191,648
Net cash used by operating activities	(2,435,373)	(378,322)

Cash flows from investing activities:
Purchase of fixed assets	(324,281)	(202,135)
Purchase of InTransit assets	(500,000)	--
Acquisition of E&M	(600,000)	--
Cash acquired in reverse merger	--	1,968
Net cash used by investing activities	(1,424,281)	(200,167)

See Notes to Consolidated Financial Statements

IMPART MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the Years Ended December 31, 2006 and 2005
(Continued)

	2006	2005
Cash flows from financing activities:
Proceeds from sale of common stock	990,129	--
Net proceeds from sale of convertible preferred stock and issuance of warrants	3,910,505	--
Issuance of common stock for exercise of warrants	22,750	--
Net borrowings on lines of credit	67,076	77,635
Principal payments on notes payable	(457,600)	(16,102)
Deferred financing costs and commitment fees	(428,000)	--
Proceeds from notes payable	--	287,000
Proceeds from notes payable - related parties	--	234,696
Proceeds from receivable related to issuance of common stock	--	5,000
Principal payments on capital lease obligations	(48,242)	(5,444)
Net cash provided by financing activities	4,056,618	582,785

Net change in cash	196,964	4,296

Cash, beginning of period	66,641	62,345

Cash, end of period	$263,605	$66,641

Supplemental cash flow information
Income taxes paid	$--	$--
Interest Expense:
Interest Paid	$213,936	$95,601
Non-cash Interest:
Amortization deferred financing costs	652,743	--
Common stock issued to Laurus for extended filing date	51,900	--
Warrants issued to bridge and other lenders	206,186	127,595
Common stock issued to senior executives upon conversion of notes payable	39,628	--
Other non-cash interest expense	24,885	99,286
Total Interest Expense	$1,189,278	$322,482
Non-cash investing and financing activities
Conversion of related party and other debt:
Issurance of common stock to repay debt, interest and wages and salaries expense	$2,270,848	$64,750
Gain on extinguishment of debt	106,423	--
Interest expense/accrued interest	(39,628)	--
Compensation expense due to related parties	(355,637)	--
Retirement of debt	(1,982,006)	(64,750)
Net cash effect from conversion of related party debt	$--	$--
iPoint asset purchase:
Fixed assets acquired		$(22,801)
Intangible assets acquired		$(977,199)
Common stock issued		750,000
Note payable issued		250,000
Net cash effect of iPoint asset purchase		$--

	2006	2005
InTransit asset purchase:
Intangible assets acquired	$(1,072,372)
Common stock issued	572,372
Net cash paid in asset purchase	$(500,000)
E&M Acquisition:
Current assets acquired	$(324,892)
Fixed assets acquired	(147,000)
Intangible assets acquired	(2,969,582)
Other long-term assets acquired	(44,750)
Current liabilities assumed	328,970
Goodwill from acquisition	(2,359,418)
Common stock issued	4,441,874
Note payable issued	200,000
Stock issuance payable	274,798
Net cash paid in acquisition	$(600,000)

See Notes to Consolidated Financial Statements

IMPART MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
for the Years Ended December 31, 2006 and 2005

	Preferred Stock		Common Stock

	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Cash Equivalent Credit Paid in Common Stock	Receivable Related to Issuance of Common Stock	Accumulated Deficit	Stockholders’ (Deficit) Equity
Balances at January 1, 2005	--	$0	3,938,427	$3,938	$355,197	$0	$0	$(1,765,666)	$(1,406,531)
Issuance of common stock for accrued compensation			1,008,688	1,009	267,337				268,346
Issuance of common stock for iPoint transaction			468,750	469	749,531				750,000
Issuance of common stock for acquisition of Impart, Inc. (a recapitalization)			9,650,618	9,651	(757,706)	(125,000)	(5,000)		(878,055)
Issuance of common stock to senior executives for services, recorded as non-cash wages and salaries expense			206,250	206	274,344				274,550
Incentive stock options granted to employees, recorded as non-cash wages and salaries expense			--	--	192,255				192,255
Issuance of warrants for earned consulting services, recorded as non-cash general and administrative expense			--	--	96,430				96,430
Issurance of warrants to bridge lenders, recorded as non-cash interest expense			--	--	127,595				127,595
Issuance of common stock in satisfaction of amounts owed to related parties			4,750	5	5,695				5,700
Proceeds from receivable related to issuance of common stock			--	--	--		5,000		5,000
Issuance of common stock in satisfaction of convertible loan payable (including accrued interest of $1,040)			10,000	10	11,040				11,050

IMPART MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
for the Years Ended December 31, 2006 and 2005

	Preferred Stock		Common Stock

	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Cash Equivalent Credit Paid in Common Stock	Receivable Related to Issuance of Common Stock	Accumulated Deficit	Stockholders’ (Deficit) Equity
Issuance of common stock in satisfaction of other liability (including interest expense of $12,301)			50,000	50	47,950				48,000
Impairment of cash equivalent credits						125,000			125,000
Net loss for the year ended December 31, 205								(2,420,327)	(2,420,327)
Balances at December 31, 2005	--	--	15,337,483	15,338	1,369,668	--	--	(4,185,993)	$(2,800,987)
Proceeds from the sale of common stock and warrants				927,151	927	989,202			990,129
Proceeds from sale of convertible Series and issuance of warrants, net of cash issuance costs	2,903,229	2,903	--	--	3,907,602				3,910,505
Warrants issued to placement agents, treated as cost of financing (see Comment A, below)				--	--				--
Beneficial conversion feature of Series A Preferred Stock (see Comment B, below)					--				--
Proceeds from the exercise of warrants			232,500	232	22,518				22,750
Issuance of common stock warrants stock warrants in connection with line of credit, recorded as deferred financing costs			--	--	2,044,781				2,044,781
Issuance of commons tock to Laurus in exchange for extended filing date, recorded as non-cast interest expense			30,000	30	51,870				51,900

IMPART MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
for the Years Ended December 31, 2006 and 2005

	Preferred Stock		Common Stock

	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Cash Equivalent Credit Paid in Common Stock	Receivable Related to Issuance of Common Stock	Accumulated Deficit	Stockholders’ (Deficit) Equity
Issuance of common stock to senior executives to repay debt, interest and wages and salaries expense			2,394,873	2,395	2,268,453				2,270,848
Issuance of common stock in exchange for consulting services, recorded as prepaid expenses			1,744,000	1,744	1,999,156				2,000,900
Issuance of common stock to settle legal dispute, recorded as non-cash general and administrative expense			141,000	141	267,759				267,900
Issuance of common stock in connection with InTransit asset purchase			146,762	147	572,225				572,372
Issuance of common stock in connection with acquisition of E&M			1,515,150	1,515	4,440,359				4,441,874
Incentive stock options granted to employees, recorded as non-cash wages and salaries expense			--	--	439,709				439,709
Issuance of warrants for earned consulting services, recorded as non-cash general and administrative expense			--	--	125,248				125,248
Issuance of warrants to bridge lenders, recorded as non-cash interest expense			--	--	206,186				206,186

IMPART MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
for the Years Ended December 31, 2006 and 2005

	Preferred Stock		Common Stock

	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Cash Equivalent Credit Paid in Common Stock	Receivable Related to Issuance of Common Stock	Accumulated Deficit	Stockholders’ (Deficit) Equity

Additional value attributable to Series A Preferred Stock as a result of reducing conversion price to $1.00 per share from $1.55 per share (See Comment C, below)			--	--	--				--
Additional value attributable to warrants held by Preferred Stockholders as a result of reducing exercise price to $0.01 per share from $2.25 per share (See Comment D, below)					--				--
Other			592	1	568				569
Net loss for the year ended December 31, 2006								(10,097,128)	(10,097,128)
Balances at December 31, 2006	2,903,229	$2,903	22,469,511	$22,470	$18,705,304	$0	$0	$(14,283,121)	$4,447,556

Comments:

A. No amount is shown for this transaction. The value of the warrants ($1,312,264), which is an increase in additional paid-in capital, is considered to be an offering costs, which reduces additional paid-in capital.

B. No amount is shown for this transaction. The beneficial conversion feature ($933,873), which increases additional paid-in capital attributable to Preferred Stockholders, is considered to be a deemed dividend to those Stockholders. Because the Company has an accumulated deficit, this dividend reduces additional paid-in capital rather than increasing accumulated deficit.

C. No amount is shown for this transaction. The value of the change in conversion price ($974,033), which increases additional paid-in capital attributable to Preferred Stockholders, is considered to be a deemed dividend to those Stockholders. Because the Company has an accumulated deficit, this dividend reduces additional paid-in capital rather than increasing accumulated deficit.

D. No amount is shown for this transaction. The value of the change in exercise price ($934,856), which increased additional paid-in capital attributable to Preferred Stockholders, is considered to be a deemed dividend to those Stockholders. Because the Company has an accumulated deficit, this dividend reduces additional paid-in capital rather than increasing accumulated deficit.

E. As discussed in Note 12, the Preferred Stockholders waived cumulative dividends due them for 2006. Because these dividends had not been declared by the Board of Directors, they had not been recorded as liabilities and, thus, the waiver of them has no effect on this Statement.

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and History

Description of Business. Impart Media Group, Inc. (“the Company”), headquartered in Seattle, Washington U.S.A., provides digital signage in the business-to-consumer media sector. The Company’s digital signage and interactive kiosk solutions consist of flat panel monitors, media players/servers, audio-video accessory components, enclosures/mounts/fixtures, web services, and software. The Company also provides consulting, design, integration, fabrication, assembly, IP connectivity, quality assurance, creative production, installation, onsite maintenance, web-data hosting, network monitoring and content management services throughout the United States (and in global markets through its authorized distributors). As a result of the Company’s acquisition of E&M Advertising, Inc. and its affiliates in February 2006, the Company now also provides offline and online direct response advertising capabilities.

Note 2. Going Concern

The Company’s financial statements are prepared consistent with accounting principles generally accepted in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the financial statements, the Company has sustained substantial losses and has relied primarily on sales of securities and proceeds from borrowings for operating capital, which raise substantial doubt about its ability to continue as a going concern.

The Company anticipates that its existing capital resources, including amounts available under its revolving credit facility, will enable it to continue operations through December 31, 2007, assuming the Company meets its sales projections for such period. If the Company materially fails to meet such sales projections and does not raise additional capital, then the Company may be forced to severely curtail or cease operations. Consequently, the Company is actively working with investment banks and institutional investors to obtain additional capital through various financing options; however, the Company does not have any financing commitments. There can be no assurance that financing will be available on favorable terms or at all. If the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders.

The financial statements do not include any adjustments relating to the re cover ability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the dates of the consolidated balance sheet and reported amounts of revenues and expenses for the periods presented. Accordingly, actual results could materially differ from those estimates.

Cash. The Company maintains cash balances with financial institutions in accounts insured by the Federal Deposit Insurance Corporation up to $100,000. Occasionally there are balances in excess of the insured limits.

Restricted Cash. At December 31, 2006, the Company held $134,998 in cash identified as restricted. In connection with the Laurus credit facility (see Note 11), restricted cash represents cash from customer payments received into bank lockbox accounts. The restricted funds are swept from the accounts and applied against the revolving credit line balance.

Financial Instruments. The Company’s financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, line of credit, related party notes payable, and capital lease obligations. The fair value of all financial instruments approximates the recorded value based on the short-term nature and market interest rates of these financial instruments.

Accounts Receivable. Accounts receivable are reviewed quarterly to determine whether their carrying value has become impaired. In the media industry, accounts receivable are commonly paid over extended periods. Thus, the Company does not consider a receivable to be impaired until the balance is more than one year old. The Company has established an allowance for doubtful accounts of approximately $65,000 as of December 31, 2006. When receivables are written off, they are charged against the allowance. Generally, the Company does not assign past due status to receivables. Also, receivables generally are not collateralized and do not bear interest.

Concentration of Credit Risk. As of December 31, 2006, approximately 19% of accounts receivable is due from one customer. This customer represented 10% of total revenues during the year ended December 31, 2006.

Inventory. Inventory is stated at lower of cost or market. Cost is principally determined by using the average cost method. Inventory consists of raw materials as well as finished goods held for sale. The Company monitors inventory for excess and obsolete items and makes necessary valuation adjustments when required.

Fixed Assets. Fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 10 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Gain or loss upon disposal of an asset is recorded in other operating income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring recoverability. No impairment was deemed to exist as of December 31, 2006.

Fixed assets acquired through the E&M Acquisition were recorded at estimated fair value at the time of acquisition. Depreciation is recorded using the straight-line method with useful lives of approximately 3 years.

Goodwill. Goodwill arose from the E&M acquisition discussed in Note 4. It is not amortized, but is periodically reviewed for impairment in value.

Intangible Assets. Intangible assets as of December 31, 2006, arose from the E&M acquisition discussed in Note 4 and consist primarily of a customer list and trade names amortized over five years. As discussed below and in Note 9, certain other intangible assets were deemed to be impaired in value and were written off during the year ended December 31, 2006.

Impairment of Long-lived Assets. The Company reviews the carrying value and fair value of its long-lived assets whenever events or changes in business circumstances indicate that there may be an impairment in value. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Long-lived assets to be held and used, including assets to be disposed of other than by sale, for which the carrying amount is not recoverable are adjusted to their estimated fair value at the date an impairment is indicated, which establishes a new basis for the assets for depreciation purposes. Long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell. As discussed in Note 9, during the year ended December 31, 2006, the Company recorded an asset impairment of $724,000 related to the write-off of intangible assets due to an unexpected decrease in sold advertising. The Company has not recorded any other material impairment losses.

Loss per Share. Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common stock shares outstanding during the period. Diluted loss per share, which would include the effect of the conversion of unexercised stock options, unexercised warrants to purchase common stock, and convertible Preferred Stock, is not separately computed because inclusion of such conversions is antidilutive. In these cases, basic and diluted loss per share is the same.

Basic and diluted weighted average common shares outstanding, and the potentially dilutive securities excluded from loss per share computations because they are antidilutive, are as follows for the years ended December 31:

	2006	2005
Basic and diluted weighted average common stock shares outstanding	21,298,444	8,739,026
Potentially dilutive securities excluded from loss per share computations:
Convertible Preferred Stock	2,903,229
Common stock options	1,911,250	705,000
Common stock purchase warrants	5,235,694	447,566

Income Taxes. The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and on the expected future tax benefits to be derived from net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those carry forwards and temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is recorded on deferred tax assets if it is more likely than not that such deferred tax assets will not be realized.

Advertising Costs. The Company expenses the costs of producing advertisements at the time production occurs and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. Advertising costs were $113,000 and $68,000 for the years ended December 31, 2006 and 2005, respectively.

Share-based Payments. The Company made share-based payments in the form of:

•	Incentive stock options (“ISOs”) under its 2006 Equity Incentive Plan (“the Plan”), to employees, directors, and others;
•	Other stock options and stock purchase warrants, to non-employees; and
•	Issuances of common stock to employees and others.

ISOs. Prior to January 1, 2006, the Company accounted for share-based wages and salaries expense under the recognition and measurement principles of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, of the Financial Accounting Standards Board (“the FASB”). Effective January 1, 2006, the Company began recording share-based wages and salaries expense in accordance with SFAS No. 123 (revised 2004), Share-Based Payment. The Company adopted SFAS No. 123(R) using the modified prospective method. The adoption of SFAS No. 123(R) did not have any affect on earnings or per share amounts. The Company recognizes this expense on a straight-line basis over the service period of the award.

SFAS No. 123(R) requires that cash flows resulting from tax deductions in excess of the cumulative wages and salaries expense recognized for options exercised (excess tax benefits) be classified as cash inflows

Other stock options, stock purchase warrants, and issuances of common stock. The Company also applies SFAS No. 123(R) and the consensus in the FASB’s Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, for share-based payments in the form of other stock options, warrants, and common stock issued to employees and non-employees.

Revenue Recognition. The Company recognizes revenue when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the customer, title and risk of loss for products has passed to the customer, the sale price is fixed and determinable, no significant unfulfilled Company obligations exist, and collectibility is reasonable assured.

Revenue from equipment sales is generally recognized when products are shipped and/or the revenue is fully earned and ownership has passed to the customer. Revenue from management subscriptions is recorded in the month the service is provided. Revenue from consulting and design services, which are all short-term, is recognized using the completed-contract method. There were no significant contracts in process at December 31, 2006.

Revenues from media services consist of sales of brokered advertising and certain other consulting, content creation, and Internet-based advertising fees. Because the Company typically acts as an agent on behalf of its advertising clients, brokered advertising revenues are recorded based on the net commissions earned. Media services revenues from consulting, content creation, and Internet-based advertising fees are recorded at their gross billing amounts.

The gross and net billing amounts included in operating revenues for the year ended December 31, 2006 are follows:

Consolidated gross revenues	$21,222,872
Direct cost of sales	(14,628,015)
Consolidated net revenues	$6,594,857

During 2005, all of the Company’s revenues were reported on a gross basis because the Company had no advertising related brokered sales.

Shipping and Handling. Costs incurred by the Company for shipping and handling are included in cost of revenues.

Recent Accounting Pronouncements

In accordance with Release No. 8760 of the Securities Act of 1933, commencing with the Company’s fiscal year ending December 31, 2007, the Company will become subject to the requirement to include in its annual report management’s assessment of internal controls over financial reporting. This assessment will require the Company to document and test its internal control procedures in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Company’s independent registered public accountants will be required to attest to the Company’s assessment of internal controls for its fiscal year ending December 31, 2008.

In February 2006, the FASB issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS 155 is effective for all financial statements issued for fiscal years beginning on or after September 15, 2006, with earlier adoption permitted. The Company believes this statement will have no effect on its financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company believes that this interpretation will have no material effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the effect of applying SFAS 157.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Portions of SFAS 158 are effective for financial statements as of December 31, 2006. The Company believes this statement will have no effect on its financial statements.

In September 2006, the Securities and Exchange Commission (“the SEC”) issued Staff Accounting Bulletin (“SAB”) 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for the first interim period following the first fiscal year ending after November 15, 2006. The Company believes this bulletin will have no effect on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. SFAS 159 is effective for financial statements for fiscal years beginning after November 15, 2007, and early adoption is permitted in certain circumstances. The Company has not yet determined the effect of applying SFAS 159.

Note 4. E&M Acquisition

In February 2006, the Company purchased substantially all of the assets of E&M Advertising, Inc., E&M West/Camelot, Inc. and NextReflex, Inc. (collectively “E&M”), through a newly formed subsidiary, Impart Media Advertising, Inc (“IMA”). IMA is engaged in the placement and marketing of direct response media. The Company consummated this acquisition in order to create an advertising division, which offers a wide range of services relating to direct-to-consumer marketing. Through this division, the Company now has the opportunity to offer direct response media services to its digital media customers.

In March 2007, the Company determined that the value assigned to the purchase price, the amounts allocated to intangible assets, the related amortization expenses, and accounting classifications were in error. As a result, the balances of intangible assets and the balance of Additional Paid-in Capital allocated to the purchase on the Consolidated Balance Sheets has been adjusted from approximately $6.1 million to $5.5 million. In addition, approximately $3.9 million of value previously allocated to amortizable assets has been reallocated to trade names and goodwill, which are not amortized. As discussed in Note 20, the Company filed a Form 8-K disclosing these errors and its intention to amend its interim filings for 2006.

In consideration for the purchase of the assets, the Company agreed (i) to pay an aggregate of $800,000, of which $200,000 was paid on the closing date, $400,000 was paid in March 2006 and the remaining $200,000 was required to b paid on the first anniversary of the closing date and (ii) to issue an aggregate of 1.6 million restricted shares of the Company’s common stock.

In April 2006 and July 2006, the Company issued 1.47 million and 46,000 of the 1.6 million shares of the Company’s common stock to be issued in connection with the acquisition of E&M. In March, 2007, the Company entered into an agreement with the former owners of E&M to further defer the remaining $200,000 payment until September 2007. The fair value of the remaining shares was $274,798 and, along with the final $200,000 payment due to the former owners of E&M, is shown as “Stock Issuance and Other Amounts Payable to Former Owners of E&M” as of December 31, 2006. In February 2007, the Company issued 93,240 common shares in satisfaction of the stock issuance payable.

The following tables summarize the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition and the purchase price, in thousands:

Current assets	$325
Fixed assets	147
Intangible assets	2,970
Other long-term assets	44
Less: Current liabilities	(329)
Net assets acquired	3,157
Excess of purchase price over fair value: Goodwill	2,359
Total purchase price	$5,516

Purchase Price:
Cash (including $200,000 payable in 2007)	$800
Common stock (1,515,152 shares at $2.93/share)	4,442
Stock Issuance Payable (93,240 shares at $2.93/share)	274
Total purchase price	$5,516

Of the $2.97 million of intangible assets acquired, $1,444,000 was allocated to a customer list, $24,000 was allocated to other intangible assets, and $1,502,000 was allocated to trade names. The customer list and other intangible assets are amortized over five years. The trade names are no amortized, but are periodically reviewed for impairment in value.

The Company consolidated the operations of IMA as of the date of acquisition and has included IMA’s operations in the 2006 consolidated results from that date. The unaudited pro forma financial information presented below (in thousands) reflects the estimated effect of the E&M transaction as if it had occurred on January 1, 2006 and 2005, respectively.

	For the Year Ended December 31,
	2006	2005
Revenues	$6,780	$10,346
Operating loss	$(91,28)	$(1,627)
Net loss	$(10,199)	$(2,022)
Beneficial Conversion Feature of Series A Preferred	(934)	--
Revaluation of Series A Preferred Stock - conversion price reduction	(974)	--
Revaluation of Series A Preferred Stock - warrant exercise price reduction	(935)	--

Net loss - Common Stockholders	$(13,042)	$(2,022)

Loss per share – basic and diluted	$(0.61)	$(0.23)

Note 5. Inventory

Inventory totaling $480,000 consists of finished goods as of December 31, 2006.

Note 6. Fixed Assets

Fixed assets consist of the following as of December 31, 2006:

	Useful Life
Furniture and fixtures	2-7 years	$139,825
Computer and other equipment	2-5 years	334,688
Demo equipment	3-4 years	72,224
Kiosks	5 years	412,379
Other	3-5 years	117,161
Leased equipment	4 years	3,852
		1,080,129
Less: accumulated depreciation		(454,814)
Fixed assets, net		625,315

Acquired software	5 years	977,199
Less: accumulated amortization		(293,160)
Software, net		$684,039

Total fixed assets, net		$1,309,354

Total depreciation expense was $432,000 and $159,000 for the years ended December 31, 2006 and 2005, respectively.

Note 7. Goodwill

Goodwill arose from the acquisition of E&M discussed in Note 4. It is not subject to amortization, but is periodically reviewed for impairment in value.

Note 8. Intangible Assets

Intangible assets arose from the acquisition of E&M discussed in Note 4. A summary as of December 31, 2006, follows:

	Useful Life
Customer list	5 years	$1,443,582
Trade names	Infinite Lived	1,502,000
Other	5 years	24,000
		2,969,582
Less: accumulated amortization		(269,057)
Intangible assets, net		$2,700,525

Trade names are not subject to amortization, but are periodically reviewed for impairment in value.

Future amortization of intangible assets are as follows:

2007	$293,516
2008	293,516
2009	293,516
2010	293,516
2011	24,460
$1,198,524

Note 9. Other Assets

Other assets at December 31, 2006, consists primarily of an obligation by a funding placement agent to reimburse the Company for certain placement fees.

In February 2006, the Company purchased from Marlin Capital Partners II, LLC (doing business as InTransit Media) all of the assets used in InTransit Media’s digital advertising services business for $1,072,000, paid by $500,000 in cash and 146,762 shares of common stock valued at $572,000. In its review of the impairment value of these assets, the net book value of which was $724,000, the Company determined that they were impaired in their entirety. As a result, they were written off in the year ended December 31, 2006.

Note 10. Note Payable - Related Parties

Notes payable due to related parties as of December 31, 2006, are comprised of the following:

Related party agreement in which stockholder will receive a revenue share of $18,000 per year and an additional 5% of net ad revenues as it pertains to a specific airport project for a period f 3 years	$150,000
Accrued expenses to various stockholders, unsecured, bearing interest	22,083
Accrued interest on related party loans	42,763
Total due to related parties	214,846
Less: current portion of notes payable - related parties	(64,846)
Total long-term notes payable - related parties	$150,000

Note 11. Lines of Credit

On January 27, 2006, the Company entered into an agreement with Laurus Master Fund, Ltd. (“Laurus”) pursuant to which Laurus agreed to provide the Company with a revolving credit facility of up to $6 million the “Facility”). The term of the Facility is three years and borrowings accrue interest on the unpaid principal and interest at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus three percent (11.25% at December 31, 2006). Interest on borrowings under the Facility is payable monthly on the first day of each month, commencing on February 1, 2006. All outstanding principal amounts must be paid on January 27, 2009. The maximum principal amount of all borrowings under the Facility cannot exceed ninety percent (90%) of the Company’s eligible accounts receivable minus such reserves that Laurus may in good faith deem necessary and appropriate.

On January 27, 2006, the Company obtained an initial draw under the Facility of $2 million, of which approximately $782,000 was used to satisfy bank loans in full. The draws under the Facility are used for general corporate and working capital purposes. As of December 31, 2006, the balance due to Laurus was $998,308.

In connection with the Facility, the Company paid Laurus approximately $248,000, comprised of a Facility management fee of $216,000 and reimbursement of $32,000 in due diligence and documentation expenses. The Facility management fee is being amortized to interest expense over the three-year term of the Facility. The Company further issued to Laurus a seven-year warrant (“the Warrant”) valued at $ 1.6 million, entitling Laurus to purchase up to 750,000 shares of the Company’s common stock at an exercise price of $.01 per share, subject to certain adjustments. The value of the Warrant was recorded as deferred financing costs and is amortized as interest expense over the three-year term of the Facility.

The Company also paid a cash fee of $ 180,000 and issued three-year warrants valued at $443,000 to purchase 231,000 shares of common stock to GunnAllen Financial, Inc. for investment banking services. These fees were recorded as deferred financing costs amortized as interest expense over the three-year term of the Facility.

The total deferred financing costs were $2.47 million, of which $1.82 million remains to be amortized as of December 31, 2006.

Under the terms of the Facility, Laurus is restricted from selling any shares of common stock it receives through the exercise of the Warrant prior to January 27, 2007. Additionally, Laurus agreed to certain restrictions to selling shares acquired through the exercise of the Warrant, except under certain circumstances, including the continuance of an event of default under the Facility.

The Facility is secured by a blanket lien on substantially all of the Company’s assets and those of its subsidiaries. In addition, the Company pledged the ownership interests in its subsidiaries pursuant to a stock pledge agreement executed in favor of Laurus. If an event of default occurs, Laurus has the right to accelerate payments under the Facility and, in addition to any other remedies available to Laurus, foreclose upon the assets securing the Facility. If an event of default occurs, one hundred twenty-five percent (125%) of the unpaid principal balance of the Facility, plus accrued interest and fees, will become immediately due and payable. Among other remedies, Laurus also will be entitled to payment of a default interest rate of two percent (2%) per month on all amounts due. The Facility also contains certain negative covenants that require the Company to obtain the prior written consent or other actions of Laurus in order for the Company to take certain actions at any time when borrowings remain outstanding.

Pursuant to the terms of the Facility, the Company was obligated to file a registration statement on Form SB-2 or S-3 to register the shares of common stock issuable upon exercise of the Warrant or as a result of adjustments made to the exercise price of the Warrant. The Company was required to file the registration statement in connection with the exercise of the Warrant on or prior to April 15, 2006. During the second quarter of 2006, the Company issued 30,000 shares of common stock valued at $51,900, recorded as non-cash interest expense, to obtain a waiver from Laurus with respect to this requirement. The Company filed a registration statement on July 31, 2006, which was declared effective on October 3, 2006. In the event of adjustments made to the exercise price of the Warrant, the Company is required to file an amended registration statement within 30 days of such event.

As of December 31, 2006, the Company concludes that it is in compliance with all covenants of the Facility and that the lapse of its registration statement discussed in Note 12 does not constitute a breach of the Facility.

Note 12. Series A Preferred Stock

During March 2006, the Company sold 2,903,229 shares of Series A Preferred Stock at a price of $1.55 per share for total gross proceeds of $4.5 million. Further, the purchasers of the Series A Preferred Stock received three-year warrants to purchase 2,903,229 shares of common stock at $2.25 per share. The Company allocated $2.8 million of the $4.5 million gross proceeds to the Series A Preferred Stock and $1.7 million to the warrants, based on their relative fair values. The Company paid $589,500 in cash issuance costs and realized net cash proceeds of $3.9 million. In addition, five-year warrants to purchase 290,323 shares of common stock at $2.25 per share, valued at $903,000, were issued to a placement agent and 3-year warrants to purchase 145,162 shares of common stock at $2.25 per share, valued at $409,000, were issued to a second placement agent. The values of the warrants issued to the placement agents, which are an increase in additional paid-in capital, were recorded as a cost of the financing, which reduces additional paid-in capital.

In accordance with the provisions of EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company determined that there was a beneficial conversion feature of $934,000 at the time the Series A Preferred Stock was sold due to the conversion price being less than the market price of the Company’s common stock. The calculation of this beneficial conversion feature follows (in thousands):

Gross proceeds allocated to the Series A Preferred Stock based on relative fair value (prior to the allocation of issuance costs)	$2,836
Shares of common stock into which the Series A Preferred Stock is convertible	2,903
Effective conversion price per common share	0.98
Closing price of common stock on transaction dates	3.42
Intrinsic value of beneficial conversion feature per share	2.44
Shares of common stock into which the Series A Preferred Stock is convertible	$2,903
Aggregate value of the beneficial conversion feature, limited to proceeds allocated to preferred stock net of issuance costs	934

This beneficial conversion feature increases additional paid-in capital attributable to the holders of the Series A Preferred Stock and, at the same time, is considered to be a deemed dividend to those holders. Because the Company has an accumulated deficit, this dividend reduces additional paid-in capital rather than increases the accumulated deficit. This amount also increases net loss attributable to common stockholders.

The Series A Preferred Stock provides that dividends will accrue at an annual rate of seven percent (7%) of the gross issuance price of the stock ($4.5 million), payable semi-annually on January 1 and July 1 of each year. Dividends on the Series A Preferred Stock are payable in either cash or shares of common stock at the Company’s discretion, provided that the Company has an effective registration statement providing for the resale of the shares of its common stock that would be paid as a dividend.

In the event of the Company’s liquidation, dissolution or winding up, the holders of Series A Preferred Stock are generally entitled to receive a liquidation preference over the holders of common stock equal to $ 1.00 per share of Series A Preferred Stock held plus any declared but unpaid dividends.

The Series A Preferred Stock is convertible by the holder at any time and automatically converts to common stock three years from the date of issuance or in the event of an underwritten public offering of $20 million or more at a stock price of $4.00 or more. The Series A Preferred Stock is subject to mandatory conversion and mandatory redemption in certain circumstances, but only if the share price is higher than the conversion price. The Series A Preferred Stock held plus any declared but unpaid dividends.

The Company registered the Series A Preferred Stock in a Form SB-2 that went effective October 3, 2006. On December 13, 2006, the Company determined that the registration had lapsed and the Company was in violation of the Series A Preferred Stock Purchase agreement. As a result, the Series A Preferred Stock was determined to be subject to mandatory redemption into common shares. In addition, the holders of the Series A Preferred Stock became entitled to certain liquidated damages.

Effective March 23, 2007, the holders of the Series A Preferred Stock granted a waiver to the Company in consideration for a decrease in the conversion price of the Series A Preferred Stock from $1.55 to $1.00 and a reduction in the warrant exercise price from $2.25 to $0.01. This waiver also extended the time period the Company has in order to file another registration statement and have it declared effective by the SEC.

In return for the consideration described above, the holders of the Series A Preferred Stock:

•           Waived their right to receive convertible preferred stock as a one-time dividend to holders of the stock in the event of the Company’s failure to achieve aggregate gross revenues of $50,000,000 or more during the four (4) calendar quarters commencing on April 1, 2006, and ending on March 31, 2007;

•           Waived any and all breaches and the right to receive liquidated damages and redemption rights related to the Company’s failure to obtain an effective registration statement as mandated by the original registration rights agreement that was executed in connection with the issuance of the Series A Preferred Stock;

•           Agreed to a reduction in the Series A Preferred Stock redemption price from 200% of the liquidation preference amount to 100% of such amount; and

•           Waived their right to any dividends with respect to the Series A Preferred Stock up to and including accruals through March 2, 2007, but will be entitled to dividends thereafter.

As a result of the reduction in the conversion price, the holders of the Series A Preferred Stock can convert the preferred shares into an additional 1,596,775 shares. The value related to the reduction in the conversion price was determined to be $974,033.

The value of the reduction of the exercise price of the warrants was determined to be $934,856. This incremental value is measured as the difference between (a) the fair value of the modified warrant and (b) the value of the old warrant immediately before the terms were modified, determined based on the remaining expected life of the warrant.

The values of the reductions of the Series A Preferred Stock conversion price and the exercise price of the warrants increase additional paid-in capital attributable to the holders of the Series A Preferred Stock and, at the same time, are considered to be deemed dividends to those holders. As with the beneficial conversion feature, because the Company has an accumulated deficit, these dividends reduce additional paid-in capital rather than increase the accumulated deficit. These amounts also increase net loss attributable to common stockholders.

The Company has reviewed its Series A Preferred Stock in accordance with SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and has determined that such shares are properly classified in Stockholders’ Equity as of December 31, 2006.

Note 13. Share-Based Payments

Stock Option Plans

As discussed in Note 3, the Company made share-based payments in the form of:

•	Incentive stock options (“ISOs”) under its 2006 Equity Incentive Plan (“the Plan”), to employees, directors, and others;
•	Other stock options and stock purchase warrants, to non-employees; and
•	Issuances of common stock to employees and others.

These payments are recorded in the financial statements as follows, for the years ended December 31 (in thousands):

Recorded in Balance Sheets (other than asset purchases and acquisitions):

Paid to	Recorded as	2006	2005
Other stock options and warrants
Laurus	Deferred financing costs	$2,045	$--
Total other stock options and warrants		2,045	-

Issuances of common stock
Employees	Payment of accrued compensation	--	268
Related parties	Payment amounts owed	--	6
Other parties	Payment of convertible loan	--	11
Other parties	Payment of other liability	--	48
Senior executives	Repayment of debt less wages and salaries and interest	1,875	--
Consultants	Prepaid expense	2,001	--
Total issuances of common stock		3,876	333

Total share-based payments recorded in Balance Sheets		$5,921	$333

Recorded in Balance Sheets (other than asset purchases and acquisitions):

Paid to	Recorded as	2006	2005
Incentive stock options
Employees and directors	Deferred financing costs	$440	$192
Total incentive stock options		440	192

Other stock options and warrants
Consultants	General and administrative	125	96
Bridge lenders	Interest	206	128
Laurus	Interest (amortization of deferred financing costs)	539	--
Total other stock options and warrants		870	224

Issuances of common stock
Consultants	General and administrative (amortization of prepaid expense)	1,584	--
Institutional investor	General and administrative (settle legal dispute)	268	--
Senior executives	Wages and salaries	356	275
Senior executives	Interest	40	--
Laurus	Interest (extended filing date)	52	--
Total issuances of common stock		2,300	275

Total share-based payments recorded in Statements of Operations		$3,610	$691

Incentive Stock Options

Options were granted during 2006 and 2005 under the Plan at exercise prices ranging from $.70 to $1.10 as follows:

	Shares Available for Grant	Options Outstanding	Weighted Average Exercise Price
Balance, January 1, 2005	--	--	$--
Plan adoption	2,000,000	--	-
Granted	(705,000)	705,000	0.73
Exercised		--	--
Forfeited		--	--
Expired		--	--
Balance, December 31, 2005	1,295,000	705,000	0.73
Granted	(1,255,000)	1,255,000	1.10
Exercised		--	--
Forfeited	--	(19,583)	1.00
Expired	--	(29,167)	0.87
Balance at December 31, 2006	40,000	1,911,250	0.97
Options exercisable as of December 31, 2006		670,612	$0.84

At December 31, 2006, the weighted average remaining contractual lives of outstanding and exercisable options is 7.5 years and 5.3 years, respectively. As of December 31, 2006, the market price of the Company’s common stock was less than the exercise price on all outstanding options. Therefore, such options had no intrinsic value at that date.

The fair value for options granted during 2006 and 2006 was estimated using the Black-Scholes option valuation model with the following weighted average assumptions:

	2006	2005
Expected life in years	5.0	2.5
Volatility	141%	256%
Interest rate	4.8%	4.35%
Yield rate	0%	0%

Of the 1,255,000 options granted in 2006, 825,000 were issued to directors and officers.

A summary of the Company’s unvested stock grants and changes during the years ended December 31, 2006 and 2005, is as follows:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2005	--	$--
Granted during 2005	705,000	0.73
Vested during 2005, and other changes	(235,000)
Unvested at December 31, 2005	470,000	0.73
Granted during 2006	1,255,000	1.10
Vested during 2006, and other changes	(484,362)
Unvested at December 31, 2006	1,240,638	$1.04

As of December 31, 2006, the Company has $1.2 million of total unrecognized compensation cost related to unvested stock options and unvested stock grants, which is expected to be recognized over a weighted average period of 1.3 years.

Warrants

Warrants to purchase common stock were issued in 2006 and in 2005 as follows:

	Warrants Outstanding	Weighted Average Exercise Price
Balance, January 1, 2005	--	$--
Assumed in Impart, Inc. transaction	4,000	5.00
Granted	443,566	0.91
Exercised	--	--
Forfeited	--	--
Expired	--	--
Balance, December 31, 2005	447,566	0.95
Granted:		1.10
Series A Preferred Stock transaction	3,338,714	1.64
Laurus revolving line of credit	981,000	0.48
Other	643,164	1.67
Exercised	(113,750)	0.20
Forfeited	--	--
Expired	(58,500)	5.00
Other adjustments	(2,500)	--
Balance, December 31, 2006	5,235,694	1.44
Warrants exercisable as of December 31, 2006	4,985,694	$1.44

The fair value for warrants issued during 2006 and 2006 was estimated using the Black-Scholes option valuation model with the following weighted average assumptions:

Expected life in years	2 yrs
Volatility	139%
Interest rate	4.7%
Yield rate	0%

Issuances of Common Stock

During 2006, the Company issued 1,744,000 shares of common stock pursuant to seven consulting agreements. The shares had a fair value of $2.0 million and were recorded as prepaid expenses, of which $1.6 million was recognized as non-cash general and administrative expenses in the year ended December 31, 2006.

During 2006, the Company issued 2.4 million shares of common stock to related parties in satisfaction of outstanding notes payable totaling $2.0 million, related accrued interest totaling approximately $40,000 and accrued wages and salaries expense totaling approximately $356,000 for an aggregate total of $2.4 million. These shares had a fair value of $2.3 million. The difference of $106,000 has been recorded as a gain on extinguishment of notes payable.

In March 2006, the Company issued 141,000 shares of common stock to an institutional investor in full satisfaction of amounts such investor claimed were due under a convertible debenture, dated February 17, 2004. These shares had a fair value of $267,900 and were recorded as non-cash general and administrative expense.

As discussed in Note 11, in July 2006, the Company issued 30,000 shares of common stock, valued at $51,900, to Laurus in exchange for Laurus agreeing to extend a filing due date. This value was recorded as non-cash interest expense.

Note 14. Sale of Common Stock and Warrants

In the year ended December 31, 2006, the Company issued 927,151 shares in private placements pursuant to common stock purchase agreements. The common stock was sold at prices ranging from $0.75 to $2.48 per share. In connection with these common stock sales, the Company issued warrants to purchase an aggregate of 221,613 shares of common stock at an exercise price ranging from $1.50 to $3.18 per share. The warrants vest immediately and expire at varying dates in 2009. The Company received approximately $990,000 in connection with these sales and issuance of common stock and the related warrants. The Company allocated $836,700  of the $990,000 gross proceeds to common shares sold and $153,300 to the warrants, based on their relative fair value.

Note 15. Income Taxes

The Company has not recorded income tax expense or benefit for the years ended December 31, 2006 and 2005. At December 31, 2006, the Company has net operating loss carryforwards of approximately $20.2 million for federal tax purposes. Such losses may not be fully deductible due to the significant amounts of non-cash service costs and the change in ownership rules under Section 382 of the Internal Revenue Code. The federal net operating loss carryforwards expire between 2018 and 2026. At December 31, 2006, deferred income tax balances and the related valuation allowance are as follows:

Deferred income tax assets resulting from:
Net operating loss carryforwards	$6,869,000
Unearned stock compensation	652,000
Other	246,000
Total	7,767,000
Less: valuation allowance	(7,767,000)
Deferred tax asset, net	$--

A full valuation allowance has been established for deferred income tax assets, as it is more likely than not that the deferred tax assets will not be realized.

A reconciliation between the federal income tax rate (34%) and the effective rate of income tax expense for the years ended December 31, follows:

	2006	2005
Tax (benefit) at statutory tax rate	$(3,433,000)	$(823,000)
Amounts passed directly to stockholders	--	47,000
Net operating loss received in merger	--	(3,558,000)
Increase in valuation allowance	3,433,000	4,334,000
Tax expense (benefit)	$--	$--

Note 16. Capital Lease Obligations

The Company is obligated under two capital leases for equipment with a cost of $122,000 and accumulated depreciation of $36,600 at December 31, 2006. Amortization of the equipment is included with depreciation expense. The capital lease obligations require a minimum lease payment of approximately $4,800 per month with an interest rate of approximately 8.3%. Future minimum lease payments, including interest, are as follows:

2007	$46,122
2008	48,133
2009	26,661
120,916
Less: current portion	46,122
Capital lease obligations – long-term portion	$74,794

Note 17. Commitments and Contingencies Leased Facilities

Leased Facilities

The Company utilizes leased facilities under a noncancellable-operating lease. The lease calls for a base monthly rent of $ 17,000 through November 30, 2018. Total rent expense for this operating lease was $200,000 for both of the years ended December 31, 2006 and 2005. Certain officers, directors and stockholders are owners of the company that owns the facility.

The Company leases office facilities for IMA under an operating lease, which was extended through June 2011. Rental expense for this lease was approximately $205,000 for the year ended December 31, 2006. The Company also has various non-cancelable operating leases for automobiles and equipment that expire at various dates through 2008.

Total rent expense for the years ended December 31, 2006 and 2005, was $422,000 and $215,000, respectively.

Future minimum rental payments for the leased facilities as of December 31, 2006, are as follows:

2007	$429,725
2008	434,257
2009	438,880
2010	443,595
2011	304,139
Thereafter	1,421,784
$3,472,230

Note 18. Employment Agreements

The Company entered into employment agreements with the following executives for a term of three years from June 30, 2005, subject to termination provisions. Each receives an annual base salary of $120,000, plus benefits.

Joseph Martinez - Chairman of the Board, Chief Executive Officer
Laird Laabs - Chief Marketing Officer
Thomas Muniz - President, Chief Operating Officer
Steven Corey - Chief Strategy Officer

On February 28, 2006, the Company entered into an employment agreement with Michael Medico, the Company’s Executive Vice President and President of the Company’s IMA division, for a term beginning February 28, 2006, and expiring on December 31, 2008, subject to termination provisions. He will receive an annual base salary of $125,000, plus benefits, sales commissions, and yearly bonus based on the division’s performance.

On September 6, 2006, the Company entered into an employment agreement with Todd Weaver, the Company’s Chief Technology Officer, for a term of three years from September 1, 2006, subject to termination provisions. He will receive an annual base salary of $120,000, plus benefits.

Note 19. Related Party Transactions

See Note 4 regarding the extension of the due date for amounts owing to the former owners of E&M, one of whom is the Company’s current president of the IMA division.

See Note 10 for notes payable to related parties.

See Note 13 regarding stock option grants issued to certain senior executives, directors, and stockholders.

See Note 17 regarding facilities leased from certain officers, directors, and stockholders.

See Note 20 pertaining to a subsequent event where the Company’s Board of Directors approved additional 2007 compensation to a certain director, officer, and stockholder.

Note 20. Subsequent Events

As reported in the Company’s Form 8-K dated January 22, 2007, the Company’s Board of Directors approved an amendment to the Plan increasing the number of common shares available for awards from 2,000,000 shares to 5,000,000 shares.

In January 2007, the Company granted 2,182,500 incentive stock options to employees under the Plan.

In January 2007, the Company issued an aggregate of 100,000 common shares in payment for an agreement for consulting services entered into in November 2006. The value of the shares ($155,000) was recorded in 2006 as a prepaid expense and stock issuance payable.

In February 2006, the Company was assigned by Marlin Capital Partners II, LLC, an agreement (the “PATH Contract”), dated as of December 2, 2002, between Black Experience, Inc., BX Media Group, Inc. and Port-Authority Trans-Hudson Corporation (“PATH”), as amended, pursuant to which the Company obtained the rights to provide PATH with certain advertising and marketing services in connection with its PATHVision system. Effective February 2007, the Company and PATH mutually agreed to terminate the PATH Contract.

In February 2007, the Company issued an aggregate of 27,000 common shares to a consultant in payment for services to be rendered.

In February 2007, the Company’s Board of Directors approved a resolution granting the Company’s Chairman of the Board and Chief Executive Officer future compensation representing the approximate additional personal tax liability he incurred resulting from the issuance of restricted common stock to him as compensation in 2006. The approximate amount of this future compensation is $225,000.

As reported in the Company’s Form 8-K dated March 28, 2007, the Company determined that the values assigned to the E&M purchase price, the amounts allocated to intangible assets, the related amortization expenses, and accounting classifications were in error. As a result, the Company intends to file amended quarterly reports on Form 10-QSB/A for the quarters ended September 30, June 30 and March 31, 2006. See Note 4 for details.

As reported in the Company’s Form 8-K dated March 28, 2007, the Board of Directors and holders of the Series A Shares approved a waiver related to such stock. See Note 12 for details.

In March 2007, the Company has received notice of a possible lawsuit against it by a former employee and consultant of the Company. The notice alleges breach of contract and wrongful termination, among other claims, and seeks recovery of $108,000. Since The Company has not had the opportunity to evaluate the merits of the claims and cannot presently determine if it will result in liability to the company.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

We maintain directors and officers insurance which, subject to certain exclusions, insures our directors and officers of against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures us against amounts which we have paid or may become obligated to pay as indemnification to our directors and/or officers to cover such losses.

Section 78.7502 of the Nevada Revised Statutes (the "Nevada Law") permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate.  The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

Article VII, Section 7.01(a)(ii) of our By-Laws states that we may indemnify each of our directors and officers with respect to actions taken or not taken by said directors or officers in the course of the performance of their duties on our behalf to the fullest extent permitted by law.  The specific terms of any such indemnification shall be provided in our By-Laws.

Article VII, Section 7.01(a)(iv) of our By-Laws provides that each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending, or completed action or suit (including without limitation an action, suit or proceeding by or in the right of us), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a our director or officer or is or was serving in any capacity at our request as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by us for all actions taken by him or her and for all omissions (regardless of the date of any such action or omission), to the fullest extent permitted by Nevada Law, against all expense, liability and loss (including without limitation attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with any of the aforementioned actions, suits or proceedings.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as our officer or director, must be paid, by us or through insurance we have purchased and maintained or through other financial arrangements we have made, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

Any amendment to or repeal of our Articles of Incorporation or By-Laws shall not adversely affect any right or protection of any our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

The rights to indemnification provided in Article VII of our By-Laws shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of our Articles of Incorporation or By-Laws, agreement, vote of stockholders or directors, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

Description	Amount
Securities and Exchange Commission registration fee	$64
Accounting fees and expenses	$5,000	*
Legal fees and expenses	$25,000	*
Miscellaneous fees and expenses	$4,936	*
Total	$35,000	*
_____________
* Estimated

Item 26.  Recent Sales of Unregistered Securities

In May 2007, we issued to placement agents, in connection with our Convertible Debentures funding, five-year warrants to purchase an aggregate of 280,000 shares of our common stock with an exercise price of $0.52 per share. These warrants expire on May 24, 2012. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the “Act”)., on the basis that the issuances did not involve a public offering and the consultant represented to us that it was an “accredited investor”, as defined in Regulation D under the Act.

In May 2007, we issued $2.1 million aggregate principal amount of convertible debentures and warrants to purchase an aggregate of 1.4 million shares of our common stock to a total of six institutional “accredited investors” in a private placement. Such issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Act, and Regulation D promulgated thereunder on the basis that the issuances did not involve a public offering. Purchasers made certain representations to us in the purchase agreement, including without limitation, that the purchasers were “accredited investors” as defined in Rule 501 under the Act.

In February 2007, we issued an aggregate of 93,240 common shares in satisfaction of stock issuance payable pertaining to the February 2006 purchase of E&M Advertising, Inc. and affiliates. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act., on the basis that the issuances did not involve a public offering and the purchaser represented to us that it was an “accredited investor”, as defined in Regulation D under the Act.

In August 2006, we issued 150,000 shares of our common stock to a consulting firm for financial advisory and public relations services. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that the issuances did not involve a public offering and the consultant represented to us that it was an “accredited investor”, as defined in Regulation D under the Act.

In August 2006, we issued 350,000 shares of our common stock together with three-year warrants to purchase 100,000 shares of our common stock at an exercise price of $1.55 per share, to a consulting firm for financial advisory and public relations services. These shares and warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that the issuances did not involve a public offering and the consultant represented to us that it was an “accredited investor”, as defined in Regulation D under the Act.

In July 2006, the Company issued an aggregate of 46,620 common shares in satisfaction of stock issuance payable pertaining to the February 2006 purchase of E&M Advertising, Inc. and affiliates. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the “Act”)., on the basis that the issuances did not involve a public offering and the purchaser represented to us that it was an “accredited investor”, as defined in Regulation D under the Act.

In June 2006, we issued 30,000 shares of our common stock to Laurus in consideration for its waiver and amendment of various terms of a registration rights agreement with our company.  The shares were issued on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Act”), on the basis that its issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such issuance and Laurus represented to us that it is an “accredited investor” as defined in Regulation D under the Act.

In April 2006, we issued to an individual investor 132,500 shares of our common stock exercised from warrants outstanding. These shares were issued in reliance on the exemption from the registration provided by Section 4(2) of the Act, on the basis that its issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and issuance and certain representations were made to us by such director that he is an “accredited investor” as defined in Regulation D under the Act.

In April 2006, we issued three-year warrants to purchase 200,000 shares of our common stock at an exercise price of $1.55 per share, to a consulting firm for financial advisory and public relations services. These shares and warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that the issuances did not involve a public offering and the consultant represented to us that it was an “accredited investor”, as defined in Regulation D under the Act.

In April 2006, we issued and sold 50,000 shares of our common stock to an investor for a purchase price of $100,000.  The shares were issued on the exemption from registration provided by Section 4(2) of the Act, on the basis that its issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and issuance and certain representations were made to us by the investor that he was an “accredited investor” as defined in Regulation D under the Act.

In April 2006, we issued 6,000 shares of our common stock to one of the members of our board of directors for consulting services previously rendered.  These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that its issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and issuance and certain representations were made to us by such director that he is an "accredited investor" as defined in Regulation D under the Act.

In April 2006, we issued a three-year warrant to purchase 145,162 shares of our common stock exercisable at $1.55 per share, to a consulting firm in consideration for services rendered in connection with our Series A Preferred Financing.  The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that the issuance did not involve a public offering and the consultant represented to us that it was an  "accredited investor," as defined in Regulation D under the Act.

In March 2006, we issued to nine individuals 100,000 shares of our common stock exercised from warrants outstanding. These shares were issued in reliance on the exemption from the registration provided by Section 4(2) of the Act, on the basis that its issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and issuance and certain representations were made to us by such director that he is an “accredited investor” as defined in Regulation D under the Act.

In March 2006, in a private placement, we issued and sold 2,903,229 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), to six institutional investors (the “Purchasers”) at a purchase price of $1.55 per share.  We also issued to the Purchasers three-year warrants to purchase an aggregate of 2,903,229 shares of our common stock, at an exercise price of $2.25 per share.  Effective March 23, 2007, the holders of the Series A Preferred Stock granted certain waivers to the Company in consideration for a decrease in the conversion price of the Series A Preferred Stock from $1.55 to $1.00 and a reduction in the warrant exercise price from $2.25 to $0.01. The issuances of the Preferred Shares and the warrants were made in reliance on the exemption from registration provided by Section 4(2) of the Act, and Regulation D promulgated thereunder on the basis that the issuances did not involve a public offering and the Purchasers represented to us, among other things, that they were “accredited investors” as defined in Regulation D under the Act.

In March 2006, we issued a five-year warrant to purchase up to 290,323 shares of our common stock, exercisable at $2.25 per share, to the placement agent (or its designees) for the Preferred Shares we sold to the Purchasers.  The warrant represented partial payment for the services rendered by the placement agent.  The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that the issuance did not involve a public offering and the placement agent represented to us that it was an "accredited investor," as defined in Regulation D of the Act.

In March 2006, we issued 18,000 shares of our common stock in payment for consulting services rendered. These shares were issued in reliance on the exemption from the registration provided by Section 4(2) of the Act, on the basis that its issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and issuance and certain representations were made to us by such director that he is an “accredited investor” as defined in Regulation D under the Act.

In March 2006, as partial payment of the purchase price we paid for the assets of E&M Advertising, Inc., E&M West/Camelot Media, Inc. and NextReflex, Inc. (the “Sellers”), we issued to the Sellers, or their designees, an aggregate of 1,468,532 shares of our common stock.  Such issuance was made in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis of certain representations and warranties made by the Sellers in the asset purchase agreement, that such issuance did not involve a public offering and that no underwriting fees or sales commissions were paid by us in connection with such issuance.

In February 2006, we sold an aggregate of 200,000 shares of our common stock at a purchase price of $1.12 per share to five purchasers pursuant to a common stock purchase agreement.  The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and, certain representations were made to us by the purchasers in the purchase agreement.

In February 2006, we issued and sold to five purchasers in a private placement, an aggregate of 199,400 shares of our common stock at a purchase price of $1.12 per share pursuant to a common stock purchase agreement, together with three-year warrants to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $1.50 per share.  Such securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and certain investor representations were made to us by the purchasers in the purchase documents.

In February 2006, we issued 146,762 shares of our common stock to Marlin Capital Partners II (“MCP”) (or its designees) in connection with our purchase of substantially all of MCP’s assets.  The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that its issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and MCP represented to us that it was an “accredited investor”, as defined in Regulation D under the Act.

In February 2006, we issued and sold to two purchasers in a private placement, an aggregate of 30,137 shares of our common stock at a purchase price of $2.48 per share pursuant to a common stock purchase agreement, together with three-year warrants to purchase an aggregate of 15,068 shares of our common stock at an exercise price of $3.00 per share.  Such securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and certain investor representations were made to us by the purchasers in the purchase agreement.

In January 2006, we issued 141,000 shares of our common stock to an institutional investor in full satisfaction of $340,000 such investor claimed were due under a convertible fee debenture, originally issued in February 2004.  The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and the investor represented to us that it was an "accredited investor," as defined in Regulation D under the Act.

In January 2006, we issued an aggregate of 1,200,000 shares of our common stock to two consultants as consideration for the performance of consulting services.  The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and, certain representations were made to us by the consulting firms in their respective consulting agreements.

In January 2006, we issued and sold to eight purchasers in a private placement, an aggregate of 216,072 shares of our common stock at $1.12 per share pursuant to a common stock purchase agreement, together with three-year warrants to purchase an aggregate of 106,545 shares of our common stock at an exercise price of $1.50 per share.  Such securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and certain investor representations were made to us by the purchasers in the purchase agreement.

In January 2006, we issued a common stock purchase warrant to Laurus in connection with a revolving credit facility we received from Laurus.  The warrant entitles Laurus to purchase up to 750,000 shares of our common stock, at an exercise price of $0.01 per share. The warrant expires on January 27, 2013.  The warrant was issued to Laurus in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and, certain representations were made to us by the purchasers in the loan documents.

In January 2006, we issued three-year warrants to purchase an aggregate of up to 121,551 shares of our common stock at an exercise price of $0.20 per share to fourteen purchasers.  The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and certain representations were made to us by the purchasers.

In January 2006, we sold an aggregate of 400,002 shares of our common stock at a purchase price of $0.75 per share to five purchasers pursuant to a common stock purchase agreement.  The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and, certain representations were made to us by the purchasers in the purchase agreement.

In January 2006, we issued an aggregate of 2,394,874 shares of our common stock to six officers of our company in exchange for their cancellation of approximately $2,000,000 in aggregate indebtedness.  The number of shares issued was determined based upon a price of $1.00 per share. Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and each of the recipients of the shares, as an executive officer or director of our company, was an "accredited investor," as defined in Regulation D under the Act.

In December 2005, we issued 50,000 shares of our common stock in connection with the settlement of a legal proceeding. The number of shares issued was determined based upon a price of $1.00 per share. Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and the recipient of the shares represented to us that it was an "accredited investor," as defined in Regulation D under the Act.

In December 2005, we issued 10,000 shares of our common stock to the holder of a $10,000 principal amount convertible note upon the conversion of the entire outstanding amount due under such note. The conversion price was $1.00 per share. Such shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Act.

In December 2005, we issued a warrant to purchase up to 100,000 shares of our common stock at an exercise price of $1.00 per share. The warrant was issued to a professional services firm in consideration for legal services in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such issuance and the firm represented to us that it was an “accredited investor” as defined in Regulation D under the Act.

In December 2005, we issued an aggregate of 2,934,991 shares of our common stock to certain officers, directors, and stockholders of our company upon the cancellation of promissory notes in favor of such persons in the aggregate principal amount of $4.6 million.  The number of shares issued was determined based upon a price of $1.60 per share.  The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale, certain of the recipients of the shares, as executive officers or directors of our company, were "accredited investors" as defined in Regulation D under the Act and the remaining recipients had access to the same kind of information as that which would be included in the registration statement.

In November 2005, we issued a warrant to purchase an aggregate of up to 100,000 shares of our common stock at $1.00 per share to a consulting firm in consideration for marketing and professional services provided to us.  The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and certain representations were made to us by the consulting firm in the consulting agreement.

In the quarter ended December 31, 2005, we issued and sold $277,000 in aggregate principal amount of unsecured promissory notes, together with warrants to purchase an aggregate of 8,333 shares of our common stock at $0.20 per share. The promissory notes and warrants were issued to nine purchasers in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and each purchaser represented to us that is was an “accredited investor” as defined in Regulation D under the Act.

In October 2005, we issued warrants to purchase an aggregate of 16,667 shares of our common stock at $0.20 per share. The warrants were issued to four investors in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and each investor represented to us that they were an “accredited investor” as defined in Regulation D of the Act.

In the quarter ended September 30, 2005, we issued an aggregate of 140,000 shares of our common stock to two consulting firms for services rendered, which services were valued at $188,000 in the aggregate. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons were represented to us that they were ‘accredited investors’ as defined in Regulation D under the Act.

In the quarter ended September 30, 2005, we issued an aggregate of 1,250 shares of our common stock to two investors in a private placement for an aggregate purchase price of $2,050, or $1.64 per share. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering and such persons represented to us that they were ‘accredited investors’ as defined in Regulation D under the Act.

In the quarter ended June 30, 2005, we issued 25,000 shares of our common stock to an employee as a sign-on bonus in connection with his employment with our company. For accounting purposes, the shares were valued at $1.20 per share.  Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such person represented to us that he was an ‘accredited investor' as defined in Regulation D under the Act.

In the quarter ended June 30, 2005, we issued an aggregate of 14,500 shares of our common stock to two consultants for services rendered pursuant to their consulting agreements, which services were valued at $14,500 in the aggregate. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such consultants represented to us that they were ‘accredited investors' as defined in Regulation D under the Act.

In the quarter ended June 30, 2005, we issued 240,000 shares of our common stock to two former employees in settlement of amounts due pursuant to terms and conditions of our employment agreements with such employees. Such shares were valued at $1.00 per share and the shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons were ‘accredited investors' as defined in Regulation D under the Act.

In the quarter ended June 30, 2005, we issued an aggregate of 89,842 shares of our common stock to a total of eight investors in a private placement for an aggregate purchase price of $126,000. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering and such persons represented to us that they were ‘accredited investors' as defined in Regulation D under the Act.

In June 2005, in connection with our acquisition of Impart, we issued approximately 5.25 million shares of our common stock to the former stockholders of Impart. Such issuance was made in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and each former Impart stockholder represented to us that it was an “accredited investor,” as defined in Regulation D under the Act.

In June 2005, we issued to two former directors of our company for their service as directors, three-year warrants to purchase an aggregate of 150,000 shares of our common stock at an exercise price of $1.00 per share.  Such issuance was made in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuances did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuances and the two former directors were each an “accredited investor,” as defined in Regulation D under the Act.

In March 2005, we issued a warrant to purchase 49,500 shares of our common stock to an institutional lender in satisfaction of indebtedness of $64,845.  Such warrant was exercised immediately pursuant to a cashless exercise feature whereby we issued 49,500 shares of our common stock to the lender.  The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuances and the institutional lender represented to us that it was an “accredited investor” as defined in Regulation D under the Act.  The shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Act, on the basis that the warrants were exchanged for shares of our common stock and no commission or other remuneration was paid for soliciting such conversion.

In March 2005, we issued 25,000 shares of our common stock to an investor in a private placement for an aggregate purchase price of $100,000. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such investor represented to us that he was an “accredited investor” as defined in Regulation D under the Act.

In March 2005, we issued 5,000 shares of our common stock to a lender in satisfaction of interest of $8,000 due under a promissory note. The shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Act, on the basis that the warrants were exchanged for shares of our common stock and no commission or other remuneration was paid for soliciting such conversion.

In March 2005, we issued an aggregate of 183,379 shares of our common stock to a vendor in satisfaction of amounts owed of $344,640. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such vendor represented to us that it was an ‘accredited investor’ as defined in Regulation D under the Act.

In March 2005, we issued 32,500 shares of our common stock to a vendor in satisfaction of amounts owed of $61,100. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such vendor represented to us that it was an ‘accredited investor’ as defined in Regulation D under the Act.

In February 2005, we issued 7,250 shares of our common stock in settlement of certain outstanding liabilities to an individual regarding $5,800 (plus interest) outstanding balance on a promissory note previously issued to him in February 2003.  The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid to us in connection with such issuance and the individual had access to the same kind of information as that which would be included in the registration statement.

In January 2005, we issued 38,889 shares of our common stock to a vendor in satisfaction of amounts owed of $35,000. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such vendor represented to us that it was an ‘accredited investor’ as defined in Regulation D under the Act.

In January 2005, we issued 41,936 shares of our common stock to one of our directors in satisfaction of indebtedness of $30,193 due to him under a promissory note. The shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Act, on the basis that the note was exchanged for shares of our common stock and no commission or other remuneration was paid for soliciting such exchange.

In January 2005, we issued 251,124 shares of our common stock to our chief executive officer and chairman of our board of directors in satisfaction of indebtedness of $475,382 due under a promissory note. The shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Act, on the basis that the note was exchanged for shares of our common stock and no commission or other remuneration was paid for soliciting such exchange.

In January 2005, we issued 102,656 shares of our common stock to our chief executive officer and chairman of our board of directors in satisfaction of indebtedness of $73,912 due under a promissory note. The shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Act, on the basis that the note was exchanged for shares of our common stock and no commission or other remuneration was paid for soliciting such exchange.

In January 2005, we issued an aggregate of 238,336 shares of our common stock to six employees in satisfaction of indebtedness for accrued salaries of $101,875 (plus interest thereon of $72,146). The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and two of such persons were ‘accredited investors’ as defined in Regulation D under the Act, and four of such persons had access to the same kind of information as would be included in a registration statement under the Act.

In January 2005, we issued 18,621 shares of our common stock to a lender upon conversion of indebtedness of $10,000 due under a convertible promissory note. The shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Act, on the basis that the note was exchanged for shares of our common stock and no commission or other remuneration was paid for soliciting such exchange.

In January 2005, we issued an aggregate of 85,000 shares of our common stock to two lenders in satisfaction of aggregate indebtedness of $20,400 due under promissory notes. The shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Act, on the basis that the notes were exchanged for shares of our common stock and no commission or other remuneration was paid for soliciting such exchanges.

In January 2005, we issued 156,250 shares of our common stock to a vendor in consideration of services rendered to us valued at $100,000. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such vendor represented to us that it was an “accredited investor” as defined in Regulation D under the Act.

Item 27.  Exhibits and Financial Statement Schedules

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed with the Commission

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of June 30, 2005, by and among our company, Limelight Merger II Corp. and IMPART, Inc. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, dated June 30, 2005, as filed with the Commission on July 7, 2005).

2.2
Asset Purchase Agreement, dated as of February 28, 2006, by and among our company, Impart Media Advertising, Inc., E&M Advertising, Inc., E&M West/Camelot Media, Inc. and NextReflex, Inc (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, dated February 28, 2006, as filed with the Commission on March 6, 2006).

3.1	Articles of Incorporation dated as of May 17, 1996 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, as filed with the Commission on October 27, 2000).

3.2
Certificate of Amendment to Articles of Incorporation dated as of October 3, 2002 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K, dated October 2, 2002, as filed with the Commission on October 7, 2002).

3.3
Certificate of Amendment to Articles of Incorporation dated as of February 29, 2004 (incorporated by reference to Exhibit 3.3 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2004).

3.4
Certificate of Amendment to Articles of Incorporation dated as of January 6, 2005 (incorporated by reference to Exhibit 3.4 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2004).

3.5
Certificate of Amendment to our Articles of Incorporation dated December 22, 2005 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, dated December 22, 2005, as filed with the Commission on December 22, 2005).

3.6
Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, dated March 3, 2006, as filed with the Commission on March 7, 2006).

3.7	By-laws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, dated September 28, 2005, as filed with the Commission on January 6, 2006).

3.8
Certificate of Amendment to Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Impart Media Group, Inc., dated as of March 26, 2007 (incorporated by reference to Exhibit 3.1 to our Form 8-K, dated March 22, 2007, as filed with the Commission on March 28, 2007).

4.1
Impart Media Group, Inc. 2006 Equity Incentive Plan, dated as of March 1, 2006 (incorporated by reference to Exhibit 10.29 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005, as filed with the Commission on April 17, 2006).

4.2
Amendment No. 1 to Impart Media Group, Inc. 2006 Equity Incentive Plan, dated as of December 29, 2006 (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-8, dated as of January 22, 2007, as filed with the Commission on January 22, 2007).

5.1†	Opinion of Pryor Cashman Sherman & Flynn LLP.

10.1
Registration Rights Agreement, dated as of June 30, 2005, among our company and the other signatory parties thereto (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated June 30, 2005, as filed with the Commission on July 7, 2005).

10.2
Lock Up Agreement, dated as of June 30, 2005, among our company and Laird Laabs, Steven Corey, Steven Boscacci, Shane Bumbalo and Stretton Brown (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, dated June 30, 2005, as filed with the Commission on July 7, 2005).

10.3
Employment Agreement, dated as of June 30, 2005, between our company and Laird Laabs (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, dated June 30, 2005, as filed with the Commission on July 7, 2005).

10.4
Employment Agreement, dated as of June 30, 2005, by and between our company and Joseph Martinez (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, dated June 30, 2005, as filed with the Commission on July 7, 2005).

10.5
Employment Agreement, dated as of June 30, 2005, by and between our company and Steven Corey (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K, dated June 30, 2005, as filed with the Commission on July 7, 2005).

10.6
Employment Agreement, dated as of June 30, 2005, by and between our company and Thomas Muniz (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K, dated June 30, 2005, as filed with the Commission on July 7, 2005).

10.7
Warrant, dated June 30, 2005, by our company in favor of Philip Worack (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K, dated June 30, 2005, as filed with the Commission on July 7, 2005).

10.8
Warrant, dated June 30, 2005, by our company in favor of Kirk Krajewski (incorporated by reference to Exhibit 10.10 to our Current Report on Form 8-K, dated June 30, 2005, as filed with the Commission on July 7, 2005).

10.9
Security Agreement, dated as of January 27, 2006, executed by company and Impart, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated January 27, 2006, as filed with the Commission on February 1, 2006).

10.10
Secured Non-Convertible Revolving Note, dated as of January 27, 2006, executed by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, dated January 27, 2006, as filed with the Commission on February 1, 2006).

10.11
Stock Pledge Agreement, dated as of January 27, 2006, executed by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, dated January 27, 2006, as filed with the Commission on February 1, 2006).

10.12
Subsidiary Guaranty, dated as of January 27, 2006, executed by IMPART, Inc. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, dated January 27, 2006, as filed with the Commission on February 1, 2006).

10.13
Registration Rights Agreement, dated as of January 27, 2006, between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, dated January 27, 2006, as filed with the Commission on February 1, 2006).

10.14
Common Stock Purchase Warrant, dated as of January 27, 2006, between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, dated January 27, 2006, as filed with the Commission on February 1, 2006).

10.15
Asset Purchase Agreement, dated as of February 6, 2006, between our company and Marlin Capital Partners II, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated February 6, 2006, as filed with the Commission on February 7, 2006).

10.16
Registration Rights Agreement, dated as of February 3, 2006, between our company and Marlin Capital Partners II, LLC (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, dated February 6, 2006, as filed with the Commission on February 7, 2006).

10.17
Employment Agreement, dated as of February 28, 2006, between our company and Michael Medico (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated February 28, 2006, as filed with the Commission on March 6, 2006).

10.18
Securities A Convertible Preferred Stock Purchase Agreement, dated as of March 3, 2006, among our company and the purchasers listed therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated March 3, 2006, as filed with the Commission on March 7, 2006).

10.19
Registration Rights Agreement, dated as of March 3, 2006, between our company and the purchasers listed therein (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, dated March 3, 2006, as filed with the Commission on March 7, 2006).

10.20	Form of Warrant Certificate (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, dated March 3, 2006, as filed with the Commission on March 7, 2006).

10.21
Form of Unsecured Promissory Note (incorporated by reference to Exhibit 10.22 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005, as filed with the Commission on April 17, 2006).

10.22
Form of Warrant Certificate (incorporated by reference to Exhibit 10.23 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005, as filed with the Commission on April 17, 2006).

10.23
Form of Warrant Certificate to purchase shares of common stock (incorporated by reference to Exhibit 10.24 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005, as filed with the Commission on April 17, 2006).

10.24
Absolute Net Lease, dated June 24, 1998 between 1300 North Northlake Way, LLC and Impart, Inc. (incorporated by reference to Exhibit 10.25 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005, as filed with the Commission on April 17, 2006).

10.25
Agreement of Lease, dated January 29, 1999, between S.I.K. Associates c/o Kaufman Management Company, LLC and E&M Advertising, Inc. (incorporated by reference to Exhibit 10.26 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005, as filed with the Commission on April 17, 2006).

10.26
Extension of Lease Agreement, dated March 30, 2004 between S.I.K. Associates c/o Kaufman Management Company, LLC and E&M Advertising, Inc. (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005, as filed with the Commission on April 17, 2006).

10.27
Joinder Agreement, dated as of February 9, 2006, executed by Impart Media Advertising, Inc. and our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.28 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005, as filed with the Commission on April 17, 2006).

10.28
Form of Common Stock Purchase Agreement. (incorporated by reference to Exhibit 10.29 to our Registration Statement on Form SB-2 Registration Statement No. 333-136201, as filed with the Commission on August 1, 2006).

10.29
Amendment No. 1 and Waiver to the Registration Rights Agreement between Impart Media Group, Inc. and Laurus Master Fund, Ltd., dated as of June 12, 2006 (incorporated by reference to Exhibit 10.30 to our Registration Statement on Form SB-2 Registration Statement No. 333-136201, as filed with the Commission on August 1, 2006).

10.30
Amendment No. 2 and Waiver to the Registration Rights Agreement between Impart Media Group, Inc. and Laurus Master Fund, Ltd., dated as of July 17, 2006 (incorporated by reference to Exhibit 10.31 to our Registration Statement on Form SB-2 Registration Statement No. 333-136201, as filed with the Commission on August 1, 2006).

10.31
Employment Agreement, dated as of September 1, 2006, between our company and Todd Weaver (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated September 6, 2006, as filed with the Commission on September 12, 2006).

10.32
Waiver and Amendment to Certificate of Designation of Series A Convertible Preferred Stock, Warrants and Registration Rights Agreement, dated March 23, 2007 (incorporated by reference to Exhibit 10.1 to our Form 8-K, dated March 22, 2007, as filed with the Commission on March 28, 2007).

10.33	Form of Amended and Restated Series A Warrant (incorporated by reference to Exhibit 10.2 to our Form 8-K, dated March 22, 2007 as filed with the Commission on March 28, 2007).

14.1
Impart Media Group, Inc. Code of Ethics (incorporated by reference to Exhibit 14.1 to our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2004, as filed with the Commission on April 15, 2005).

16.1
Letter regarding Change in Certifying Accountant, dated March 9, 2006, from L.L. Bradford & Company to the company (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K, dated March 9, 2006, as filed with the Commission on March 9, 2006).

23.1†	Consent of Peterson Sullivan PLLC., independent registered public accounting firm.

23.2†	Consent of Pryor Cashman Sherman & Flynn LLP (included in their opinion filed as Exhibit 5.1).

_________________
† Filed herewith.

Item 28.   Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	Include any additional or changed information on the plan of distribution.

(2)
For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds, to believe that it met all the requirements of filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in Seattle, Washington on July 10, 2007.

IMPART MEDIA GROUP, INC.

By:	/s/Joseph F. Martinez
Joseph F. Martinez
Chief Executive Officer (Principal Executive Officer)

By:	/s/Stephen M. Wilson
Stephen M. Wilson
Chief Financial Officer (Principal Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/Joseph F. Martinez	Chief Executive Officer (principal	July 10, 2007
Joseph F. Martinez	executive officer)

/s/Laird Laabs	Director	July 10, 2007
Laird Laabs

Joachim Kempin	Director	July 10, 2007
Joachim Kempin

/s/Larry Calkins	Director	July 10, 2007
Larry Calkins

Ron Elgin	Chairman of the Board of Directors	July 10, 2007
Ron Elgin

PROSPECTUS

4,480,000
IMPART MEDIA GROUP, INC.

COMMON STOCK

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no changes in the affairs of the company since the date of this prospectus.  However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

_____________, 2007